Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222610

MOODY NATIONAL REIT II, INC.

SUPPLEMENT NO.  10 DATED APRIL 2, 2020

TO THE PROSPECTUS DATED APRIL 26, 2019

This document supplements, and should be read in conjunction with, our prospectus dated April 26, 2019, as supplemented by Supplement No. 1 dated April 26, 2019, Supplement No. 2 dated May 9, 2019, Supplement No. 3 dated May 16, 2019, Supplement No. 4 dated June 3, 2019, Supplement No. 5 dated July 29, 2019, Supplement No. 6 dated August 16, 2019, Supplement No. 7 dated November 14, 2019, Supplement No. 8 dated January 17, 2020, and Supplement No. 9 dated March 25, 2020, relating to our offering of up to $990,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 10 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 10 is to disclose:

•	the determination of an updated estimated net asset value, or NAV, per share of our Class A shares, Class I shares and Class T shares;

•	updates to the “Risk Factors” section of our prospectus;

•	updates to the “Experts” section of our prospectus; and

•	the filing of our Annual Report on Form 10-K for the Year Ended December 31, 2019.

Determination of Estimated NAV Per Share

The following information supplements, and should be read in conjunction with, all discussions contained in our prospectus regarding our estimated NAV per share:

Determination of Estimated NAV per Share

On March 24, 2020, our board of directors, including all of our independent directors, determined an estimated NAV per share of our Class A Shares, Class I Shares and Class T Shares of $23.50 as of December 31, 2019. The estimated NAV per share is based on (x) the estimated value of our assets less the estimated value of our liabilities, divided by (y) the number of outstanding shares of our common stock, all as of December 31, 2019. We are providing the estimated NAV per share in part to assist broker-dealers in connection with their obligations under National Association of Securities Dealers Conduct Rule 2340, as required by FINRA, with respect to customer account statements. In determining the estimated NAV per share, our board relied upon information contained in a report, or the Valuation Report, provided by our advisor, the recommendation of the audit committee of our board and our board’s experience with, and knowledge of, our real property and other assets as of December 31, 2019. The objective of our board in determining the estimated NAV per share of our common stock was to arrive at a value, based on recent, available data, that our board believed was reasonable based on methods that it deemed appropriate after consultation with our advisor and the audit committee. In preparing the Valuation Report, our advisor relied in part on appraisals of the fair value of our investments in hotel properties provided by Kendall Realty Consulting Group, LLC, which we refer to herein as the Appraiser. To calculate the estimated NAV per share in the Valuation Report, our advisor used a methodology pursuant to the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives in April 2013.

The table below sets forth material items included in the calculation of the estimated NAV per share as of December 31, 2019. A summary of methodologies, assumptions and limitations follows the table (in thousands except per share amounts) (amounts in the table are unaudited).

Investment in hotel properties	$549,400
Cash, cash equivalents and restricted cash	15,948
Investment in marketable securities	5,936
Other assets	4,757
$576,041

Notes payable and note payable to related party	$244,790
Other liabilities	13,052
Special limited partnership interests	1
Noncontrolling interests in Operating Partnership	6,761
Total liabilities, special limited partnership interests and noncontrolling interests in Operating Partnership	$264,604
Estimated value	$311,437

Common stock outstanding	13,251
Estimated value per share	$23.50

As of December 31, 2019, the estimated NAV was allocated on a per share basis as follows:

Investment in hotel properties	$41.46
Notes payable and note payable to related party	(18.47)
Other assets, liabilities, and special limited partnership interests	1.02
Noncontrolling interests in Operating Partnership	(0.51)
Estimated value per share	$23.50

Investment in Hotel Properties

As of December 31, 2019, we owned 15 hotel properties. The Appraiser appraised the hotel properties in our portfolio using the income method of valuation, specifically a discounted cash flow analysis, as well as the sales comparison approach. The income method is a customary valuation method for income-producing properties, such as hotels. The appraisals were conducted on a property-by-property basis. In performing this analysis, the Appraiser reviewed property-level information provided by our advisor and us, including: property-level operating and financial data, prior appraisals (as available), franchise agreements, management agreements, agreements governing the ownership structure of each property and other property-level information. In addition, the Appraiser (i) discussed the applicable hotel properties with our advisor, (ii) conducted inspections of the applicable hotels, and (iii) reviewed information from a variety of sources about market conditions for the applicable hotels.

After completing the foregoing reviews, the Appraiser developed multi-year discounted cash flow analyses for each hotel appraised based on a review of such property’s historical operating statements, a review of such property’s 2020 forecasts and 2020 preliminary budget, as well as estimated occupancy, average daily room rate, and revenues and expenses for each hotel based on an analysis of market demand. In addition, the Appraiser determined an estimated residual value of the applicable hotel in the final year of the discounted cash flow analysis by estimating the next year’s net operating income and capitalizing that income at a capitalization rate indicative of the location, quality and type of the hotel. The Appraiser made deductions for capital expenditures based on discussions with our advisor, its review of the applicable property’s improvements and estimates of reserves for replacements going forward.

The discount rates and capitalization rates used to value our hotel properties were selected and applied on a property-by-property basis and were selected based on several factors, including but not limited to industry surveys, discussions with industry professionals, hotel type, franchise, location, age, current room rates and other factors that the Appraiser deemed appropriate. The following summarizes the overall discount rates and capitalization rates used by the Appraiser:

	Range
	Low	High	Weighted Average
Capitalization Rate	6.50%	8.00%	7.29%
Discount Rate	8.50%	10.00%	9.29%

While we believe that the discount rates and capitalization rates used by the Appraiser were reasonable, a change in those rates would significantly impact the appraised values of our hotel properties and thus, the estimated NAV per share. The table below illustrates the impact on the estimated NAV per share if the weighted average capitalization rate and weighted average discount rate listed above were increased or decreased by 2.5%, assuming all other factors remain unchanged:

	Estimated NAV per Share due to
	Decrease of 2.5%	Increase of 2.5%
Capitalization Rate	$23.71	$22.66
Discount Rate	$23.85	$22.51

The appraisals are each addressed to our advisor to assist it in calculating an estimated NAV per share of our Class A Shares, Class I Shares and Class T Shares. None of the appraisals are addressed to the public, may not be relied upon by any person other than our advisor and our board (including any committee thereof) to establish an estimated NAV per share of our shares of common stock, and do not constitute a recommendation to any person to purchase or sell any such shares.

Marketable Securities

As of December 31, 2019, we held marketable securities valued at $5.9 million which consist primarily of investments in the common stock of publicly-traded REITs.

Notes Payable and Note Payable to Related Party

As of December 31, 2019, we had 15 notes payable and one note payable to related party, which were secured by certain of our assets. The Valuation Report contained an estimated fair value of each such note payable estimated based on discounted cash flow analyses using the current incremental borrowing rates for similar types of borrowing arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

Other Assets and Liabilities

The Valuation Report contained estimates of our other assets and liabilities, consisting primarily of cash and cash equivalents, restricted cash, deferred franchise costs, accounts receivable, prepaid expenses, other assets and accounts payable, and accrued expenses. The fair values of such other assets and liabilities were considered by our board to be equal to their carrying value as of December 31, 2019 due to their short maturities.

Limitations of the Estimated NAV per Share

The various factors considered by our board in determining the estimated NAV per share were based on a number of assumptions and estimates that may not be accurate or complete. Different parties using different assumptions and/or different estimates could derive a different estimated NAV per share. The estimated NAV per share is not audited and does not represent the value of our assets or liabilities according to GAAP. Moreover, the estimated NAV per share determined by the board is not a representation, assurance, warranty or guarantee that, among other things:

•	a stockholder would be able to realize the estimated NAV per share if such stockholder attempts to sell his or her shares;

•	a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon a liquidation of our assets and settlement of our liabilities, or upon our sale;

•	our shares would trade at the estimated NAV per share on a national securities exchange;

•	another independent third-party appraiser or third-party valuation firm would agree with the estimated NAV per share; or

•	the estimated NAV per share, or the methods used to determine the estimated NAV per share, will be acceptable to FINRA, the SEC, any state securities regulatory entity or in accordance with ERISA or with any other regulatory requirements.

Further, the estimated NAV per share is as of December 31, 2019 and is based on the estimated value of our assets as of December 31, 2019. We did not make any adjustments to the valuation for the impact of other transactions or events occurring subsequent to December 31, 2019. The value of our common stock will fluctuate over time in response to developments related to individual assets in our portfolio, the management of those assets, and in response to the real estate and capital markets. In particular, the ongoing global pandemic of COVID-19, together with the restrictions on travel and other measures enacted in response to the pandemic, has had and will continue to have a significant adverse impact on the operations and value of our hotel properties for an indefinite period of time. As a result, the estimated NAV per share as of December 31, 2019 should not be considered as an accurate or approximate value of a share of our common stock at this time, or the amount that stockholders would receive in the event of our liquidation.

Update to Our Risk Factors

The following disclosure hereby replaces the first risk factor appearing on page 25 of our prospectus.

Our board of directors has determined an estimated NAV per share of our common stock of $23.50 as of December 31, 2019. You should not rely on the estimated NAV per share as being an accurate measure of the current value of our shares of common stock.

On March 24, 2020, our board of directors determined an estimated NAV per share of each of our Class A shares, Class I shares and Class T shares as of December 31, 2019 of $23.50. The objective of our board of directors in determining the estimated NAV per share was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate after consultation with our advisor. However, the market for commercial real estate can fluctuate quickly and substantially and the value of our assets is expected to change in the future and may decrease. Also, our board of directors did not consider certain other factors, such as a liquidity discount to reflect the fact that our shares are not currently traded on a national securities exchange and the limitations on the ability to redeem shares pursuant to our share repurchase program.

As with any valuation method, the methods used to determine the estimated NAV per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Our assets have been valued based upon appraisal standards and the values of our assets using these methods are not required to be a reflection of market value under those standards and will not necessarily result in a reflection of fair value under generally accepted accounting principles, or GAAP. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated NAV per share, which could be significantly different from the estimated NAV per share determined by our board of directors. The estimated NAV per share is not a representation or indication that, among other things: a stockholder would be able to realize the estimated NAV per share if he or she attempts to sell shares; a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon liquidation of assets and settlement of our liabilities or upon a sale of our company; shares of our common stock would trade at the estimated NAV per share on a national securities exchange; a third party would offer the estimated NAV per share in an arms-length transaction to purchase all or substantially all of our shares of common stock; or the methodologies used to determine the estimated NAV per share would be acceptable to FINRA, the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or other regulatory authorities (including state regulators), with respect to their respective requirements. Further, the estimated NAV per share was calculated as of a specific time and the value of our shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets. In particular, the ongoing global pandemic of COVID-19, together with the restrictions on travel and other measures enacted in response to the pandemic, has had and will continue to have a significant adverse impact on the operations and value of our hotel properties for an indefinite period of time. As a result, the estimated NAV per share as of December 31, 2019 should not be considered as an accurate or approximate value of a share of our common stock at this time, or the amount that stockholders would receive in the event of our liquidation.

Experts

The following disclosure is added to the “Experts” section of our prospectus.

The consolidated financial statements of Moody National REIT II, Inc. and subsidiaries, and the related financial statement schedule III, Real Estate and Accumulated Depreciation, incorporated in this Prospectus by reference from Moody National REIT II, Inc.’s Annual Report on Form 10-K as of and for the year ended December 31, 2019, have been audited by Frazier & Deeter, LLC, an independent registered public accounting firm, as stated in the report of Frazier & Deeter, LLC, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of Frazier & Deeter, LLC given upon their authority as experts in accounting and auditing.

Kendall Realty Consulting Group, LLC an independent valuation services firm, provided individual appraisal reports with respect to each of our properties as of December 31, 2019, that our advisor used to calculate the number provided for “Investment in hotel properties” provided on page 2 of this Supplement No. 10 under the section “Determination of Estimated NAV Per Share.” Such number is included in this Supplement No. 10 given the authority of such firm as an expert in property valuations and appraisals. Kendall Realty Consulting Group, LLC did not calculate our estimated NAV per share.

Annual Report on Form 10-K for the Year Ended December 31, 2019

On March 30, 2020, we filed our Annual Report on Form 10-K for the year ended December 31, 2019 with the SEC. A copy of our Annual Report on Form 10-K for the year ended December 31, 2019 (without exhibits) is attached to this supplement as Appendix A.

APPENDIX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2019

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from to .

Commission file number 000-55778

MOODY NATIONAL REIT II, INC.
(Exact name of registrant as specified in its charter)

Maryland	47-1436295
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6363 Woodway Drive, Suite 110
Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

(713) 977-7500
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

None

Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934:

Common Stock, $0.01 par value per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

There is no established market for the registrant’s shares of common stock. There were 12,029,983 shares of the registrant’s common stock held by non-affiliates as of June 30, 2019, the last business day of the registrant’s most recently completed second fiscal quarter.

As of March 6, 2020, there were 13,632,766 shares of the registrant’s common stock issued and outstanding, consisting of 12,996,645 shares of Class A common stock, 158,951 shares of Class I common stock, and 477,170 shares of Class T common stock.

MOODY NATIONAL REIT II, INC.
TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements

Certain statements included in this Annual Report on Form 10-K, or this Annual Report, that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terms.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to raise capital in our ongoing public offering;

●	our ability to effectively deploy the proceeds raised in our ongoing public offering;

●	our ability to obtain financing on acceptable terms;

●	our levels of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to identify and acquire real estate and real estate-related assets on selling terms that are favorable to us;

●	our ability to continue to effectively integrate and manage our expanded operations following the consummation of our merger with Moody National REIT I, Inc.;

●	risks inherent in the real estate business, including the lack of liquidity for real estate and real estate-related assets on terms that are favorable to us;

●

the impact of the global pandemic of the novel coronavirus that causes the disease known as coronavirus disease 2019 (“COVID-19”), and the measures taken in response to the pandemic, on the global economy and the hospitality industry;

●	our ability to compete in the hotel industry;

●	adverse developments affecting our sponsor and its affiliates;

●	the availability of cash flow from operating activities for distributions;

●	changes in economic conditions generally and the real estate and debt markets specifically;

●	conflicts of interest arising out of our relationship with our advisor and its affiliates;

●	legislative or regulatory changes, including changes to the laws governing the taxation of real estate investment trusts;

●	the availability of capital; and

●	changes in interest rates.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements made after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

ii

PART I

ITEM 1.	Business

References herein to “Moody National REIT II” the “Company,” “we,” “us,” or “our,” refer to Moody National REIT II, Inc., a Maryland corporation, and its subsidiaries unless the context specifically requires otherwise.

Overview

We are a Maryland corporation formed on July 25, 2014 to invest in a portfolio of hospitality properties focusing primarily on the select-service segment of the hospitality sector with premier brands including, but not limited to, Marriott, Hilton and Hyatt. We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, beginning with our taxable year ended December 31, 2016. We own, and in the future intend to own, substantially all of our assets and conduct our operations through Moody National Operating Partnership II, LP, or our operating partnership. We are the sole general partner of our operating partnership, and the initial limited partners of our operating partnership were our subsidiary, Moody OP Holdings II, LLC, or Moody Holdings II, and Moody National LPOP II, LLC, or Moody LPOP II, an affiliate of our advisor (as defined below). Moody Holdings II invested $1,000 in our operating partnership in exchange for limited partnership interests, and Moody LPOP II invested $1,000 in our operating partnership in exchange for special limited partnership interests. As we accept subscriptions for sales of shares of our common stock, we transfer substantially all of the net proceeds from such sales to our operating partnership in exchange for limited partnership interests and our percentage ownership in our operating partnership increases proportionally.

We are externally managed by Moody National Advisor II, LLC, a related party, which we refer to as our “advisor,” pursuant to an advisory agreement among us, our operating partnership and our advisor, or the advisory agreement. Our advisor was formed in July 2014. Moody National REIT Sponsor, LLC, which we refer to as our “sponsor,” is owned and managed by Brett C. Moody, who also serves as our Chief Executive Officer and President and the Chief Executive Officer and President of our advisor.

On January 20, 2015, we commenced our initial public offering of up to $1.1 billion in shares of common stock, consisting of up to $1.0 billion in shares of our common stock offered to the public and up to $100 million in shares offered to our stockholders pursuant to our distribution reinvestment plan, or the DRP. On June 26, 2017, the Securities and Exchange Commission, or SEC, declared effective a post-effective amendment to our registration statement which reallocated the shares of our common stock being sold in our initial public offering as Class A common stock, $0.01 par value per share, or the Class A Shares, Class I common stock, $0.01 par value per share, or the Class I Shares, and Class T common stock, $0.01 par value per share, or the Class T Shares. We collectively refer to the Class A Shares, Class I Shares and Class T Shares as our “shares.” Effective July 19, 2018, the SEC declared effective our registration statement (Registration No. 333-222610) and we commenced our follow-on public offering of up to $990 million in any combination of the three classes of our shares, consisting of up to $895 million in shares of our common stock offered to the public, which we refer to as the “primary offering,” and up to $95 million in shares of our common stock offered to our stockholders pursuant to the DRP. We will continue to offer shares in our follow-on offering on a continuous basis until July 19, 2020, subject to extension for an additional year (to July 29, 2021) by our board of directors.

Effective January 16, 2018, our advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with our ongoing public offering; provided, however, that our advisor intends to recoup the selling commissions, dealer manager fees and stockholder servicing fees that it funds through receipt of an increased acquisition fee (as discussed in Note 7, “Related Party Agreements-Acquisition Fees,” in the accompanying consolidated financial statements).

We accepted investors’ subscriptions for and issued 6.1 million shares in the initial public offering, excluding shares issued in connection with the Mergers and including 215,000 shares pursuant to the DRP, resulting in gross offering proceeds of $147.4 million for the initial public offering. As of December 31, 2019, we had accepted investors’ subscriptions for and issued 9.8 million shares in our initial public offering and our follow-on offering, excluding shares issued in connection with the Mergers (as defined below) and including 507,000 shares pursuant to the DRP, resulting in aggregate gross offering proceeds of $226.2 million.

As of December 31, 2019, we had accepted investors’ subscriptions for and issued 3.7 million shares in the follow-on offering, including 292,000 shares pursuant to the DRP, resulting in gross offering proceeds of $78.8 million for the follow-on offering. As of February 18, 2020, we had accepted investors’ subscriptions for and issued 3.9 million shares in our follow-on offering, including 333,000 shares issued pursuant to our DRP, resulting in gross offering proceeds of $83.4 million. As of February 18, 2020, $898.9 million in shares of our stock remained to be sold in our follow-on offering. On March 24, 2020 our board of directors approved the suspension of the sale of shares of our common stock in our public offering, effective as of March 25, 2020. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Subsequent Events.”

Moody Securities, LLC, an affiliate of our advisor, which we refer to as the “dealer manager” or “Moody Securities,” is our dealer manager and is responsible for the distribution of our common stock in our public offerings.

We intend to continue to use the net proceeds from our public offerings to acquire hotel properties located in the East Coast, the West Coast and the Sunbelt regions of the United States. To a lesser extent, we may also invest in other hospitality properties located within other markets and regions, as well as real estate securities and debt-related investments related to the hospitality sector.

As of December 31, 2019, our portfolio consisted of (1) ownership interests in fifteen hotel properties located in six states, comprising a total of 2,123 rooms and (2) investment in marketable securities valued at $5.9 million.

Our principle executive offices are located at 6363 Woodway Drive, Suite 110, Houston, Texas 77057, and our main telephone number is (713) 977-7500.

Merger with Moody National REIT I, Inc.

On September 27, 2017, the merger of Moody National REIT I, Inc., or Moody I, with and into our company, or the Merger, and the merger of Moody National Operating Partnership I, L.P., the operating partnership of Moody I, or Moody I OP, with and into our operating partnership, or the Partnership Merger, were completed. We refer to the Merger and the Partnership Merger herein as the “Mergers.” Upon the consummation of the Mergers, former Moody I stockholders received a total of approximately 3.61 million or our Class A Shares as stock consideration, which was equal to approximately 42% of our diluted common equity as of the closing date, and a total of approximately $45.4 million in cash consideration. In addition, upon consummation of the Partnership Merger, each issued and outstanding unit of limited partnership interest in Moody I OP was automatically cancelled and retired and converted into 0.41 units of Class A limited partnership interest in our operating partnership.

In connection with the Mergers, we paid our advisor an acquisition fee of $670,000, which equaled 1.5% of the cash consideration paid to Moody I stockholders, and a financing coordination fee of $1,720,000, which amount was based on the loans assumed from Moody I in connection with the Mergers, including debt held by us with respect to two properties that were previously owned by Moody I. Moody I paid its advisor $5,580,685, or the Moody I Advisor Payment. The Moody I Advisor Payment was a negotiated amount that represents a reduction in the disposition fee to which Moody I’s advisor could have been entitled and a waiver of any other fees that Moody I’s advisor would have been due under the Moody I advisory agreement in connection with the Mergers. In addition, Moody I OP paid $613,751 to OP Holdings I, LLC, which amount represented the promote payment to which OP Holdings I, LLC was entitled under the terms of the limited partnership agreement of Moody I OP. We also paid Moody Securities a stockholder servicing fee of up to $2.125 per share of our Class A Shares issued as stock consideration in the Merger, for an aggregate amount of approximately $7.0 million in stockholder servicing fees, all of which was reallowed to broker-dealers that provide ongoing financial advisory services to former stockholders of Moody I following the Mergers and that entered into participating broker-dealer agreements with Moody Securities.

2019 Highlights:

During the year ended December 31, 2019, we:

●	acquired the Residence Inn Medical Center Houston for a purchase price of $52.0 million; and

●	raised gross offering proceeds of $60.0 million, net of redemptions, in our follow-on offering; and

●

continued paying a distribution at a daily rate of approximately $0.00480 per share (before any class-specific expenses), which is equivalent to a 7.52% annualized distribution rate based on a NAV per Class A Share of $23.32 as of December 31, 2018.

Investment Objectives

Our primary investment objectives are to:

●	preserve, protect and return stockholders’ capital contributions;

●	pay regular cash distributions to stockholders; and

●	realize capital appreciation upon the ultimate sale of the real estate assets we acquire.

Investment Strategy

We expect that our portfolio will continue to consist primarily of select-service hotel properties with premier brands, including, but not limited to, Marriott, Hilton and Hyatt, that are located in major metropolitan markets in the East Coast, West Coast and the Sunbelt regions of the United States. Select-service hotel properties target business-oriented travelers by providing clean rooms with basic amenities. In contrast to lower-cost budget motels, select-service hotels provide amenities such as an exercise room, business facilities and breakfast buffets. In contrast to full-service hotels, select-service hotels typically do not have a full-service restaurant, which is relatively costly to operate. To a lesser extent, we may also invest in other hospitality properties located within other markets and regions as well as real estate securities and debt-related investments related to the hospitality sector. Our board of directors, or our board, may adjust our investment focus from time to time based upon market conditions and other factors our board deems relevant.

In identifying investments, we rely upon a market optimization investment strategy and acquisition model that analyzes economic fundamentals and demographic trends in major metropolitan markets. By utilizing a targeted, disciplined approach, we believe that we will be able to capitalize on market inefficiencies and identify undervalued investment opportunities with underlying intrinsic value that have the potential to create greater value at disposition. Our investment strategy seeks to identify technical pressures created by demographic, business and industry changes, which we believe lead to supply and demand imbalances within certain sectors of commercial real estate.

We believe that premier-brand, select-service hotel properties in major metropolitan markets have the potential to generate attractive returns relative to other types of hotel properties due to their ability to achieve revenue per available room, or RevPAR, levels at or close to those achieved by traditional, full-service hotels while achieving higher profit margins due to their more efficient operating model and more predicable net operating income. In addition, our market optimization investment strategy, accounting for growth potential and risks related to asset devaluation, takes into account supply-demand imbalances and targets markets that offer stable population growth, high barriers to entry and multiple demand generators.

Investment Portfolio

As of December 31, 2019, our portfolio included (1) interests in fifteen hotel properties located in six states comprising a total of 2,123 rooms and (2) investments in marketable securities valued at $5.9 million.

Hotel Properties

The following table sets forth summary information regarding our investment in hotel properties as of December 31, 2019 (all $ amounts in thousands):

Property Name	Date Acquired	Location	Ownership Interest	Original Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)
Residence Inn Austin	October 15, 2015	Austin, Texas	100%	$27,500	112	$16,300
Springhill Suites Seattle	May 24, 2016	Seattle, Washington	100%	74,100	234	44,165
Homewood Suites Woodlands	September 27, 2017(5)	The Woodlands, Texas	100%	17,356	91	8,915
Hyatt Place Germantown	September 27, 2017(5)	Germantown, Tennessee	100%	16,074	127	6,865
Hyatt Place North Charleston	September 27, 2017(5)	North Charleston, South Carolina	100%	13,806	113	7,019
Hampton Inn Austin	September 27, 2017(5)	Austin, Texas	100%	19,328	123	10,493
Residence Inn Grapevine	September 27, 2017(5)	Grapevine, Texas	100%	25,245	133	12,114
Marriott Courtyard Lyndhurst	September 27, 2017(5)	Lyndhurst, New Jersey	(3)	39,547	227	18,934
Hilton Garden Inn Austin	September 27, 2017(5)	Austin, Texas	100%	29,288	138	18,080
Hampton Inn Great Valley	September 27, 2017(5)	Frazer, Pennsylvania	100%	15,285	125	7,861
Embassy Suites Nashville	September 27, 2017(5)	Nashville, Tennessee	100%	82,207	208	41,250
Homewood Suites Austin	September 27, 2017(5)	Austin, Texas	100%	18,835	96	10,602
Townplace Suites Fort Worth	September 27, 2017(5)	Fort Worth, Texas	(4)	11,242	95	5,979
Hampton Inn Houston	September 27, 2017(5)	Houston, Texas	100%	9,958	119	4,366
Residence Inn Houston Medical Center	April 29, 2019	Houston, Texas	100%	52,000	182	31,847	(6)
Totals				$451,771	2,123	$244,790

(1)	Excludes closing costs and includes gain on acquisition.

(2)	As of December 31, 2019.

(3)

The Marriott Courtyard Lyndhurst is owned by MN Lyndhurst Venture, LLC, of which our operating partnership is a member and holds 100% of the Class B membership interests therein. The Marriott Courtyard Lyndhurst is pledged as security for the Term Loan. See Note 5, “Debt,” in the accompanying consolidated financial statements.

(4)

The Townplace Suites Fort Worth is owned by MN Fort Worth Venture, LLC, of which our operating partnership is a member and holds 100% of the Class B membership interests therein. The Townplace Suites Fort Worth is pledged as security for the Term Loan. See Note 5, “Debt,” in the accompanying consolidated financial statements.

(5)	Property acquired on September 27, 2017 as a result of the Mergers.

(6)

Includes balance of $29.0 million for first mortgage loan and balance of $2.9 million for promissory note payable to seller of the Residence Inn Houston Medical Center in the original principal amount of $22.6 million.

Securities Portfolio

As of December 31, 2019, we had investments in marketable securities valued at $5.9 million in real estate-related securities. Our securities portfolio consists primarily of the common stock of publicly-traded REITs.

Borrowing Policies

We have used, and intend in the future to use, secured and unsecured debt as a means of providing additional funds for the acquisition of real property, securities and debt-related investments, including the use of debt to pay the cash consideration and other costs related to the Mergers. By operating on a leveraged basis, we expect that we will have more funds available for investments. This will generally allow us to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

Consistent with the leverage policy adopted by our board, we expect that after we have invested substantially all of the proceeds of our follow-on offering, our debt financing will be approximately 55% to 60% of the aggregate costs of our investments before non-cash reserves and depreciation, although our debt financing could be as high as 75% of the aggregate cost of our investments before non-cash reserves and depreciation. Our board may from time to time modify our leverage policy in light of then-current economic conditions, relative costs of debt and equity capital, fair values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. Our actual leverage may be higher or lower than our target leverage depending on a number of factors, including the availability of attractive investment and disposition opportunities, inflows and outflows of capital and increases and decreases in the value of our portfolio.

There is no limitation on the amount we may invest in any single improved real property. However, under our Articles of Amendment and Restatement, which we refer to as our “charter,” we are prohibited from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with justification for such excess. In such event, we will review our debt levels at that time and take action to reduce any such excess as soon as practicable. We do not intend to exceed our charter’s leverage limit except in the early stages of building our portfolio when the costs of our investments are most likely to exceed our net offering proceeds.

Our advisor will use its best efforts to obtain financing on the most favorable terms available to us and will seek to refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan is approaching maturity or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of any such refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

Our charter restricts us from obtaining loans from any of our directors, our advisor and any of our affiliates unless such loan is approved by a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. Our aggregate borrowings, secured and unsecured, are reviewed by our board at least quarterly. As of December 31, 2019, our total outstanding indebtedness totaled $241.9 million. This amount did not exceed 300% of the value of our net assets.

Economic Dependency

We depend on our advisor for certain services that are essential to us, including the identification, evaluation, negotiation, purchase and disposition of properties and other investments, management of the daily operations of our real estate portfolio, and other general and administrative responsibilities. In the event that our advisor is unable to provide these services to us, we will be required to obtain such services from other sources, and our failure to identify such other sources could have an adverse impact on our financial condition and results of operations. We also depend upon the dealer manager for the sale of our shares of common stock in our public offerings.

Competitive Market Factors

The United States commercial real estate market is highly competitive. We face competition from various entities for investment opportunities in our targeted assets, including other REITs, pension funds, insurance companies, investment funds, real estate companies and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the geographic location of investments or the creditworthiness of tenants. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell real estate assets. In particular, the hotel industry is highly competitive. We have purchased, and intend to purchase, hotels in developed areas that include other hotels and compete for guests primarily with other hotels in the immediate vicinity and secondarily with other hotels in the geographic market. An increase in the number of competitive hotels in a particular area could have a material adverse effect on the occupancy, average daily rate and revenue per available room (RevPAR) of our hotels in that area. We believe that brand recognition, location, price and quality (of both the hotel and the services provided) are the principal competitive factors affecting our hotel properties. Additionally, general economic conditions in a particular market and nationally impact the performance of the hotel industry.

Disruptions in the credit markets may materially impact the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. A limited availability of financing in the future could reduce suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. All of the above factors could result in delays in the investment of the proceeds from our offering. Further, as a result of their greater financial resources, our competitors may have more flexibility than we do in their ability to offer reduced room rates at properties. This could put pressure on our ability to maintain or raise rates and could adversely affect our ability to attract or retain customers. As a result, our financial condition, results of operations, cash flow, ability to satisfy our debt service obligations and ability to pay distributions to our stockholders may be adversely affected.

Tax Status

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2016. We believe we are organized and operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to operate in such a manner, but no assurance can be given that we will operate in a manner so as to remain qualified as a REIT. We did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the year ended December 31, 2015 and for the period from July 25, 2014 (the date of our inception) to December 31, 2014, including not having 100 shareholders for a sufficient number of days in 2015. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income (determined for this purpose without regard to the dividends-paid deduction and excluding net capital gain) to our stockholders. As a REIT, we generally will not be subject to federal income tax at the corporate level. Prior to qualifying to be taxed as a REIT, we were subject to normal federal and state corporation income taxes.

Regulations

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on a real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures or may impose material environmental liability. Additionally, tenants’ or guests’ operations, the existing condition of land when we buy it, operations in the vicinity of our real properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our real properties. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of real properties, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business and results of operations or lower the value of our assets and, consequently, lower the amounts available for distribution to our stockholders.

We do not believe that compliance with existing environmental laws will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at our hotel properties and other hotel properties we may acquire may cause quarterly fluctuations in our revenues. Specifically, business class hotels tend to draw lower occupancy rates during holidays as there is less business travel on such dates. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, we expect to utilize cash on hand or, if necessary, any available other financing sources to make distributions.

Employees

We have no employees. The employees of our advisor or its affiliates provide management, acquisition, advisory and certain administrative services for us.

Conflicts of Interest

We are subject to conflicts of interest arising out of our relationship with our advisor and its affiliates. See Item 1A, “Risk Factors—Risks Related to Conflicts of Interest.”

Financial Information About Industry Segments

Our current business consists of owning, managing, operating, leasing, acquiring, developing, investing in, and disposing of real estate assets. We internally evaluate all of our real estate assets as one industry segment, and, accordingly, we do not report segment information.

Available Information

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic reports and other information with the SEC. Access to copies of the filings that we make with the SEC may be obtained free of charge from the following website, http://www.moodynationalreit.com. We are providing the address to our website solely for the information of investors. We are not incorporating our website or any information from the website into this Annual Report. The SEC also maintains a website, http://www.sec.gov, where our filings are available free of charge. Our SEC filings are available to be read or copied at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room. We will provide without charge a copy of this Annual Report, including financial statements and schedules, upon written request delivered to our principal executive office at the address listed on the cover page of this Annual Report.

ITEM 1A.	Risk Factors

The following are some of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are most significant to our business, operating results, financial condition, prospects and forward-looking statements Our current stockholders or potential investors in our common stock may be referred to as “you” or “your” in this Item 1A. References to “shares” and “our common stock” refer to the shares of our common stock.

GENERAL INVESTMENT RISKS

There is no public trading market for shares of our common stock and we are not required to effectuate a liquidity event by a certain date. As a result, it will be difficult for our stockholders to sell their shares of our common stock and, if stockholders are able to sell their shares, they are likely to sell them at a substantial discount.

There is no current public market for the shares of our common stock and we have no obligation to list our shares on any public securities market or provide any other type of liquidity to our stockholders. It will therefore be difficult for stockholders to sell their shares of common stock promptly or at all. Even if stockholders are able to sell their shares of common stock, the absence of a public market may cause the price received for any shares of our common stock sold to be less than what a stockholder paid or less than a stockholder’s proportionate value of the assets we own. We have adopted a share repurchase program but it is limited in terms of the amount of shares that a stockholder may sell back to us each quarter. Our board of directors may amend, suspend or terminate our share repurchase program upon 10 days’ prior notice to our stockholders. Additionally, our charter does not require that we consummate a transaction to provide liquidity to stockholders on any date certain or at all. As a result, a purchase of our common stock should be viewed only as a long-term investment, and stockholders must be prepared to hold their shares for an indefinite length of time.

We have held our current investments for only a short period of time and you will not have the opportunity to evaluate our future investments before we make them, which makes your investment more speculative.

As of December 31, 2019, we held 15 hotel properties and had investment in marketable securities valued at $5.9 million. Other than those assets, stockholders will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our investments. Stockholders must rely on our advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments. This additional risk may hinder the ability to achieve a stockholder’s personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

We have a limited prior operating history and there is no assurance that we will be able to successfully achieve our investment objectives.

We have a limited operating history and may not be able to successfully operate our business or achieve our investment objectives. As a result, an investment in our shares of common stock may entail more risk than the shares of common stock of a real estate investment trust with a substantial operating history. In addition, stockholders should not rely on the past performance of real property, real estate securities or debt-related investments owned by other Moody companies to predict our future results. Nor should stockholders assume that the prior performance of other investment programs sponsored by our sponsor or its affiliates (whether private or publicly offered, including, without limitation, Moody I) will be indicative of our future results.

Because our charter does not require our listing or liquidation by a specified date, stockholders should only view our shares as a long-term investment and should be prepared to hold them for an indefinite period of time.

In the future, our board of directors will consider alternatives for providing liquidity to our stockholders, which we refer to as a liquidity event. A liquidity event may include the sale of our assets, a sale or merger of our company or a listing of our shares on a national securities exchange. It is anticipated that our board of directors will consider a liquidity event within three to six years after the completion of our primary offering; however, the timing of any such event will significantly depend upon economic and market conditions after completion of our offering stage. Because our charter does not require us to pursue a liquidity event by a specified date, stockholders should only view our shares as a long-term investment and should be prepared to hold them for an indefinite period of time.

We pay substantial fees and expenses to our advisor and its affiliates. These fees were not negotiated at arm’s-length, may be higher than fees payable to unaffiliated third parties and reduce cash available for investment.

A portion of the offering price from the sale of our shares in our offering is used to pay fees and expenses to our advisor and its affiliates. These fees were not negotiated at arm’s-length and may be higher than fees payable to unaffiliated third parties. In addition, stockholders will only receive a full return of their invested capital if we either (1) sell our assets or our company for a sufficient amount in excess of the original purchase price of our assets or (2) the market value of our company after we list our shares of common stock on a national securities exchange is substantially in excess of the original purchase price of our assets.

Stockholders are limited in their ability to sell their shares of common stock pursuant to our share repurchase program. Stockholders may not be able to sell any of their shares of our common stock back to us, and if they do sell they shares, they may not receive the price that they paid.

Our share repurchase program may provide stockholders with a limited opportunity to have their shares of common stock repurchased by us at a price equal to or at a discount from the purchase price of the shares of our common stock being repurchased. Unless the shares are being repurchased in connection with a stockholder’s death or qualifying disability, shares may not be repurchased under our share repurchase program until after the first anniversary of the date of purchase of such shares. Shares of our common stock are generally repurchased on a quarterly basis. However, our share repurchase program contains certain restrictions and limitations, including those relating to the number of shares of our common stock that we can repurchase at any given time and limiting the repurchase price. Specifically, we presently limit the number of shares to be repurchased to no more than the lesser of (1) 5.0% of the weighted-average number of shares of our common stock outstanding during the prior calendar year and (2) the number of shares of our common stock that could be purchased with the net proceeds from the sale of shares under our distribution reinvestment plan in the prior calendar year plus such additional funds as may be reserved for share repurchase by our board of directors; provided, however, that shares subject to a repurchase request upon the death of a stockholder will be included in calculating the maximum number of shares that may be repurchased, but the above limitation shall not apply to repurchases requested upon the death of a stockholder.

In addition, our board of directors reserves the right to amend or suspend the share repurchase program at any time or terminate the share repurchase program upon a determination that termination would be in our best interest. Therefore, a stockholder may not have the opportunity to make a repurchase request prior to an amendment, termination or suspension of the share repurchase program, and may not be able to sell any shares of our common stock back to us pursuant to our share repurchase program. Moreover, if a stockholder does sell his or her shares of common stock back to us pursuant to the share repurchase program, such stockholder may not receive the same price that such stockholder paid for any shares of our common stock being repurchased.

On January 4, 2017, our board of directors amended the share repurchase program to provide that our board of directors may amend, suspend or terminate the share repurchase program at any time upon 10 days’ prior written notice to our stockholders, which notice may be provided by including such information (i) in a current report on Form 8-K or in our annual or quarterly reports, all as publicly filed or furnished with the SEC, or (ii) in a separate mailing to our stockholders. We have suspended our share repurchase program twice, initially effective March 24, 2017, in connection with the Mergers, and also on January 1, 2018, in connection with amending our registration statement to provide that our advisor will pay all selling compensation with respect to the sale of our shares of common stock. Our board of directors reinstated the share repurchase program effective on the effective date of the Mergers and the post-effective amendment, respectively.

Our board of directors has determined an estimated NAV per share of our common stock of $23.50 as of December 31, 2019. Stockholders should not rely on the estimated NAV per share as being an accurate measure of the current value of our shares of common stock.

On March 24, 2020, our board of directors determined an estimated NAV per share of each of our Class A shares, Class T shares and Class I shares of $23.50 as of December 31, 2019. The objective of our board of directors in determining the estimated NAV per share was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate after consultation with our advisor. However, the market for commercial real estate can fluctuate quickly and substantially and the value of our assets is expected to change in the future and may decrease. Also, our board of directors did not consider certain other factors, such as a liquidity discount to reflect the fact that our shares are not currently traded on a national securities exchange and the limitations on the ability to redeem shares pursuant to our share repurchase program.

As with any valuation method, the methods used to determine the estimated NAV per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Our assets have been valued based upon appraisal standards and the values of our assets using these methods are not required to be a reflection of market value under those standards and will not necessarily result in a reflection of fair value under generally accepted accounting principles, or GAAP. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated NAV per share, which could be significantly different from the estimated NAV per share determined by our board of directors. The estimated NAV per share is not a representation or indication that, among other things: a stockholder would be able to realize the estimated NAV per share if he or she attempts to sell shares; a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon liquidation of assets and settlement of our liabilities or upon a sale of our company; shares of our common stock would trade at the estimated NAV per share on a national securities exchange; a third party would offer the estimated NAV per share in an arms-length transaction to purchase all or substantially all of our shares of common stock; or the methodologies used to determine the estimated NAV per share would be acceptable to FINRA, the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or other regulatory authorities (including state regulators), with respect to their respective requirements. Further, the estimated NAV per share was calculated as of a specific time and the value of our shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets. In particular, the ongoing global pandemic of COVID-19, together with the restrictions on travel and other measures enacted in response to the pandemic, has had and will continue to have a significant adverse impact on the operations and value of our hotel properties for an indefinite period of time. As a result, the estimated NAV per share as of December 31, 2019 should not be considered as an accurate or approximate value of a share of our common stock at this time, or the amount that stockholders would receive in the event of our liquidation.

NAV per share calculations are not governed by governmental or independent securities, financial or accounting rules or standards.

The method for calculating our estimated NAV per share, including the components used in calculating our NAV per share, is not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We calculate and publish our NAV per share solely for purposes of establishing the price at which we sell and repurchase shares of our common stock, and stockholders should not view our NAV per share as a measure of our historical or future financial condition or performance. The components and methodology used in calculating our NAV per share may differ from those used by other companies now or in the future.

We may only calculate our estimated NAV per share annually and therefore, stockholders may not be able to determine the net asset value of their shares on an ongoing basis.

We intend to determine an updated estimated NAV per share every year as of or about a date as of the last day of our fiscal year, or more frequently, in the sole discretion of our board of directors and intend to disclose that updated estimated NAV per share in our annual report on Form 10-K or a current report on Form 8-K that we file with the SEC. We may not calculate an estimated NAV per share for our shares more frequently than annually. Therefore, a stockholder may not be able to determine the estimated NAV of their shares on an ongoing basis. In addition, the recovery by our advisor of selling commissions, dealer manager fees and stockholder servicing fees through the receipt of the “Contingent Advisor Payment,” as described in Note 7, “Related Party Arrangements,” would negatively impact our estimated NAV per share. Furthermore, because we will include leverage in the calculation of the Contingent Advisor Payment, the use of more leverage could allow our advisor to recoup the payment of such fees more quickly than if we use less leverage. However, such an impact will not be reflected in our estimated NAV per share until we determine a new estimated NAV per share which, as noted above, may only be annually.

If we internalize our management functions, a stockholder’s interest in us could be diluted and we could incur other significant costs associated with being self-managed.

Our board of directors may decide in the future to internalize our management functions. If we do so, we may elect to negotiate to acquire our advisor’s assets and personnel. At this time, we cannot anticipate the form or amount of consideration or other terms relating to any such acquisition. Such consideration could take many forms, including cash payments, promissory notes and shares of our common stock. The payment of such consideration could result in dilution of our stockholder’s interests and could reduce the earnings per share and funds from operations per share attributable to their investment.

Additionally, while we would no longer bear the costs of the various fees and expenses we pay to our advisor under the advisory agreement, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance, SEC reporting and compliance. We would also be required to employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances as well as incur the compensation and benefits costs of our officers and other employees and consultants that we now expect will be paid by our advisor or its affiliates. We may issue equity awards to officers, employees and consultants, which awards would decrease net income and funds from operations and may further dilute your investment. We cannot reasonably estimate the amount of fees to our advisor we would save or the costs we would incur if we became self-managed. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our earnings per share and funds from operations per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of funds available to distribute to our stockholders and the value of our shares.

If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. Currently, our advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. These personnel have a great deal of know-how and experience which provides us with economies of scale. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our real estate assets.

If we were to internalize our management or if another investment program, whether sponsored by our sponsor or otherwise, hires the employees of our advisor in connection with its own internalization transaction or otherwise, our ability to conduct our business may be adversely affected.

We rely on persons employed by our advisor and its affiliates to manage our day-to-day operations. If we were to effectuate an internalization of our advisor, we may not be able to retain all of the employees of our advisor and its affiliates or to maintain a relationship with our sponsor. In addition, some of the employees of our advisor and its affiliates provide services to one or more other investment programs. These programs or third parties may decide to retain some or all of our advisor’s key employees in the future. If this occurs, these programs could hire certain of the persons currently employed by our advisor and its affiliates who are most familiar with our business and operations, thereby potentially adversely impacting our business.

Our cash distributions are not guaranteed, may fluctuate and may constitute a return of capital or taxable gain from the sale or exchange of property.

The actual amount and timing of distributions has been and will be determined by our board of directors and typically will depend upon the amount of funds available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, our distribution rate and payment frequency may vary from time to time. Our long-term strategy is to fund the payment of monthly distributions to our stockholders entirely from our funds from operations. However, we may need to borrow funds, request that our advisor in its discretion, defer its receipt of fees and reimbursements of expenses or, to the extent necessary, utilize offering proceeds in order to make cash distributions. Accordingly, the amount of distributions paid at any given time may not reflect current cash flow from operations. Distributions payable to stockholders may also include a return of capital, rather than a return on capital.

We have paid, and may continue to pay, distributions from sources other than our cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds, and we have no limits on the amounts we may pay from such sources.

Our organizational documents permit us to pay distributions from any source, including net proceeds from our public offerings, borrowings, advances from our sponsor or advisor and the deferral of fees and expense reimbursements by our advisor, in its sole discretion. Since our inception, our cash flow from operations has not been sufficient to fund all of our distributions. Of the $48.7 million in total distributions we paid during the period from our inception through December 31, 2019, including shares issued pursuant to our DRP, $1.4 million, or 3%, were paid from cash provided by operating activities and $28,007,814, or 100%, were paid from offering proceeds. We may continue to fund distributions from the net proceeds from our offering or sources other than cash flow from operations. We have not established a limit on the amount of offering proceeds, or other sources other than cash flow from operations, which we may use to fund distributions.

If we are unable to consistently fund distributions to our stockholders entirely from our cash flow from operations, the value of your shares may be reduced, including upon a listing of our common stock, the sale of our assets or any other liquidity event should such event occur. To the extent that we fund distributions from sources other than our cash flow from operations, our funds available for investment will be reduced relative to the funds available for investment if our distributions were funded solely from cash flow from operations, our ability to achieve our investment objectives will be negatively impacted and the overall return to our stockholders may be reduced. In addition, if we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, which will reduce the stockholder’s tax basis in its shares of common stock. The amount, if any, of each distribution in excess of a stockholder’s tax basis in its shares of common stock will be taxable as gain realized from the sale or exchange of property.

We have incurred net losses in the past and may incur net losses in the future, and we have an accumulated deficit and may continue to have an accumulated deficit in the future.

For the year ended December 31, 2019, we had a net loss of $12.9 million and for the year ended December 31, 2018, we had a net loss of $9.7 million. We incurred a net loss attributable to common stockholders of $12.6 million for year ended December 31, 2019 and $9.4 million for the year ended December 31, 2018. Our accumulated deficit was $88.3 million as of December 31, 2019 and $54.7 million as of December 31, 2018. We may incur net losses in the future, and may continue to have an accumulated deficit.

RISKS RELATED TO OUR BUSINESS

We, our sponsor and our advisor have limited experience in operating a public company or a REIT, and our failure to operate successfully or profitably could have a material adverse effect on our ability to generate cash flow.

Our advisor and our sponsor and each of our advisor’s and sponsor’s respective officers or employees in their capacities with our advisor and our sponsor have limited experience operating a public company or an entity that has elected to be taxed as a REIT. To be successful, we must, among other things:

●	identify and acquire investments that align with our investment strategies;

●	establish and maintain contacts with licensed securities brokers and other agents to successfully complete our public offering;

●	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

●	respond to competition for our targeted real estate properties, real estate securities and debt-related investments as well as for potential investors in our shares; and

●	continue to build and expand our operations structure to support our business.

Our failure, or our advisor’s or sponsor’s failure, to operate successfully or profitably, and successfully integrate Moody I, could have a material adverse effect on our ability to generate cash flow to make distributions to our stockholders and could cause a stockholder to lose all or a portion of his or her investment in our shares.

Our success depends on the performance of our sponsor and affiliates of our sponsor.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our advisor, our sponsor and other affiliates of our sponsor, and any adverse change in their financial health could cause our operations to suffer. Our sponsor and its other affiliates are sensitive to trends in the general economy, as well as the real estate and credit markets.

To the extent that any decline in revenues and operating results impacts our sponsor’s ability to provide our advisor with sufficient resources to perform its obligations to us pursuant to the advisory agreement, our results of operations, financial condition and ability to pay distributions to our stockholders could also suffer. Additionally, such adverse conditions could require a substantial amount of time on the part of the management of our advisor and its affiliates, particularly with regard to other real estate programs, thereby decreasing the amount of time they spend actively managing our investments.

We are uncertain of our sources for funding our future capital needs. If we do not have sufficient funds from operations to cover our expenses or to fund improvements to any hospitality properties we may acquire and cannot obtain debt or equity financing on acceptable terms, our ability to cover our expenses or to fund improvements to our hospitality properties will be adversely affected.

We have, and will continue, to use the proceeds from our offering for investments in hospitality assets and for payment of operating expenses, various fees and other expenses, including the costs and expenses associated with the mergers. We may not have sufficient funds from operations to cover our expenses or to fund improvements to our properties. Accordingly, in the event that we develop a need for additional capital in the future for the improvement of our properties or for any other reason, that capital may not be available to us. If we do not have sufficient funds from cash flow generated by our investments or out of net proceeds from our initial public offering, or cannot obtain debt or equity financing on acceptable terms, our financial condition and ability to make distributions may be adversely affected.

Public, non-listed REITs have been the subject of scrutiny by regulators and media outlets resulting from inquiries and investigations initiated by FINRA, the SEC and certain states. We could also become the subject of scrutiny and may face difficulties in raising capital should negative perceptions develop regarding public, non-listed REITs. As a result, we may be unable to raise substantial funds which will limit the number and type of investments we may make and our ability to diversify our assets.

Our securities, like other public, non-listed REITs, are sold through the independent broker-dealer channel (i.e. U.S. broker-dealers that are not affiliated with money center banks or similar financial institutions). Governmental and self-regulatory organizations like the SEC, the states and FINRA impose and enforce regulations on broker-dealers, investment banking firms, investment advisers and similar financial services companies. Self-regulatory organizations such as FINRA adopt rules, subject to approval by the SEC, that govern aspects of the financial services industry and conduct periodic examinations of the operations of registered investment dealers and broker-dealers.

FINRA and certain states have initiated investigations of broker-dealers with respect to the sales practices related to the sale of shares of public, non-listed REITs. The SEC has also approved rules proposed by FINRA that may significantly affect the manner in which public, non-listed REITs, such as our company, raise capital. These rules may cause a negative impact on our ability to achieve our business plan and to successfully sell shares in our initial public offering.

As a result of this increased scrutiny and accompanying negative publicity and coverage by media outlets, FINRA may impose additional restrictions on sales practices in the independent broker-dealer channel for public, non-listed REITs, and accordingly we may face increased difficulties in raising capital in this or any other offering. This could result in a reduction in the returns achieved on those investments as a result of a smaller capital base limiting our investments. If we become the subject of scrutiny, even if we have complied with all applicable laws and regulations, responding to such scrutiny could be expensive and distracting to our management.

Our stockholders and Moody I stockholders were diluted by the Mergers.

The Mergers diluted the ownership position of our current stockholders and resulted in Moody I stockholders having an ownership stake in us that is smaller than their prior stake in Moody I. In connection with the Mergers, we issued approximately 3.63 million shares of our Class A common stock to the former holders of Moody I common stock, based on the elections of Moody I’s stockholders. Accordingly, our current stockholders and former Moody I stockholders held approximately 57% and 43% of our common stock, respectively, following the Mergers. In addition, approximately 298,037 units of limited partnership interest in our operating partnership were issued in connection with the partnership merger. Consequently, our stockholders and Moody I stockholders, as a general matter, have less influence over the management and policies of us after the Mergers than each exercised over the management and policies of us and Moody I, as applicable, immediately prior to the Mergers.

We incurred debt in connection with the Mergers, which may limit our financial and operating flexibility, and we may incur additional borrowings, which could increase the risks associated with our borrowings.

In connection with the Mergers, we incurred additional debt (including the Term Loans, as defined and described below). Our new borrowings could have material adverse consequences for our business and may:

●

require us to dedicate a large portion of our cash flow to pay principal and interest on our borrowings, which will reduce the availability of cash flow to fund working capital, capital expenditures, and other business activities;

●	increase our vulnerability to general adverse economic and industry conditions;

●	subject us to maintaining various debt, operating income, net worth, cash flow, and other financial covenants;

●	limit our flexibility in planning for, or reacting to, changes in our business and industry;

●	restrict our operating policies and ability to make strategic acquisitions, dispositions, or exploiting business opportunities;

●	place us at a disadvantage compared to our competitors that have less borrowings;

●	limit our ability to borrow more funds (even when necessary to maintain adequate liquidity), dispose of assets, or make distributions to stockholders; or

●	increase our costs of capital.

If new borrowings are added to our existing borrowing levels, the related risks that we now face would increase. In addition, at the time that any of our outstanding borrowings or new borrowings mature, we may not be able to refinance such borrowings or have the funds to pay them off.

In connection with the Mergers, we assumed the liabilities of Moody I.

We have assumed the liabilities of Moody I in connection with the Mergers. These liabilities could have a material adverse effect on our business to the extent we have not identified such liabilities or have underestimated the amount of such liabilities.

Our future results will suffer if we do not effectively integrate and manage our expanded operations following the Mergers.

We expanded our operations significantly in connection with the Mergers and expect to continue to expand our operations through additional acquisitions and other transactions, some of which may involve complex challenges. Our future success will depend, in part, upon our ability to manage expansion opportunities, which may pose substantial challenges to integrate new operations into our existing business in an efficient and timely manner, and upon our ability to successfully monitor our operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that our expansion or acquisition opportunities will be successful, or that we will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits.

RISKS RELATED TO OUR ORGANIZATIONAL STRUCTURE

Maryland law and our organizational documents limit your right to bring claims against our officers and directors.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, our charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to us or our stockholders for monetary damages. Our charter also provides that we will generally indemnify and advance expenses to our directors, our officers, our advisor and its affiliates for losses they may incur by reason of their service in those capacities subject to any limitations under Maryland law or in our charter. Moreover, we have entered into separate indemnification agreements with each of our directors and executive officers. As a result, we and our stockholders may have more limited rights against these persons than might otherwise exist under common law. We may be obligated to fund the defense costs incurred by these persons in some cases. However, our charter provides that we may not indemnify our directors, our advisor and its affiliates for loss or liability suffered by them or hold our directors or our advisor and its affiliates harmless for loss or liability suffered by us unless they have determined that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability was not the result of negligence or misconduct by our non-independent directors, our advisor and its affiliates or gross negligence or willful misconduct by our independent directors, and the indemnification or obligation to hold harmless is recoverable only out of our net assets, including the proceeds of insurance, and not from the stockholders.

The limit on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that may benefit our stockholders.

Our charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of the aggregate of our then outstanding shares of capital stock (which includes common stock and any preferred stock or convertible stock we may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of the aggregate of our then outstanding shares of common stock unless exempted (prospectively or retroactively) by our board of directors. These restrictions may discourage a change of control of us and may deter individuals or entities from making tender offers for shares of our common stock on terms that might be financially attractive to stockholders or which may cause a change in our management. In addition to deterring potential transactions that may be favorable to our stockholders, these provisions may also decrease a stockholder’s ability to sell his or her shares of our common stock.

We may issue preferred stock, convertible stock or other classes of common stock, which issuance could adversely affect the holders of our common stock issued pursuant to our public offering.

Our stockholders do not have preemptive rights to any shares issued by us in the future. We may issue, without stockholder approval, preferred stock, convertible stock or other classes of common stock with rights that could dilute the value of your shares of common stock. However, the issuance of preferred stock or convertible stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel. The issuance of preferred stock or other classes of common stock could increase the number of stockholders entitled to distributions without simultaneously increasing the size of our asset base.

Our charter authorizes us to issue 1,100,000,000 shares of capital stock, par value $0.01 per share, of which 1,000,000,000 shares are classified as common stock of which 250,000,000 shares are classified as Class A shares, 250,000,000 shares are classified as Class D shares, 250,000,000 shares are classified as Class I shares, 250,000,000 shares are classified as Class T shares, par value $0.01 per share and 100,000,000 shares are classified as preferred stock. Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series. If we ever created and issued preferred stock or convertible stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock or convertible stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage:

●	a merger, tender offer or proxy contest;

●	the assumption of control by a holder of a large block of our securities; and

●	the removal of incumbent management.

Our UPREIT structure may result in potential conflicts of interest with limited partners in our operating partnership whose interests may not be aligned with those of our stockholders.

We are structured as an “UPREIT,” which stands for “umbrella partnership real estate investment trust.” We use the UPREIT structure because a contribution of property directly to us is generally a taxable transaction to the contributing property owner. In the UPREIT structure, a contributor of a property who desires to defer taxable gain on the transfer of a property may transfer the property to our operating partnership in exchange for limited partnership interests and defer taxation of gain until the contributor later exchanges his or her limited partnership interests for shares of our common stock. We believe that using an UPREIT structure gives us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

Our operating partnership may issue limited partner interests in connection with certain transactions. Limited partners in our operating partnership have the right to vote on certain amendments to the operating partnership agreement, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of our operating partnership, we are obligated to act in a manner that is in the best interest of all partners of our operating partnership. Circumstances may arise in the future when the interests of limited partners in our operating partnership may conflict with the interests of our stockholders. These conflicts may be resolved in a manner stockholders do not believe are in their best interest.

In addition, Moody LPOP II, which holds special limited partnership interests in our operating partnership, is an affiliate of our advisor and, as the special limited partner in our operating partnership, may be entitled to: (1) certain cash distributions upon the disposition of certain of our operating partnership’s assets; or (2) a one-time payment in the form of cash or shares in connection with the redemption of the special limited partnership interests upon the occurrence of a listing of our shares on a national stock exchange or certain events that result in the termination or non-renewal of our advisory agreement. The special limited partnership interest holder will only become entitled to the compensation after stockholders have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.0% (or 8.0% in the case of former limited partners of Moody I OP) cumulative, non-compounded annual pre-tax return on such invested capital. This potential obligation to make substantial payments to the holder of the special limited partnership interests would reduce the overall return to stockholders to the extent such return exceeds 6.0% (or 8.0% in the case of former limited partners of Moody I OP).

We may grant stock-based awards to our directors, employees and consultants pursuant to our long-term incentive plan, which will have a dilutive effect on your investment in us.

We have adopted a long-term incentive plan which we use to attract and retain qualified directors, officers, employees, and consultants. The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, employees and consultants of ours selected by the board of directors for participation in our long-term incentive plan. We currently intend only to issue awards of restricted stock to our independent directors under our long-term incentive plan. Accordingly, we have adopted an independent directors compensation plan as a sub-part of our long-term incentive plan, pursuant to which each of our independent directors is entitled to receive restricted stock in connection with their service on the board of directors and with other events. As of December 31, 2019, we had issued 55,000 shares of restricted stock to our independent directors pursuant to that plan.

If we issue additional stock-based awards to eligible participants under our long-term incentive plan, the issuance of these stock-based awards may dilute an investment in our shares of common stock. In particular, certain features of our long-term incentive plan could have a dilutive effect on an investment in us, including (1) a lack of annual award limits, individually or in the aggregate (subject to the limit on the maximum number of shares which may be issued pursuant to awards granted under the plan), (2) the fact that the limit on the maximum number of shares which may be issued pursuant to awards granted under the plan is not tied to the amount of proceeds raised in our initial public offering and (3) share counting procedures which provide that shares subject to certain awards, including, without limitation, substitute awards granted by us to employees of another company in connection with our merger or consolidation with such company, or shares subject to outstanding awards of another company assumed by us in connection with our merger or consolidation with such company, are not subject to the limit on the maximum number of shares which may be issued pursuant to awards granted under the plan.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we may not be able to continue our business.

Neither we, our operating partnership nor any of our subsidiaries intend to register as an investment company under the Investment Company Act. Our operating partnership’s and subsidiaries’ intended investments in real estate will represent the substantial majority of our total asset mix. In order for us not to be subject to regulation under the Investment Company Act, we have engaged, and intend to continue to engage, through our operating partnership and our wholly and majority-owned subsidiaries, primarily in the business of buying real estate. These investments must be made within a year after this initial public offering ends.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We believe that we, our operating partnership and most of the subsidiaries of our operating partnership will not fall within either definition of investment company under Section 3(a)(1) of the Investment Company Act as we intend to invest primarily in real property through our operating partnership or our operating partnership’s wholly or majority-owned subsidiaries, the majority of which we expect to have at least 60% of their assets in real property. As these subsidiaries would be investing either solely or primarily in real property, they would be outside of the definition of “investment company” under Section 3(a)(1)(C) of the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through our operating partnership, which in turn is a company conducting its business of investing in real property either directly or through its subsidiaries. Both we and our operating partnership intend to conduct our operations so that we comply with the 40% test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor our operating partnership will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor our operating partnership will engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership or our operating partnership’s wholly owned or majority-owned subsidiaries, we and our operating partnership will be primarily engaged in the business of purchasing or otherwise acquiring real property.

In the event that the value of investment securities held by a subsidiary of our operating partnership were to exceed 40% of the value of its total assets, we expect that subsidiary to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets,” and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets. What we buy and sell is therefore limited by these criteria. How we determine to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action letters issued by the SEC staff in the past and other SEC interpretive guidance and, in the absence of SEC guidance, on our view of what constitutes a qualifying real estate asset and a real estate-related asset. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain mortgage loans, participations in mortgage loans, mortgage-backed securities, mezzanine loans, joint venture investments and the equity securities of other entities may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC or its staff will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC staff may cause us to lose our exclusion from the definition of investment company or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs, including more specific or different guidance regarding these exclusions that may be published by the SEC or its staff, will not change in a manner that adversely affects our operations. For instance, in 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the Investment Company Act, including the nature of the assets that qualify for purposes of the exclusion. In addition, the SEC or its staff could take action that results in our or our subsidiary’s failure to maintain an exception or exemption from the Investment Company Act.

In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within one of the definitions of an investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6) of the Investment Company Act. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate assets owned by wholly owned or majority-owned subsidiaries of our operating partnership.

To ensure that neither we, our operating partnership or any of our subsidiaries are required to register as an investment company, each entity may be unable to sell assets that it would otherwise want to sell and may need to sell assets that it would otherwise wish to retain. In addition, we, our operating partnership or our subsidiaries may be required to acquire additional income or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. Although we, our operating partnership and our subsidiaries intend to monitor our portfolio periodically and prior to each acquisition and disposition, any of these entities may not be able to remain outside the definition of investment company or maintain an exclusion from the definition of an investment company. If we, our operating partnership or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

We are not required to comply with certain reporting requirements, including those relating to auditor’s attestation reports on the effectiveness of our system of internal control over financial reporting, accounting standards and disclosure about our executive compensation, that apply to other public companies.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies, including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we are not required to (1) provide an auditor’s attestation report on the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board (“PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (5) provide certain disclosure regarding executive compensation required of larger public companies or (6) hold stockholder advisory votes on executive compensation.

Once we are no longer an emerging growth company, so long as our shares of common stock are not traded on a securities exchange, we will be deemed to be a “non-accelerated filer” under the Exchange Act, and as a non-accelerated filer, we will be exempt from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. In addition, so long as we are externally managed by the Adviser and we do not directly compensate our executive officers, or reimburse the Adviser or its affiliates for salaries, bonuses, benefits and severance payments for persons who also serve as one of our executive officers or as an executive officer of the Adviser, we do not have any executive compensation, making the exemptions listed in (5) and (6) above generally inapplicable.

We cannot predict if investors will find our common stock less attractive because we choose to rely on any of the exemptions discussed above.

As noted above, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We have elected to opt out of this transition period, and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of these standards is required for non-emerging growth companies. This election is irrevocable.

Operational risks, including the risk of cyberattacks, may disrupt our businesses, result in losses or limit our growth.

We rely heavily on our and our sponsor’s financial, accounting, treasury, communications and other data processing systems. Such systems may fail to operate properly or become disabled as a result of tampering or a breach of the network security systems or otherwise. In addition, such systems are from time to time subject to cyberattacks which may continue to increase in sophistication and frequency in the future. Attacks on our sponsor and its affiliates and their portfolio companies’ and service providers’ systems could involve attempts that are intended to obtain unauthorized access to our proprietary information or personal identifying information of our stockholders, destroy data or disable, degrade or sabotage our systems, including through the introduction of computer viruses and other malicious code.

Cyberattacks and other security threats could originate from a wide variety of sources, including cyber criminals, nation state hackers, hacktivists and other outside parties. There has been an increase in the frequency and sophistication of the cyber and security threats our sponsor faces, with attacks ranging from those common to businesses generally to those that are more advanced and persistent. As a result, we and our sponsor may face a heightened risk of a security breach or disruption with respect to this information. If successful, these types of attacks on our or sponsor’s network or other systems could have a material adverse effect on our business and results of operations, due to, among other things, the loss of investor or proprietary data, interruptions or delays in our business and damage to our reputation. There can be no assurance that the measures we take to ensure the integrity of such systems will provide protection, especially because cyberattack techniques used change frequently or are not recognized until successful.

In addition, we are highly dependent on information systems and technology. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. In addition, cybersecurity has become a top priority for regulators around the world. Many jurisdictions in which our sponsor operates have laws and regulations relating to data privacy, cybersecurity and protection of personal information. Some jurisdictions have also enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Breaches in security could potentially jeopardize our or our sponsor’s, its employees’, fund investors’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our or our sponsor’s computer systems and networks, or otherwise cause interruptions or malfunctions in our or our sponsor’s, its employees’, fund investors’, counterparties’ or third parties’ operations, which could result in significant losses, increased costs, disruption of our business, regulatory intervention or reputational damage.

Furthermore, we depend on our sponsor’s headquarters in Houston, Texas, where most of our sponsor’s personnel are located, for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, could have a material adverse impact on our ability to continue to operate our business without interruption. Our sponsor’s disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

Our information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on us. In addition, we rely on third-party service providers for certain aspects of our business, including for certain information systems, technology and administration. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair the quality of our operations and could affect our reputation and hence adversely affect our business.

Our bylaws contain provisions that may make it more difficult for a stockholder to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers, agents or employees, if any, and may discourage lawsuits against us and our directors, officers, agents or employees, if any.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of any duty owed by any of our directors or officers or employees to us or to our stockholders, (iii) any action asserting a claim against us or any of our directors or officers or employees arising pursuant to any provision of the Maryland General Corporation Law, or the MGCL, or our charter or bylaws or (iv) any action asserting a claim against us or any of our directors or officers or employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in our shares shall be deemed to have notice of and to have consented to these provisions of our bylaws, as they may be amended from time to time.

Our board of directors, without stockholder approval, adopted this provision of the bylaws so that we can respond to such litigation more efficiently, reduce the costs associated with our responses to such litigation, particularly litigation that might otherwise be brought in multiple forums, and make it less likely that plaintiffs’ attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers, agents or employees, if any, and may discourage lawsuits against us and our directors, officers, agents or employees, if any. We believe the risk of a court declining to enforce this provision is remote, as the General Assembly of Maryland has specifically amended the MGCL to authorize the adoption of such provisions. However, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings notwithstanding that the MGCL expressly provides that the charter or bylaws of a Maryland corporation may require that any internal corporate claim be brought only in courts sitting in one or more specified jurisdictions, we may incur additional costs that we do not currently anticipate associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

Maryland law and our organizational documents limit our stockholders’ ability to amend our charter or dissolve us without the approval of our board of directors.

Although the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association (“NASAA”) indicates that stockholders are permitted to amend our charter or terminate us without the necessity for concurrence by our board of directors, we are required to comply with the MGCL, which provides that any amendment to our charter or any dissolution of our company must first be declared advisable by our board of directors. Therefore, our stockholders may vote to authorize the amendment of our charter or the dissolution of our company, but only after such action has been declared advisable by our board of directors. Accordingly, the only proposals to amend our charter or to dissolve our company that will be presented to our stockholders will be those that have been declared advisable by our board of directors and also require approval by our stockholders.

RISKS RELATED TO CONFLICTS OF INTEREST

Potential investors not have the benefit of an independent due diligence review in connection with our public offering.

Because our dealer manager is an affiliate of ours, investors will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with a securities offering. The lack of an independent due diligence review and investigation increases the risk of an investment in us because it may not have uncovered facts that would be important to a potential investor.

We depend on our advisor and its key personnel and our business could suffer if any of such key personnel were to cease to be affiliated with our advisor.

Our ability to make distributions and achieve our investment objectives depends upon the performance of our advisor in the acquisition, disposition and management of real estate assets, the selection of tenants for our real properties and the determination of any financing arrangements. In addition, our success depends to a significant degree upon the continued contributions of certain of the key personnel of our sponsor, including Brett C. Moody and Robert W. Engel, each of whom would be difficult to replace. We currently do not have key man life insurance on any of these key personnel. If our advisor were to lose the benefit of the experience, efforts and abilities of one or more of these individuals, our operating results could suffer.

We may compete with affiliates of our sponsor for opportunities to acquire or sell investments, which may have an adverse impact on our operations.

We may compete with affiliates of our sponsor for opportunities to acquire or sell hospitality properties. We may also buy or sell hospitality properties at the same time as affiliates of our sponsor. In this regard, there is a risk that our sponsor will select for us investments that provide lower returns to us than investments purchased by its affiliates. Certain of our affiliates own or manage hospitality properties in geographical areas in which we expect to own hospitality properties. As a result of our potential competition with affiliates of our sponsor, certain investment opportunities that would otherwise be available to us may not in fact be available. This competition may also result in conflicts of interest that are not resolved in our favor.

The time and resources that affiliates of our sponsor devote to us may be diverted, and we may face additional competition due to the fact that affiliates of our sponsor are not prohibited from raising money for, or managing, another entity that makes the same types of investments that we target.

Affiliates of our sponsor are not prohibited from raising money for, or managing, another investment entity that makes the same types of investments as those we target. For example, our advisor’s management team has successfully completed over 40 fully subscribed private placements in real estate programs of multiple property types with over 1000 investors across the United States and one public, non-listed REIT, Moody I, which terminated its primary offering on October 12, 2015 and which raised approximately $132 million. As a result, the time and resources they could devote to us may be diverted to other investment activities. Additionally, some of our officers serve as officers of investment entities sponsored by our sponsor and its affiliates. Since these professionals engage in and will continue to engage in other business activities on behalf of themselves and others, these professionals will face conflicts of interest in allocating their time among us, our advisor, and its affiliates and other business activities in which they are involved. This could result in actions that are more favorable to other affiliates of our advisor than us.

In addition, as noted above, we may compete with affiliates of our advisor for the same investors and investment opportunities. We may also co-invest with any such affiliate. Even though all such co-investments will be subject to approval by our independent directors, they could be on terms not as favorable to us as those we could achieve co-investing with a third-party.

Because other real estate programs sponsored by our sponsor and offered through our dealer manager may conduct offerings concurrently with our public offering, our sponsor and dealer manager face potential conflicts of interest arising from competition among us and these other programs for investors and investment capital, and such conflicts may not be resolved in our favor.

Future programs that our sponsor may decide to sponsor may seek to raise capital through public or private offerings conducted concurrently with our public offering. As a result, our sponsor and our dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital. Such conflicts may not be resolved in our favor and our stockholders will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making their investment in our shares.

Our advisor and its affiliates, including our officers and some of our directors, face conflicts of interest caused by compensation arrangements with us and other affiliates of our sponsor, which could result in actions that are not in the best interests of our stockholders.

Our advisor and its affiliates receive substantial fees from us in return for their services and these fees could influence the advice provided to us. Among other matters, the compensation arrangements could affect their judgment with respect to:

●	public offerings of equity by us, which allow our dealer manager to earn additional dealer manager fees;

●	real estate acquisitions, which allow our advisor to earn acquisition fees upon purchases of assets and to increase asset management fees;

●	real estate asset sales, since the asset management fees payable to our advisor will decrease and since our advisor will be entitled to disposition fees upon sales;

●

the purchase of real estate assets from our sponsor and its affiliates, which may allow our advisor or its affiliates to earn additional asset management fees, hotel management fees and disposition fees; and

●

whether and when we seek to list our common stock on a national securities exchange, which listing could entitle Moody LPOP II, as the holder of special limited partnership interests, to have its interests in our operating partnership redeemed.

Further, our advisor may recommend that we invest in a particular asset, pay a higher purchase price for the asset or use higher leverage to acquire an asset than it would otherwise recommend if it did not receive an acquisition fee. Certain potential acquisition fees and asset management fees payable to our advisor and hotel management and leasing fees payable to the property manager would be paid irrespective of the quality of the underlying real estate or hotel management services during the term of the related agreement. These fees may incentivize our advisor to recommend transactions with respect to the sale of a property or properties that may not be in our best interest at the time. Investments with higher net operating income growth potential are generally riskier or more speculative. In addition, the premature sale of an asset may add concentration risk to the portfolio or may be at a price lower than if we held on to the asset. Our advisor will have considerable discretion with respect to the terms and timing of acquisition, disposition and leasing transactions. In evaluating investments and other management strategies, the opportunity to earn these fees may lead our advisor to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as the preservation of capital, to achieve higher short-term compensation. Considerations relating to our affiliates’ compensation from us and other affiliates of our sponsor could result in decisions that are not in the best interests of our stockholders.

Our advisor may have conflicting fiduciary obligations if we acquire assets from affiliates of our sponsor or enter into joint ventures with affiliates of our sponsor. As a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

Our advisor may cause us to invest in a property owned by, or make an investment in equity securities in or real estate-related loans to, our sponsor or its affiliates or through a joint venture with affiliates of our sponsor. In these circumstances, our advisor will have a conflict of interest when fulfilling its fiduciary obligation to us. In any such transaction, we would not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

The fees we pay to affiliates in connection with our public offering and in connection with the acquisition and management of our investments were not determined on an arm’s-length basis; therefore, we do not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

The fees to be paid to our advisor, our property manager, our sub-property managers (if any) and other affiliates for services they provide for us were not determined on an arm’s-length basis. As a result, the fees have been determined without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties and could be in excess of amounts that we would otherwise pay to third parties for such services.

We may purchase real estate assets from third parties who have existing or previous business relationships with affiliates of our advisor, and, as a result, in any such transaction, we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

We may purchase assets from third parties that have existing or previous business relationships with affiliates of our advisor. The officers, directors or employees of our advisor and its affiliates and the principals of our advisor who also perform services for other affiliates of our sponsor may have a conflict in representing our interests in these transactions on the one hand and the interests of such affiliates in preserving or furthering their respective relationships on the other hand. In any such transaction, we will not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties, and the purchase price or fees paid by us may be in excess of amounts that we would otherwise pay to third parties.

RISKS RELATED TO INVESTMENTS IN REAL ESTATE

Changes in national, regional or local economic, demographic or real estate market conditions may adversely affect our results of operations and returns to our stockholders.

We are subject to risks generally attributable to the ownership of real estate assets, including but not limited to: changes in national, regional or local economic, demographic or real estate market conditions; changes in supply of or demand for similar properties in an area; increased competition for real estate assets targeted by our investment strategy; bankruptcies, financial difficulties or lease defaults by our tenants; changes in interest rates and availability of financing; and changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws. These conditions, or others we cannot predict, may adversely affect our results of operations and returns to our stockholders.

We have established investment criteria based on certain target markets and geographic areas. If our investments are concentrated in an area that experiences adverse economic conditions, our investments may lose value and we may experience losses.

Our hospitality properties may be concentrated in one or a few geographic locations, namely the East Coast, the West Coast and the Sunbelt regions of the United States. These investments carry the risks associated with significant geographical concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments, and we may experience losses as a result. A worsening of economic conditions in a geographic area in which our investments may be concentrated could have an adverse effect on our business. In addition, the properties that we acquired in the Mergers are located primarily in Texas, along with one property we already owned in Texas.

Changes in supply of, or demand for, similar real properties in a particular area may increase the price of real properties we seek to purchase and decrease the price of real properties when we seek to sell them.

The real estate industry is subject to market forces. We are unable to predict certain market changes including changes in supply of, or demand for, similar real properties in a particular area. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to our stockholders.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on a stockholder’s investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs and real estate limited partnerships, many of which have greater resources than we do. Larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and a stockholder may experience a lower return on his or her investment.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect a stockholder’s returns.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require commercial property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our properties incurs a casualty loss which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we cannot assure stockholders that funding will be available to us for repair or reconstruction of damaged hospitality property in the future.

Our hotel properties will be subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our hotel properties are subject to property taxes that may increase as tax rates change and as our hotel properties are assessed or reassessed by taxing authorities. As the owner of the hotel properties, we are responsible for payment of the taxes to the applicable government authorities. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the property and the property may be subject to a tax sale.

Our property manager’s or sub-property manager’s failure to integrate their subcontractors into their operations in an efficient manner could reduce the return on a stockholder’s investment.

Our property manager or sub-property manager may rely on multiple subcontractors for on-site hotel management of our properties. If our property manager and sub-property manager are unable to integrate these subcontractors into their operations in an efficient manner, our property manager or sub-property manager may have to expend substantial time and money coordinating with these subcontractors, which could have a negative impact on the revenues generated from such properties.

Actions of joint venture partners could negatively impact our performance.

We may enter into joint ventures with third parties, including with entities that are affiliated with our advisor. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with a direct investment in real estate, including, for example:

●	the possibility that our venture partner in an investment might become bankrupt;

●	that the venture partner may at any time have economic or business interests or goals which are, or which become, inconsistent with our business interests or goals;

●	that such venture partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

●	the possibility that we may incur liabilities as a result of an action taken by such venture partner;

●

that disputes between us and a venture partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business;

●

the possibility that if we have a right of first refusal or buy/sell right to buy out a venture partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so; or

●	the possibility that we may not be able to sell our interest in the joint venture if we desire to exit the joint venture.

Under certain joint venture arrangements, neither venture partner may have the power to control the venture and an impasse could be reached, which might have a negative influence on the joint venture and decrease potential returns to our stockholders. In addition, to the extent that our venture partner is an affiliate of our advisor, certain conflicts of interest will exist.

Costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our real properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our real properties. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of our real properties, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business, lower the value of our assets or results of operations and, consequently, lower the amounts available for distribution to our stockholders.

The costs associated with complying with the Americans with Disabilities Act may reduce the amount of cash available for distribution to our stockholders.

The real properties in which we may invest may also be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. With respect to the properties we acquire, the ADA’s requirements could require us to remove access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We cannot assure you that we will be able to acquire properties that comply with the ADA or allocate the responsibility for compliance with the ADA to another third party, such as the seller or the tenant of the property. Any monies we use to comply with the ADA will reduce the amount of cash available for distribution to our stockholders.

RISKS RELATED TO THE HOSPITALITY INDUSTRY

A concentration of our investments in the hospitality industry may leave our profitability vulnerable to a downturn or slowdown in the sector.

We expect to continue to concentrate our investments in the hospitality sector. In addition, all of the real properties that we acquired in the mergers are hospitality properties. As a result, we will be subject to risks inherent in investments in a single type of property. If our investments are substantially in the hospitality sector, then the potential effects on our revenues, and as a result, on cash available for distribution to our stockholders, resulting from a downturn or slowdown in the hospitality sector could be more pronounced than if we had diversified our investments more. Widespread outbreaks of contagious disease, such as the ongoing global pandemic of COVID-19, can have a significant adverse effect the hospitality industry, which increases the potential negative impact such outbreaks may have on our overall financial condition.

A possible lack of diversification within the hospitality sector increases the risk of investment.

There is no limit on the number of hotels of a particular hotel brand which we may acquire, or on the number of hotels we may acquire in a specific geographic region. We have invested and plan to continue to invest primarily in the select-service hotel properties with premier brands including, but not limited to, Marriott, Hilton, and Hyatt that are located in major metropolitan markets in the East Coast, West Coast and Sunbelt regions of the United States. If our hotel properties become geographically concentrated, or if we acquire a substantial number of hotel properties of a particular brand, an economic downturn in one or more of the markets in which we have invested or a negative event relating to a brand in which we have a concentration of hotels could have an adverse effect on our financial condition and our ability to make distributions to our stockholders.

If we do not successfully attract and retain franchise flagships for premier-brand, select-service hotel properties, our business will suffer, and this result will reduce the value of your investment.

Generally, we must attract and retain premier-brand hospitality franchises, including, Marriott, Hilton, and Hyatt franchises, for any hotel properties we may choose to acquire. Hospitality franchises generally require that design and quality standards be met for guest room and common areas before a hospitality franchisor will agree to provide the franchise agreement to operate a property. Compliance with these brand standards may impose significant costs upon us. Failure to maintain our hospitality properties in accordance with these standards or comply with other terms and conditions of the applicable franchise agreement could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination fee. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the hotel property because of the loss associated with the brand recognition and the marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more hotel properties could materially and adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and make distributions to our stockholders.

There are risks associated with employing hotel employees.

While we do not and will not directly employ or manage the labor force at our hospitality properties, we are subject to many of the costs and risks generally associated with the hotel labor force. Our property manager or sub-property manager (if any) is responsible for hiring and maintaining the labor force at each of our hotel properties and for establishing and maintaining the appropriate processes and controls over such activities. From time to time, the operations of our hotel properties may be disrupted through strikes, public demonstrations or other labor actions and related publicity. We may also incur increased legal costs and indirect labor costs as a result of the aforementioned disruptions, or contract disputes or other events. Significant adverse disruptions caused by union activities or increased costs affiliated with such activities could materially and adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and make distributions to our stockholders.

Hospitality properties are illiquid investments, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so.

Hospitality properties are illiquid investments. We may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the hospitality property market is affected by many factors beyond our control, such as general economic conditions, availability of financing, interest rates, and supply and demand. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. Additionally, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

In acquiring a hospitality property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. All these provisions would restrict our ability to sell a property, which could reduce the amount of cash available for distribution to our stockholders.

Our ability to make distributions to our stockholders will depend upon the ability of hotel managers to operate our hotels effectively.

We expect to invest the proceeds from our public offerings primarily in additional hotel properties. To qualify as a REIT, we cannot operate any hotel or directly participate in the decisions affecting the daily operations of any hotel. Our property manager or a third-party property manager or sub-property manager will have direct control of the daily operations of our hotels. We will not have the authority to directly control any particular aspect of the daily operations of any hotel (e.g., setting room rates). Thus, even if we believed the hotels were being operated in an inefficient or sub-optimal manner, we would not be able to require a change to the method of operation. Our only alternative for changing the operation of the hotels would be to replace the manager of one or more hotels in situations where the applicable management agreement permits us to terminate the existing manager.

Our ability to make distributions to stockholders will be impacted by the performance of the hotel managers in generating sufficient revenues from the hotels in excess of operating expenses. The hotel managers will be affected by factors beyond their control, such as changes in the level of demand for rooms and related services of the hotels, their ability to maintain and increase gross revenues and operating margins at the hotels and other factors. Therefore, any operating difficulties or other factors affecting the hotel managers’ ability to maintain and increase gross revenues and operating margins at the hotels could significantly adversely affect our financial condition and results of operations.

The use of internet travel websites by customers can adversely affect our profitability.

The use of internet travel intermediaries by consumers may cause us to experience fluctuations in our operating performance and otherwise adversely affect our profitability and cash flows. Our property managers will likely rely upon internet travel intermediaries such as Travelocity.com, Expedia.com, Orbitz.com, Hotels.com and Priceline.com to generate demand for our hotel properties. As internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from our property managers. Moreover, some of these internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. Consumers may eventually develop brand loyalties to their reservations system rather than the premier-brand, select-service hotel properties we intend to primarily invest in, which could have an adverse effect on our business because we will rely heavily on brand identification. If the amount of sales made through internet intermediaries increases significantly and our property managers fail to appropriately price room inventory in a manner that maximizes the opportunity for enhanced profit margins, room revenues may flatten or decrease and our profitability may be adversely affected.

The hospitality industry is subject to unique risks that may negatively impact our business and the value of your investment.

Our hotel properties are subject to the risks inherent to the hotel industry. These risks, which may adversely affect the occupancy of our hotels properties, the rates that can be charged for rooms at our hotel properties, the operating expenses of our hotel properties and the revenues generated by our hotel properties, include:

●

changes in general economic conditions, including low consumer confidence, increases in unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy;

●	decreased corporate or government travel-related budgets and spending, as well as cancellations, deferrals or renegotiations of group business such as industry conventions;

●	statements, actions or interventions by governmental officials related to travel and corporate travel-related activities and the resulting negative public perception of such travel and activities;

●

the financial and general business condition of the airline, automotive and other transportation-related industries and its effect on travel, including decreased airline capacity and routes and increased travel costs;

●

events or conditions beyond our control that negatively shape public perception of business and leisure travel, make travel more difficult or prevent travel altogether or result in temporary closures or other disruption at hotel properties, including natural disasters, extreme weather conditions, acts of terrorism, war and outbreaks of contagious disease such the ongoing global pandemic of the novel coronavirus that causes the disease known as COVID-19;

●	cyber-attacks;

●	climate change or availability of natural resources;

●	organized labor activities, which could cause a diversion of business from hotels involved in labor negotiations and loss of business for hotels generally as a result of certain labor tactics; and

●

other changes in the overall demand for hotel rooms, including increases in supply of hotel rooms that exceed increases in demand, changes in the desirability of particular locations or changes to the travel patterns of customers.

The global pandemic of a novel strain of coronavirus which causes the disease known as COVID-19 has, and is expected to continue to, adversely affect our financial condition and operating results.

The global pandemic of COVID-19 has, and is expected to continue to, significantly adversely affect our financial condition and operating results, ability to make distributions to our stockholders and pay our debts when they become due and the value of our hotel properties.

Since its discovery in December 2019, COVID-19 has spread from China to many other countries, including the United States. The spread of COVID-19 has been declared a pandemic by the World Health Organization and in the United States the Health and Human Services Secretary has declared a public health emergency and the President has declared a national emergency in response to the pandemic. As cases of COVID-19 continue to be identified in additional countries, many governments, included the United States, have reacted by instituting mandatory closures of non-essential businesses and restrictions on travel and public gatherings. Such actions are creating disruption in global supply chains and adversely impacting numerous industries, including transportation and hospitality. The pandemic is expected to have a continued adverse impact on economic and market conditions and may trigger a period of global economic slowdown.

The COVID-19 pandemic has had, and is expected to continue to have, a significant adverse effect on the operating results of our hotel properties, which depend primarily upon revenues driven by business and leisure travel. A number of measures taken by governmental entities and employers intended to slow the transmission of COVID-19 have dramatically reduced business and leisure travel, and a result the demand for rooms at our hotel properties, including (i) restrictions on travel and public gatherings, quarantines and shelter-at-home orders, (ii) the postponement or cancellation of conventions, festivals, sporting events and other public events, (iii) the closure of amusement parks, museums, retail centers and other tourist attractions, and (iv) the closure of colleges and universities. These measures may be in place for a considerable period of time, and additional, more restrictive measures may be implemented in the future. A prolonged reduction in demand for rooms at our hotel properties due to the current measures and those implemented in the future may ultimately require the closure of one or more of our hotel properties.

In addition to reducing demand for rooms at our hotel properties, the COVID-19 pandemic and the measures implemented in response thereto may increase the cost of operation of our hotel properties and negatively impact the ability of our hotel properties to obtain necessary goods and services and provide adequate staffing. The pandemic may also cause delays in planned improvements, renovations or maintenance at our properties due to constraints on work force availability or difficulties in sourcing and transporting necessary materials.

The COVID-19 pandemic is a rapidly evolving situation, and considerable uncertainty surrounds its ultimate consequences. The full extent to which our hotel properties and our financial condition are impacted by the pandemic will largely depend on future developments which cannot be accurately predicted at this time, including the severity and duration of the pandemic, the cities and geographic regions most severely impacted by the pandemic, and the extent and effectiveness of the measures taken on an international, national and local level to mitigate the pandemic’s impact. On March 24, 2020, in response to the pandemic’s adverse effect on our financial condition and operating results, our board of directors approved the suspension of the sale of shares of our common stock in our public offering, the payment of distributions to our stockholders, and the operation of our DRP and share repurchase program. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Subsequent Events.”

Competition in the hospitality industry and with third parties in acquiring properties may reduce our profitability and the return on a stockholder’s investment.

The hospitality industry is generally characterized as being intensely competitive. Any hotel in which we invest will compete with existing and new hotels and other short-term rental competitors in their geographic markets, including with independent hotels, hotels which are part of local or regional chains and hotels in other well-known national chains, including hotels and other short-term rental competitors offering different types of accommodations and services. The principal competitive factors that will affect the hotel properties in which we will seek to invest include, but are not limited to, brand recognition, location, range of services and guest amenities and the quality and price of the rooms and services provided. Any one of the foregoing could impact our profitability and ability to pay distributions.

We face significant competition for attractive hotel investment opportunities from other major real estate investors with significant capital, including both publicly traded REITs and private institutional investment funds. Because of competition from other well-capitalized real estate investors, we can provide no assurance that we will be able to acquire desired hotel properties. Where it is possible to acquire desired hotel properties, we can provide no assurance that we will be able to do so on favorable terms or that such properties will meet our return expectations or conform to our investment criteria. The competition to acquire attractive hotel investment opportunities could have an adverse effect on our financial condition and ability to pay distributions.

RISKS ASSOCIATED WITH REAL ESTATE SECURITIES AND DEBT-RELATED INVESTMENTS

Disruptions in the financial markets and deteriorating economic conditions could adversely impact the commercial mortgage market as well as the market for debt-related investments generally, which could hinder our ability to implement our business strategy and generate returns for our stockholders.

As part of our investment strategy, we may acquire real estate-related loans, real estate-related debt securities and other real estate-related investments in the hospitality sector. The returns available to investors on these investments are determined by: (1) the supply and demand for such investments and (2) the existence of a market for such investments, which includes the ability to sell or finance such investments. During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases, the returns available to investors will decrease. Conversely, a lack of liquidity will cause the returns available to investors to increase. Continued or future instability may interfere with the successful implementation of our business strategy.

If we make or invest in mortgage loans, our mortgage loans may be affected by unfavorable real estate market conditions, which could decrease the value of those loans and the return on a stockholder’s investment.

If we make or invest in mortgage loans, we will be at risk of defaults by the borrowers on those mortgage loans. These defaults may be caused by many conditions beyond our control, including interest rate levels and local and other economic conditions affecting real estate values. We will not know whether the values of the properties securing our mortgage loans will remain at the levels existing on the dates of origination of those mortgage loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans.

To the extent we make or invest in mortgage loans, our mortgage loans will be subject to interest rate fluctuations that could reduce our returns as compared to market interest rates and reduce the value of the mortgage loans in the event we sell them; accordingly, the value of a stockholder’s investment would be subject to fluctuations in interest rates.

To the extent we invest in fixed-rate, long-term mortgage loans and market interest rates rise, the mortgage loans could yield a return that is lower than then-current market rates, which would lower the proceeds we would receive in the event we sell such assets. If market interest rates decrease, we will be adversely affected to the extent that mortgage loans are prepaid because we may have to originate new loans at the new, lower prevailing interest rate. To the extent we invest in variable-rate loans and interest rates decrease, our revenues will also decrease. Finally, to the extent we invest in variable-rate loans and interest rates increase, the value of the loans we own at such time would decrease, which would lower the proceeds we would receive in the event we sell such assets. For these reasons, if we invest in mortgage loans, our returns on those loans and the value of a stockholder’s investment will be subject to fluctuations in market interest rates.

The CMBS and CDOs in which we may invest are subject to several types of risks.

Commercial mortgage-backed securities, or CMBS, are bonds which evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Collateralized debt obligations, or CDOs, are a type of debt obligation that are backed by commercial real estate assets, such as CMBS, commercial mortgage loans, B-notes, or mezzanine paper. Accordingly, the mortgage-backed securities we may invest in are subject to all the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of CMBS and CDOs may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS and CDOs may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities markets as a whole. In addition, CMBS and CDOs are subject to the credit risk associated with the performance of the underlying mortgage properties. In certain instances, third-party guarantees or other forms of credit support can reduce the credit risk.

CMBS and CDOs are also subject to several risks created through the securitization process. Subordinate CMBS and CDOs are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes a large percentage of delinquent loans, there is a risk that interest payment on subordinate CMBS and CDOs will not be fully paid. Subordinate securities of CMBS and CDOs are also subject to greater credit risk than those CMBS and CDOs that are more highly rated.

The mezzanine loans in which we may invest would involve greater risks of loss than senior loans secured by income-producing real properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of the entity owning the real property, the entity that owns the interest in the entity owning the real property or other assets. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

We may invest in equity of other REITs that invest in real estate as one of their core businesses and other real estate-related companies, which subjects us to certain risks including those risks associated with an investment in our own common stock.

We have, and may continue to, invest in the equity securities of other REITs, including publicly-traded REITs. REITs that invest primarily in real estate are subject to the risks of the real estate market and securities market. REITs are dependent upon specialized management skills, have limited diversification and are, therefore, subject to risks inherent in financing a limited number of projects. REITs may be subject to a management fees and other expenses, and as a result to the extent that we invest in REITs we will bear our proportionate share of the costs of the REITs’ operations. Investing in REITs and real estate-related companies involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. The market value of REIT shares and the ability of the REIT to distribute income may be adversely affected by several factors, including the risks described herein that relate to an investment in our common stock. REITs depend generally on their ability to generate cash flow to make distributions to shareholders. In addition, distributions received by us from REITs may consist of dividends, capital gains or return of capital. Generally, dividends received by us from REIT shares and distributed to our stockholders will not constitute “qualified dividend income” eligible for the reduced tax rate applicable to qualified dividend income. In addition, the performance of a REIT may be affected by changes in the tax laws or by its failure to qualify for tax-free pass-through of income.

REITs (especially mortgage REITs) are also subject to interest rate risk. Rising interest rates may cause REIT investors to demand a higher annual yield, which may, in turn, cause a decline in the market price of the equity securities issued by a REIT.

Investing in certain REITs and real estate-related companies, which often have small market capitalizations, may also involve the same risks as investing in other small capitalization companies. REITs and real estate-related companies may have limited financial resources and their securities may trade less frequently and in limited volume and may be subject to more abrupt or erratic price movements than larger company securities.

We will face “spread widening” risk related to our investment in securities.

For reasons not necessarily attributable to any of the risks set forth herein (for example, supply/demand imbalances or other market forces), the market spreads of the securities in which we invest may increase substantially causing the securities prices to fall. It may not be possible to predict, or to hedge against, such “spread widening” risk. In addition, mark-to-market accounting of our investments will have an interim effect on the reported value prior to realization of an investment.

We may make open market purchases or invest in publicly traded securities.

We have, and may continue to, invest in securities that are publicly traded and are, therefore, subject to the risks inherent in investing in public securities, including price volatility. When investing in public securities, we may be unable to obtain financial covenants or other contractual rights, including management rights that we might otherwise be able to obtain in making privately negotiated investments. Moreover, we may not have the same access to information in connection with investments in public securities, either when investigating a potential investment or after making an investment, as compared to privately negotiated investments. In addition, an investment may be sold by us to a public company where the consideration received is a combination of cash and stock of the public company, which may, depending on the securities laws of the relevant jurisdiction, be subject to lock-up periods.

RISKS ASSOCIATED WITH DEBT FINANCING

We will incur mortgage indebtedness and other borrowings, which may increase our business risks, could hinder our ability to make distributions and could decrease the value of your investment.

We generally finance a portion of the purchase price of our investments by borrowing funds. We also incurred debt in connection with the mergers. Under our charter, we are prohibited from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities. Generally speaking, the preceding calculation is expected to approximate 75% of the aggregate cost of our real estate assets before non-cash reserves and depreciation. We may temporarily borrow in excess of these amounts if such excess is approved by a majority of the independent directors and is disclosed to stockholders in our next quarterly report, along with justification for such excess. In addition, we may incur mortgage debt and pledge some or all of our real estate assets as security for that debt to obtain funds to acquire additional real estate assets or for working capital. We may also borrow funds as necessary or advisable to ensure we maintain our REIT tax qualification, including the requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the distribution paid deduction and excluding net capital gains). However, there is no assurance that we will be able to obtain such borrowings on satisfactory terms.

High debt levels will cause us to incur higher interest charges, which would result in higher debt service payments and could be accompanied by restrictive covenants. If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on that property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. If any mortgage contains cross collateralization or cross default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected. Widespread outbreaks of contagious disease, such as the ongoing global pandemic of COVID-19, can have a significant adverse effect on the hospitality industry. Such outbreaks increase the risk that we will be unable to satisfy our debt service obligations and the risk of the loss of properties due to foreclosure actions.

Instability in the debt markets and our inability to find financing on attractive terms may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to our stockholders.

If mortgage debt is unavailable on reasonable terms as a result of increased interest rates, underwriting standards, capital market instability or other factors, we may not be able to finance the initial purchase of properties. In addition, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Increases in interest rates could increase the amount of our debt payments and negatively impact our operating results.

Interest we pay on our debt obligations will reduce cash available for distributions. If we incur variable rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to you. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage a property, discontinue insurance coverage, or replace Moody National Advisor II, LLC as our advisor. In addition, loan documents may limit our ability to replace a property’s property manager or terminate certain operating or lease agreements related to a property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

Our derivative financial instruments that we may use to hedge against interest rate fluctuations may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on your investment.

We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our real estate assets, but no hedging strategy can protect us completely. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. In addition, the use of such instruments may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT gross income test.

FEDERAL INCOME TAX RISKS

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

We have elected to be taxed as a REIT for our taxable year ended December 31, 2016 and will operate in a manner designed to permit us to continue to qualify as a REIT for federal income tax purposes.

Our qualification as a REIT will depend on our ongoing satisfaction of numerous requirements established under highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations and involve the determination of various factual matters and circumstances not entirely within our control. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that holds its assets through a partnership, as we do. Moreover, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of that qualification.

If we fail to qualify as a REIT in any taxable year for which we have elected to be taxed as a REIT and do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax (and applicable state and local taxes) on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our cash available for distribution to our stockholders. Furthermore, we would not be required to distribute substantially all of our net taxable income to our stockholders. In addition, if we fail to qualify as a REIT in any taxable year for which we have elected to be taxed as a REIT, unless we are eligible for certain statutory relief provisions, we could not re-elect to be taxed as a REIT until the fifth calendar year following the year in which we failed to qualify. In addition, although we intend to operate in a manner intended to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to recommend that we revoke our REIT election.

We believe that our operating partnership will be treated for federal income tax purposes as a partnership and not as an association or as a publicly traded partnership taxable as a corporation. If the Internal Revenue Service were successfully to determine that our operating partnership should properly be treated as a corporation, our operating partnership would be required to pay federal income tax at corporate rates on its net income. In addition, we would fail to qualify as a REIT, with the resulting consequences described above.

Legislative, regulatory or administrative changes could adversely affect us or our stockholders.

Legislative, regulatory or administrative changes could be enacted or promulgated at any time, either prospectively or with retroactive effect, and may adversely affect us and/or our stockholders.

On December 22, 2017, tax legislation commonly referred to as the Tax Cuts and Jobs Act was signed into law. The Tax Cuts and Jobs Act makes significant changes to the U.S. federal income tax rules for taxation of individuals and corporations, generally effective for taxable years beginning after December 31, 2017. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The Internal Revenue Service (“IRS”) has issued significant proposed guidance under the Tax Cuts and Jobs Act, but guidance on additional issues, finalization of proposed guidance and possible technical corrections legislation may adversely affect us or our stockholders. In addition, further changes to the tax laws, unrelated to the Tax Cuts and Jobs Act, are possible.

We urge you to consult with your own tax advisor with respect to the status of the Tax Cuts and Jobs Act and any other legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

To qualify as a REIT we must meet annual distribution requirements, which may result in us distributing amounts that may otherwise be used for our operations.

To qualify as a REIT, we will be required each year to distribute to our stockholders dividends equal to at least 90% of our real estate investment trust taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains. We will be subject to federal income tax on any undistributed taxable income, including net capital gains, and to a 4% nondeductible excise tax on any amount by which dividends we pay with respect to any calendar year are less than the sum of (1) 85% of our ordinary income, (2) 95% of our capital gain net income and (3) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets, and it is possible that we might be required to borrow funds or sell assets to fund these distributions. If we fund distributions through borrowings, then we will have to repay debt using money we could have otherwise used to acquire properties. If we sell assets or use offering proceeds to pay distributions, we also will have fewer investments. Fewer investments may impact our ability to generate future cash flows from operations and, therefore, reduce your overall return. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid corporate income and excise taxes, it is possible that we might not always be able to do so.

We may choose to pay dividends in a combination of cash and our own common stock, in which case stockholders may be required to pay income taxes in excess of the cash dividends they receive.

We may choose to pay dividends in a combination of cash and our own common stock. Under IRS Revenue Procedure 2017-45, as a publicly offered REIT, we may give stockholders a choice, subject to various limits and requirements, of receiving a dividend in cash or in our common stock. As long as at least 20% of the total dividend is available in cash and certain other requirements are satisfied, the IRS will treat the stock distribution as a dividend (to the extent applicable rules treat such distribution as being made out of our earnings and profits). As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends they receive. In the case of non-U.S. stockholders, we generally will be required to withhold tax with respect to the entire dividend, which withholding tax may exceed the amount of cash such non-U.S. stockholder would otherwise receive.

If the leases of our hotels to the taxable REIT subsidiary (“TRS”) lessee are not respected as true leases for U.S. federal income tax purposes, we will fail to qualify as a REIT.

To qualify as a REIT, we must annually satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” Rents paid to our operating partnership by the TRS lessee pursuant to the leases of our hotels will constitute substantially all of our gross income. In order for such rent to qualify as “rents from real property” for purposes of the gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, financing arrangements, joint ventures or some other type of arrangement. If our leases are not respected as true leases for U.S. federal income tax purposes, we will fail to qualify as a REIT.

If any hotel managers that we may engage do not qualify as “eligible independent contractors,” or if our hotels are not “qualified lodging facilities,” we will fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of ours generally will not be qualifying income for purposes of the two gross income tests applicable to REITs, but an exception is provided for leases of “qualified lodging facilities” to a TRS so long as the hotels are managed by an “eligible independent contractor” and certain other requirements are satisfied. We expect to lease all or substantially all of our hotels to the TRS lessee, which is a disregarded subsidiary that is intended to qualify as a TRS. We expect that the TRS lessee will engage hotel managers, including our affiliated property manager and third-party property managers that are intended to qualify as “eligible independent contractors.” Among other requirements, in order to qualify as an eligible independent contractor, the hotel manager must not own, directly or through its equity owners, more than 35% of our outstanding stock, and no person or group of persons can own more than 35% of our outstanding stock and the equity interests of the hotel manager, taking into account certain ownership attribution rules. The ownership attribution rules that apply for purposes of these 35% thresholds are complex and monitoring actual and constructive ownership of our stock by our hotel managers and their owners may not be practical. Accordingly, there can be no assurance that these ownership levels will not be exceeded.

In addition, for a hotel management company to qualify as an eligible independent contractor, such company or a related person must be actively engaged in the trade or business of operating “qualified lodging facilities” (as defined below) for one or more persons not related to the REIT or its TRS at each time that such company enters into a hotel management contract with a TRS or its TRS lessee. No assurances can be provided that any hotel managers that we may engage will in fact comply with this requirement inthe future. Failure to comply with this requirement would require us to find other managers for future contracts, and if we hired a management company without knowledge of the failure, it could jeopardize our status as a REIT.

Finally, each property that we lease to our TRS lessee must be a “qualified lodging facility.” A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, including customary amenities and facilities, provided that no wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. The REIT provisions of the Internal Revenue Code provide only limited guidance for making determinations under the requirements for qualified lodging facilities, and there can be no assurance that these requirements will be satisfied.

Ordinary dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates.

The maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. stockholders, including individuals, is currently 20%. Dividends paid by REITs, however, are not eligible for the reduced rates. REIT dividends that are not designated as qualified dividend income or capital gain dividends are taxable as ordinary income except to the extent designated as capital gain dividends or qualified dividend income. The more favorable rates applicable to regular corporate qualified dividend income could cause certain non-corporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, even taking into account the deduction of up to 20% of “qualified REIT dividends” non-corporate U.S. stockholders are entitled to in taxable years beginning before January 1, 2016.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase real properties and lease them back to the sellers of such properties. We cannot guarantee that the Internal Revenue Service will not challenge our characterization of any sale-leaseback transactions. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “gross income tests” and, consequently, lose our REIT status. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

You may have current tax liability on distributions if you elect to reinvest in shares of our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received a cash distribution equal to the fair market value of the stock received pursuant to our distribution reinvestment plan, which will be taxed as a dividend to the extent of our current or accumulated earnings and profits. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

Restrictions on deduction of all of our interest expense could prevent us from satisfying the REIT distribution requirements and avoiding incurring income or excise taxes.

Under the Tax Cuts and Jobs Act, new rules may limit our ability (and the ability of entities that are not treated as disregarded entities for U.S. federal income tax purposes and in which we hold an interest) to deduct interest expense. Under amended Section 163(j) of the Code, the deduction for business interest expense may be limited to the amount of the taxpayer’s business interest income plus 30% of the taxpayer’s “adjusted taxable income” unless the taxpayer’s gross receipts do not exceed $25 million per year during the applicable testing period or the taxpayer qualifies to elect and elects to be treated as an “electing real property trade or business.” A taxpayer’s adjusted taxable income will start with its taxable income and add back items of non-business income and expense, business interest income and business interest expense, net operating losses, any deductions for “qualified business income,” and, in taxable years beginning before January 1, 2022, any deductions for depreciation, amortization or depletion. A taxpayer that is exempt from the interest expense limitations as an electing real property trade or business is ineligible for certain expensing benefits and is subject to less favorable depreciation rules for real property. The new rules for business interest expense will apply to us and at the level of each entity in which or through which we invest that is not a disregarded entity for U.S. federal income tax purposes. To the extent that our interest expense is not deductible, our taxable income will be increased, as will our REIT distribution requirements and the amounts we need to distribute to avoid incurring income and excise taxes.

Sales of our properties at gains are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

Our ability to dispose of property is restricted as a result of our REIT status. Under applicable provisions of the Internal Revenue Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain realized on the sale or other disposition of any property (other than foreclosure property) we own, directly or through a subsidiary entity, including our operating partnership, but excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business unless a safe harbor applies under the Internal Revenue Code. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a taxable REIT subsidiary, (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary other than a taxable REIT subsidiary, will be treated as a prohibited transaction, or (3) structuring certain dispositions of our properties to comply with certain safe harbors available under the Internal Revenue Code. However, no assurance can be given that any particular property will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business or that a safe harbor will apply.

In certain circumstances, we may be subject to federal and state taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify as a REIT, we may be subject to federal and state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid income and/or excise taxes applicable to REITs. We may also decide to retain capital gains we earn from the sale or other disposition of our real estate assets and pay income tax directly on such income. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. In addition, our TRS will be subject to federal income tax and applicable state and local taxes on its net income. Any federal or state taxes we pay will reduce our cash available for distribution to you.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

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part of the income and gain recognized by certain qualified pension trusts with respect to our common stock may be treated as unrelated business taxable income if we are a “pension-held REIT,” which should not be the case;

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part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt to acquire the common stock; and

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part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Internal Revenue Code may be treated as unrelated business taxable income.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets, including shares of stock in other REITs and certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities, qualified real estate assets and securities of our TRSs) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, qualified real estate assets and securities of our TRSs) can consist of the securities of any one issuer. No more than 20% (for taxable years beginning after December 31, 2017) of the value of our total securities can be represented by securities of one or more TRSs. Finally, no more than 25% of our assets may consist of “nonqualified publicly offered REIT debt instruments.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

Liquidation of assets may jeopardize our REIT status.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate any investments we make to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

We may acquire mezzanine loans. If a mezzanine loan satisfies an Internal Revenue Service safe harbor in Revenue Procedure 2003-65, the mezzanine loan will be treated as a real estate asset for purposes of the REIT asset tests and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to make investments that comply with the various requirements applicable to our qualification as a REIT. We may, however, acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the Internal Revenue Service could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset tests and could challenge treatment of interest on such loan as qualifying income for purposes of the 75% gross income test, and, if such a challenge were sustained, we could fail to qualify as a REIT.

The use of a TRS will increase our overall tax liability.

Our domestic TRS will be subject to federal and state corporate income tax on its taxable income. Accordingly, although our ownership of a TRS lessee allows us to participate in the operating income from any hotel properties that may be acquired in addition to receiving rent, that operating income is fully subject to corporate income tax. Such taxes could be substantial. In addition, special taxes apply to non-arm’s length transactions with our TRSs. We will be required to pay a 100% tax on any redetermined rents, redetermined deductions, excess interest and redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by our TRS. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Redetermined TRS service income generally means the additional gross income a TRS would recognize if it were paid an arm’s length fee for services provided to, or on behalf of, us.

Non-U.S. investors may be subject to U.S. federal income tax on the sale of shares of our common stock if we are unable to qualify as a domestically controlled REIT and generally will be subject to U.S. federal income tax on capital gain dividends.

A non-U.S. person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to U.S. federal income tax on the gain recognized on such disposition. A non-U.S. stockholder generally would not be subject to U.S. federal income tax, however, on gain from the disposition of stock in a REIT if the REIT is a domestically controlled REIT. A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. We cannot assure you that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, gain realized by a non-U.S. investor on a sale of our common stock would be subject to U.S. federal income tax unless our common stock was traded on an established securities market, which is not currently the case, and the non-U.S. investor did not at any time during a specified testing period directly or indirectly own more than 10% of the value of our outstanding common stock. In addition, if a non-U.S. person receives a dividend that is attributable to gains from our sale of a U.S. real property interest, such non-U.S. person generally will be required to report such dividend on a U.S. federal income tax return and pay U.S. federal income tax at regular U.S. federal income tax rates and a 30% branch profits tax in the case of a non-U.S. corporation unless an applicable tax treaty provides an exemption from, or lower rate of, branch profits tax.

RETIREMENT PLAN RISKS

There are special considerations for pension or profit-sharing or 401(k) plans, health or welfare plans or individual retirement accounts whose assets are being invested in our common stock due to requirements under ERISA and the Internal Revenue Code. Furthermore, a person acting on behalf of a plan not subject to ERISA may be subject to similar penalties under applicable federal, state, local, or non-U.S. law by reason of purchasing our stock.

A stockholder that is investing the assets of a pension, profit sharing or 401(k) plan, health or welfare plan, or an IRA, or other plan or arrangement subject to ERISA or Section 4975 of the Internal Revenue Code in us, should consider:

●	whether the investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code;

●	whether the investment is made in accordance with the documents and instruments governing the applicable plan, IRA, or other arrangement, including the investment policy;

●	whether the investment satisfies the prudence, diversification, and other applicable fiduciary requirements in Section 404(a) of ERISA;

●	whether the investment will impair the liquidity of the plan, IRA, or other arrangement;

●	whether the investment will produce unrelated business taxable income, referred to as UBTI and as defined in Sections 511 through 514 of the Internal Revenue Code, to the plan;

●	the need to value the assets of the plan annually; and

●	whether the investment will constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Such a stockholder should consider whether an investment in us will cause some or all of our assets to be considered assets of an employee benefit plan, IRA, or other arrangement. We do not believe that under ERISA and U.S. Department of Labor regulations currently in effect that our assets would be treated as “plan assets” for purposes of ERISA, although there can be no assurances. However, if our assets were considered to be plan assets, transactions involving our assets would be subject to ERISA and Section 4975 of the Internal Revenue Code and some of the transactions we have entered into with our advisor and its affiliates could be considered “prohibited transactions,” under ERISA or the Internal Revenue Code. If such transactions were considered “prohibited transactions,” our advisor and its affiliates could be subject to liabilities and excise taxes or penalties. In addition, our officers and directors, our advisor and its affiliates could be deemed to be fiduciaries under ERISA, subject to other conditions, restrictions and prohibitions under Part 4 of Title I of ERISA and those serving as fiduciaries of plans investing in us may be considered to have improperly delegated fiduciary duties to us. Additionally, other transactions with “parties-in-interest” or “disqualified persons” with respect to an investing plan might be prohibited under ERISA, the Internal Revenue Code or other governing authority in the case of a government plan. Therefore, we would be operating under a burdensome regulatory regime that could limit or restrict investments we can make or our management of our real estate assets. Even if our assets are not considered to be plan assets, a prohibited transaction could occur if we or any of our affiliates is a fiduciary (within the meaning of ERISA) with respect to an employee benefit plan purchasing shares and, therefore, in the event any such persons are fiduciaries (within the meaning of ERISA) of your plan or IRA, such stockholder should not hold our shares unless an administrative or statutory exemption applies to your purchase.

Failure to satisfy the fiduciary standards of conduct and other requirements of ERISA, the Internal Revenue Code, or other applicable statutory or common law may result in the imposition of civil (and criminal, if the violation was willful) penalties, and can subject the fiduciary to equitable remedies and/or damages. In addition, if an investment in our common stock constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary that authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. Furthermore, to the extent that the assets of a plan or arrangement not subject to the fiduciary provisions of ERISA (for example, governmental plans, non-electing church plans, and foreign plans) will be used to purchase our stock, such plans should consider the impact of applicable federal, state, local, or non-U.S. law on the decision to make such purchase.

If we were at any time deemed to hold “plan assets” under ERISA or the Internal Revenue Code, stockholders subject to ERISA and the related excise tax provisions of the Internal Revenue Code may be subject to adverse financial and legal consequences.

Stockholders subject to ERISA or the Internal Revenue Code should consult their own advisors as to the effect of an investment in the shares. As discussed under “Certain ERISA Considerations,” our assets may be deemed to constitute “plan assets” of stockholders that are subject to the fiduciary provisions of ERISA or the prohibited transaction rules of Section 4975 of the Internal Revenue Code (“Plans”). If we were deemed to hold “plan assets” of Plans, (i) ERISA’s fiduciary standards would apply to, and might materially affect, our operations if any such Plans are subject to ERISA and (ii) any transaction we enter into could be deemed a transaction with each Plan and transactions we might enter into in the ordinary course of business could constitute prohibited transactions under ERISA and/or Section 4975 of the Internal Revenue Code. Holding plan assets may negatively impact our results.

ITEM 1B.	Unresolved Staff Comments

We have no unresolved staff comments.

ITEM 2.	Properties

As of December 31, 2019, we owned fifteen hotel properties located in six states with a total of 2,123 rooms. For more information on our hotel properties see Item 1, “Business—Investment Portfolio.”

Our principal executive offices are located at 6363 Woodway Drive, Suite 110, Houston, Texas, 77057. We consider these facilities to be suitable and adequate for the management and operations of our business. Our telephone number, general facsimile number and website address are (713) 977-7500, (713) 977-7505 and https://www.moodynationalreit.com, respectively.

ITEM 3.	Legal Proceedings

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. Management is not aware of any pending or contemplated legal proceedings the outcome of which is or would be reasonably likely to have a material adverse effect on our results of operations or financial condition.

ITEM 4.	Mine Safety Disclosures

Not applicable.

PART II

ITEM 5.	Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

Stockholder Information

As of March 6, 2020, there were 13,632,766 shares of our common stock issued and outstanding, consisting of 12,996,645 shares of Class A common stock, 158,951 shares of Class I common stock, and 477,170 shares of Class T common stock, held by a total of approximately 7,200 stockholders. The number of stockholders is based on the records of DST Systems, Inc., which serves as our transfer agent.

Market Information

Our shares of common stock are not currently listed on a national securities exchange or any over-the-counter market and there is no established public trading market for our common stock. We do not expect our shares to become listed in the near future, and they may not become listed at all. Consequently, there is the risk that our stockholders may not be able to sell their shares at a time or price acceptable to them. We presently intend, but are not required, to complete a transaction providing liquidity for our stockholders within three to six years from the termination of our initial public offering. Our charter does not require our board to pursue a liquidity event at any particular time, or at all. However, we expect that our board will determine to pursue a liquidity event when it believes that the then-current market conditions are favorable for a liquidity event and that such a transaction is in the best interests of our stockholders. A liquidity event could include (1) the sale of all or substantially all of our assets either on a portfolio basis or individually followed by a liquidation, (2) a merger or another transaction approved by our board in which our stockholders will receive cash or shares of a publicly traded company or (3) a listing of our shares on a national securities exchange. There can be no assurance as to when a suitable transaction will be available.

Determination of Estimated Net Asset Value per Share

On March 24, 2020, our board of directors, including all of our independent directors, determined an estimated NAV per share of our Class A Shares, Class I Shares and Class T Shares of $23.50 as of December 31, 2019. The estimated NAV per share is based on (x) the estimated value of our assets less the estimated value of our liabilities, divided by (y) the number of outstanding shares of our common stock, all as of December 31, 2019. We are providing the estimated NAV per share in part to assist broker-dealers in connection with their obligations under National Association of Securities Dealers Conduct Rule 2340, as required by FINRA, with respect to customer account statements. In determining the estimated NAV per share, our board relied upon information contained in a report, or the Valuation Report, provided by our advisor, the recommendation of the audit committee of our board and our board’s experience with, and knowledge of, our real property and other assets as of December 31, 2019. The objective of our board in determining the estimated NAV per share of our common stock was to arrive at a value, based on recent, available data, that our board believed was reasonable based on methods that it deemed appropriate after consultation with our advisor and the audit committee. In preparing the Valuation Report, our advisor relied in part on appraisals of the fair value of our investments in hotel properties provided by Kendall Realty Consulting Group, LLC, which we refer to herein as the Appraiser. To calculate the estimated NAV per share in the Valuation Report, our advisor used a methodology pursuant to the provisions of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Institute for Portfolio Alternatives in April 2013.

The table below sets forth material items included in the calculation of the estimated NAV per share as of December 31, 2019. A summary of methodologies, assumptions and limitations follows the table (in thousands except per share amounts) (amounts in the table are unaudited).

Investment in hotel properties	$549,400
Cash, cash equivalents and restricted cash	15,948
Investment in marketable securities	5,936
Other assets	4,757
$576,041

Notes payable and note payable to related party	$244,790
Other liabilities	13,052
Special limited partnership interests	1
Noncontrolling interests in Operating Partnership	6,761
Total liabilities, special limited partnership interests and noncontrolling interests in Operating Partnership	$264,604
Estimated value	$311,437

Common stock outstanding	13,251
Estimated value per share	$23.50

As of December 31, 2019, the estimated NAV was allocated on a per share basis as follows:

Investment in hotel properties	$41.46
Notes payable and note payable to related party	(18.47)
Other assets, liabilities, and special limited partnership interests	1.02
Noncontrolling interests in Operating Partnership	(0.51)
Estimated value per share	$23.50

Investment in Hotel Properties

As of December 31, 2019, we owned 15 hotel properties. The Appraiser appraised the hotel properties in our portfolio using the income method of valuation, specifically a discounted cash flow analysis, as well as the sales comparison approach. The income method is a customary valuation method for income-producing properties, such as hotels. The appraisals were conducted on a property-by-property basis. In performing this analysis, the Appraiser reviewed property-level information provided by our advisor and us, including: property-level operating and financial data, prior appraisals (as available), franchise agreements, management agreements, agreements governing the ownership structure of each property and other property-level information. In addition, the Appraiser (i) discussed the applicable hotel properties with our advisor, (ii) conducted inspections of the applicable hotels, and (iii) reviewed information from a variety of sources about market conditions for the applicable hotels.

After completing the foregoing reviews, the Appraiser developed multi-year discounted cash flow analyses for each hotel appraised based on a review of such property’s historical operating statements, a review of such property’s 2020 forecasts and 2020 preliminary budget, as well as estimated occupancy, average daily room rate, and revenues and expenses for each hotel based on an analysis of market demand. In addition, the Appraiser determined an estimated residual value of the applicable hotel in the final year of the discounted cash flow analysis by estimating the next year’s net operating income and capitalizing that income at a capitalization rate indicative of the location, quality and type of the hotel. The Appraiser made deductions for capital expenditures based on discussions with our advisor, its review of the applicable property’s improvements and estimates of reserves for replacements going forward.

The discount rates and capitalization rates used to value our hotel properties were selected and applied on a property-by-property basis and were selected based on several factors, including but not limited to industry surveys, discussions with industry professionals, hotel type, franchise, location, age, current room rates and other factors that the Appraiser deemed appropriate. The following summarizes the overall discount rates and capitalization rates used by the Appraiser:

	Range
	Low	High	Weighted Average
Capitalization Rate	6.50%	8.00%	7.29%
Discount Rate	8.50%	10.00%	9.29%

While we believe that the discount rates and capitalization rates used by the Appraiser were reasonable, a change in those rates would significantly impact the appraised values of our hotel properties and thus, the estimated NAV per share. The table below illustrates the impact on the estimated NAV per share if the weighted average capitalization rate and weighted average discount rate listed above were increased or decreased by 2.5%, assuming all other factors remain unchanged:

	Estimated NAV per Share due to
	Decrease of 2.5%	Increase of 2.5%
Capitalization Rate	$23.71	$22.66
Discount Rate	$23.85	$22.51

The appraisals are each addressed to our advisor to assist it in calculating an estimated NAV per share of our Class A Shares, Class I Shares and Class T Shares. None of the appraisals are addressed to the public, may not be relied upon by any person other than our advisor and our board (including any committee thereof) to establish an estimated NAV per share of our shares of common stock, and do not constitute a recommendation to any person to purchase or sell any such shares.

Marketable Securities

As of December 31, 2019, we held marketable securities valued at $5.9 million which consist primarily of investments in the common stock of publicly-traded REITs.

Notes Payable and Note Payable to Related Party

As of December 31, 2019, we had 15 notes payable and one note payable to related party, which were secured by certain of our assets. The Valuation Report contained an estimated fair value of each such note payable estimated based on discounted cash flow analyses using the current incremental borrowing rates for similar types of borrowing arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

Other Assets and Liabilities

The Valuation Report contained estimates of our other assets and liabilities, consisting primarily of cash and cash equivalents, restricted cash, deferred franchise costs, accounts receivable, prepaid expenses, other assets and accounts payable, and accrued expenses. The fair values of such other assets and liabilities were considered by our board to be equal to their carrying value as of December 31, 2019 due to their short maturities.

Limitations of the Estimated NAV per Share

The various factors considered by our board in determining the estimated NAV per share were based on a number of assumptions and estimates that may not be accurate or complete. Different parties using different assumptions and/or different estimates could derive a different estimated NAV per share. The estimated NAV per share is not audited and does not represent the value of our assets or liabilities according to GAAP. Moreover, the estimated NAV per share determined by the board is not a representation, assurance, warranty or guarantee that, among other things:

●	a stockholder would be able to realize the estimated NAV per share if such stockholder attempts to sell his or her shares;

●	a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon a liquidation of our assets and settlement of our liabilities, or upon our sale;

●	our shares would trade at the estimated NAV per share on a national securities exchange;

●	another independent third-party appraiser or third-party valuation firm would agree with the estimated NAV per share; or

●

the estimated NAV per share, or the methods used to determine the estimated NAV per share, will be acceptable to FINRA, the SEC, any state securities regulatory entity or in accordance with ERISA or with any other regulatory requirements.

Further, the estimated NAV per share is as of December 31, 2019 and is based on the estimated value of our assets as of December 31, 2019. We did not make any adjustments to the valuation for the impact of other transactions or events occurring subsequent to December 31, 2019. The value of our common stock will fluctuate over time in response to developments related to individual assets in our portfolio, the management of those assets, and in response to the real estate and capital markets. In particular, the ongoing global pandemic of COVID-19, together with the restrictions on travel and other measures enacted in response to the pandemic, has had and will continue to have a significant adverse impact on the operations and value of our hotel properties for an indefinite period of time. As a result, the estimated NAV per share as of December 31, 2019 should not be considered as an accurate or approximate value of a share of our common stock at this time, or the amount that stockholders would receive in the event of our liquidation.

Sales of Unregistered Securities

Pursuant to our independent directors compensation plan, on the date of each of the first four annual meetings of our stockholders at which an independent director is re-elected to the board, he or she will receive 2,500 shares of restricted stock. The shares of restricted common stock vest in four equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to death or disability, or (2) a change in control of our company. On August 5, 2019, each of Charles L. Horn, Clifford P. McDaniel, John P. Thompson, and William H. Armstrong III were issued 2,500 shares of restricted common stock pursuant to our independent directors compensation plan. The shares of restricted stock issued pursuant to our independent directors compensation plan were issued in transactions exempt from registration pursuant to Section 4(a)(2) of the Securities Act.  All shares of common stock issued pursuant to the independent directors compensation plan are Class A Shares. For more information on our independent directors compensation plan, see Item 11, “Executive Compensation—Compensation of our Directors.”

Use of Offering Proceeds From Registered Securities

On January 20, 2015, our Registration Statement on Form S-11 (File No. 333-198305) registering our offering of up to $1.1 billion in shares of our common stock was declared effective and we commenced our initial public offering. In our initial public offering we offered up to $1.0 billion in shares of any class of our common stock to the public in our primary offering and up to $100.0 million of shares of any class of our common stock pursuant to the DRP. The initial offering price of our common stock in our initial public offering was $25.00 per share, and thereafter was adjusted based upon our annually determined estimated NAV per share.

On January 18, 2018, we filed a Registration Statement on Form S-11 (Registration No. 333-222610) with the SEC registering $990,000,000 in any combination of our shares to be sold on a “best efforts” basis in our follow-on offering. Effective July 19, 2018, the SEC declared the registration statement for our follow-on offering effective, we commenced our follow-on offering and we ceased selling shares pursuant to the registration statement for our initial public offering. On March 24, 2020, our board of directors approved the suspension of the sale of shares of our common stock in our public offering, effective as of March 25, 2020. Prior to the suspension of our public offering, each class of our shares of common stock was being offered (i) to the public in the primary offering at a purchase price of $23.32 per share, equal to the NAV per share of such class as of December 31, 2018, and (ii) to our stockholders pursuant to the DRP at a purchase price of $23.32 per share, equal to the NAV per share of such class as of December 31, 2018.

As of December 31, 2019, we had accepted investors’ subscriptions for and issued an aggregate of 9.8 million shares in our initial public offering and our follow-on offering, excluding shares issued in connection with the Mergers and including 507,000 shares pursuant to the DRP, resulting in gross offering proceeds of $226.2 million. We accepted investors’ subscriptions for and issued 6.1 million shares in the initial public offering, excluding shares issued in connection with our Mergers and including 215,000 shares pursuant to the DRP, resulting in gross offering proceeds of $147.4 million for the initial public offering. As of December 31, 2019, we had accepted investors’ subscriptions for and issued 3.7 million shares in the follow-on offering, including 292,000 shares pursuant to the DRP, resulting in gross offering proceeds of $78.8 million for the follow-on offering.

We incurred selling commissions, dealer manager fees and other organization and offering costs in our initial public offering in the amounts set forth in the table below (in thousands). Our dealer manager reallowed all of the selling commissions and a portion of the dealer manager fees to participating broker-dealers.

Type of Expense	Amount	Estimated/ Actual
Selling commissions, dealer manager fees and stockholder servicing fees	$11,522	Actual
Finders’ fees	—	—
Expenses paid to or for underwriters	—	—
Other organization and offering costs	6,843	Actual
Total expenses	$18,365

As of December 31, 2019, we had incurred selling commissions, dealer manager fees, stockholder servicing fees and other organization and offering costs in our follow-on offering in the amounts set forth in the table below (in thousands). Effective January 16, 2018, our advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with our ongoing public offering.

Type of Expense	Amount	Estimated/ Actual
Selling commissions, dealer manager fees and stockholder servicing fees	$—	Actual
Finders’ fees	—	—
Expenses paid to or for underwriters	—	—
Other organization and offering costs	2,191	Actual
Total expenses	$2,191

The net offering proceeds to us from our initial public offering, after deducting the total expenses incurred as described above, were $129.1 million, excluding $5.2 million in offering proceeds from shares of our common stock issued pursuant to the DRP.

As of December 31, 2019, the net offering proceeds to us from our follow-on offering, after deducting the total expenses incurred as described above, were $76.6 million, excluding $6.8 million in offering proceeds from shares of our common stock issued pursuant to the DRP.

We intend to use the proceeds from our initial public offering and our follow-on offering to acquire additional hotel properties located in the East Coast, the West Coast and the Sunbelt regions of the United States. To a lesser extent, we may also invest in other hospitality properties located within other markets and regions as well as real estate securities and debt-related investments related to the hospitality sector.

As of December 31, 2019, we used $163.5 million of the net proceeds from our initial public offering and follow-on offering to acquire the Residence Inn Austin, the Springhill Suites Seattle, the Moody I portfolio (pursuant to the Mergers), and the Residence Inn Houston Medical Center, to reduce the debt on Springhill Suites Seattle, to originate the MN TX II note, and to reduce Term Loan and Short Term Loan debt. As of December 31, 2019, we had paid a cumulative amount of $16.9 million of acquisition expenses, including $13.0 million related to the Mergers.

Share Repurchase Program

Our share repurchase program may provide an opportunity for our stockholders to have shares of our common stock repurchased, subject to certain restrictions and limitations, at a price equal to or at a discount from the current offering price per share for the shares being repurchased. No shares can be repurchased under our share repurchase program until after the first anniversary of the date of purchase of such shares; provided, however, that this holding period shall not apply to repurchases requested within two years after the death or qualifying disability of a stockholder.

We will repurchase shares under our share repurchase program for the lesser of the price paid by the stockholder for the shares that are being repurchased or 95% of the then-current NAV per share. Repurchase requests made within two years of death or “qualifying disability” of a stockholder will be repurchased at a price equal to the then-current public offering price or, in the case of repurchases following the conclusion of our offering, at a price based upon our current NAV per share and other factors that our board of directors deems relevant. Our board of directors, in its sole discretion, shall make the determination of whether a stockholder has a qualifying disability after receiving written notice from the stockholder.

We are not obligated to repurchase shares of our common stock under the share repurchase program. Our board of directors may, in its sole discretion, accept or reject any share repurchase request made by any stockholder at any time. Repurchases during any calendar year will be limited to the lesser of (1) 5.0% of the weighted average of common stock outstanding during the prior calendar year and (2) the number of shares of our common stock that could be repurchased with the net proceeds from the sale of shares under our DRP in the prior calendar year plus such additional funds as may be reserved for share repurchase by our board of directors; provided, however, that shares subject to a repurchase request upon the death of a stockholder will be included in calculating the maximum number of shares that may be repurchased, but the above volume limitations shall not apply to repurchases requested upon the death of a stockholder. In addition, our board may, in its sole discretion, amend, suspend or terminate the share repurchase program at any time if it determines that the funds available to fund the share repurchase program are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase program is in the best interest of our stockholders. If our board decides to amend, suspend or terminate our share repurchase program, we will provide stockholders with no less than 10 days’ prior written notice, which notice may be provided by including such information (a) in a current report on Form 8-K or in our annual or quarterly reports, all as publicly filed or furnished with the SEC, or (b) in a separate mailing to our stockholders.

In connection with the Mergers, our board suspended our share repurchase program, effective March 24, 2017. Our board reinstated our share repurchase program on September 27, 2017, the closing date of the Mergers. On March 24, 2020, our board of directors determined to suspend the operation of our share repurchase program, effective as of April 6, 2020. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Subsequent Events.”

During the three months ended December 31, 2019, we fulfilled redemption requests and redeemed shares of our common stock pursuant to our share redemption program as follows:

	Total Number of Shares Requested to be Redeemed(1)	Average Price Paid per Share	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
October 2019	86,353.12	$22.89		(2)
November 2019	—	$—		(2)
December 2019	—	$—		(2)
	86,353.12

(1)	We generally redeem shares on the last business day of the month following the end of each fiscal quarter in which redemption requests were received. The 86,353.12 shares requested to be redeemed were redeemed during the quarter ended December 31, 2019 at an average price of $22.89 per share.

(2)	The number of shares that may be redeemed pursuant to the share redemption program during any calendar year is limited to: (1) 5% of the weighted-average number of shares outstanding during the prior calendar year and (2) those that can be funded from the net proceeds we received from the sale of shares under the DRP during the prior calendar year plus such additional funds as may be reserved for that purpose by our board of directors. This volume limitation will not apply to redemptions requested within two years after the death of a stockholder.

Distribution Information

Our board of directors has authorized and declared a distribution to its stockholders for 2019 and 2018 that will be (1) calculated daily and reduced for class-specific expenses; (2) payable in cumulative amounts on or before the 15th day of each calendar month to stockholders of record as of the last day of the previous month; and (3) calculated at a rate of $1.7528 per share of the Company’s common stock per year, or approximately $0.00480 per share per day, before any class-specific expenses. The Company first paid distributions on September 15, 2015. On March 24, 2020, our board of directors determined to suspend the payment of all distributions, effective immediately. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Subsequent Events.”

The following table summarizes distributions paid in cash and pursuant to the DRP for the years ended December 31, 2019 and 2018 (in thousands):

Period	Cash Distribution	Distribution Paid Pursuant to DRP(1)	Total Amount of Distribution
First Quarter 2019	$3,517	$1,121	$4,638
Second Quarter 2019	3,858	1,228	5,086
Third Quarter 2019	4,097	1,302	5,399
Fourth Quarter 2019	4,225	1,348	5,573
Total	$15,697	$4,999	$20,696

First Quarter 2018	$3,218	$634	$3,852
Second Quarter 2018	3,039	963	4,002
Third Quarter 2018	3,241	1,034	4,275
Fourth Quarter 2018	3,437	1,087	4,524
Total	$12,935	$3,718	$16,653

(1)	Amount of distributions paid in shares of common stock pursuant to the DRP.

For the year ended December 31, 2019, we had cash provided by operating activities of $6.5 million, and $4.3 in funds from operations. For the year ended December 31, 2018, we had cash provided by operating activities of $4.3 million, and $4.5 million in funds from operations. For the year ended December 31, 2019, 31% of distributions were paid from cash provided by operating activities and 69% were paid from offering proceeds. For the year ended December 31, 2018, 26% of distributions were paid from cash provided by operating activities and 74% were paid from offering proceeds. The tax composition of our distributions declared for the years ended December 31, 2019 and 2018 was as follows:

	2019	2018
Ordinary Income	3.46%	0.00%
Capital Gain	0.00%	0.00%
Return of Capital	96.54%	100.00%
Total	100.00%	100.00%

ITEM 6.	Selected Financial Data

Selected Financial Data

The following selected financial data as of December 31, 2019, 2018, 2017, 2016, and 2015, and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, should be read in conjunction with (i) the accompanying consolidated financial statements and related notes thereto beginning on Page F-1 Annual Report and (ii) the information set forth under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of results for any future period.

	(in thousands)
	As of December 31,
Selected Financial Data	2019	2018	2017	2016	2015
BALANCE SHEET DATA:
Total assets	$467,666	$424,902	$446,476	$135,759	$29,479
Total liabilities	$254,549	$237,054	$274,962	$70,930	$17,218
Special limited partnership interests	$1	$1	$1	$1	$1
Total equity	$213,116	$187,847	$171,513	$64,828	$12,260

	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017	Year ended December 31, 2016	Year ended December 31, 2015

STATEMENT OF OPERATIONS DATA:
Total revenue	$84,677	$80,841	$36,569	$14,859	$1,077
Total expenses	$97,419	$90,353	$50,948	$17,136	$1,598
Gain on acquisition of hotel property	$—	$—	$—	$—	$2,000
Income tax expense (benefit)	$183	$158	$666	$(4)	$(6)
Net income (loss)	$(12,925)	$(9,670)	$(15,045)	$(2,273)	$1,485

STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in) operating activities	$6,490	$4,260	$(10,609)	$921	$(19)
Net cash provided by (used in) investing activities	$(9,298)	$7,112	$(77,713)	$(88,666)	$(25,684)
Net cash provided by (used in) financing activities	$(438)	$(13,913)	$88,609	$105,741	$27,085

OTHER DATA:
Dividends declared	$20,991	$16,812	$9,562	$3,161	$217

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” and our accompanying consolidated financial statements and the notes thereto included elsewhere in this Annual Report. Also see “Forward Looking Statements” preceding Part I. As used herein, the terms “we,” “our,” “us” and “our company” refer to Moody National REIT II, Inc. and, as required by context, Moody National Operating Partnership II, LP, a Delaware limited partnership, our operating partnership, and to their respective subsidiaries. References to “Shares” and “our common stock” refer to shares of any class of our common stock.

Overview

We are a Maryland corporation formed on July 25, 2014 to invest in a portfolio of hospitality properties focusing primarily on the select-service segment of the hospitality sector with premier brands including, but not limited to, Marriott, Hilton and Hyatt. We have elected to be taxed as REIT under the Internal Revenue Code beginning with our taxable year ended December 31, 2016. We own, and in the future intend to own, substantially all of our assets and conduct our operations through our operating partnership. We are the sole general partner of our operating partnership, and the initial limited partners of our operating partnership were our subsidiary, Moody Holdings II, and Moody LPOP II, an affiliate of our advisor. Moody Holdings II invested $1,000 in our operating partnership in exchange for limited partnership interests, and Moody LPOP II invested $1,000 in our operating partnership in exchange for special limited partnership interests. As we accept subscriptions for sales of shares of our common stock, we transfer substantially all of the net proceeds from such sales to our operating partnership in exchange for limited partnership interests and our percentage ownership in our operating partnership increases proportionally.

We are externally managed by our advisor pursuant to the advisory agreement among us, our operating partnership and our advisor. Our advisor was formed in July 2014. Our sponsor is owned and managed by Brett C. Moody, who also serves as our Chief Executive Officer and President and the Chief Executive Officer and President of our advisor.

On January 20, 2015, we commenced our initial public offering of up to $1.1 billion in shares of common stock, consisting of up to $1.0 billion in shares of our common stock offered to the public and up to $100.0 million in shares offered to our stockholders pursuant to our DRP. On June 26, 2017, the SEC declared effective a post-effective amendment to our registration statement which reallocated the shares of our common stock being sold in our initial public offering as Class A Shares, Class I Shares and Class T Shares. We collectively refer to the Class A Shares, Class I Shares and Class T Shares as our “shares.” Effective July 19, 2018, the SEC declared effective our registration statement (Registration No. 333-222610) and we commenced our follow-on public offering of up to $990 million in any combination of the three classes of our shares, consisting of up to $895 million in shares of our common stock offered to the public, which we refer to as the “primary offering,” and up to $95 million in shares of our common stock offered to our stockholders pursuant to the DRP. We will continue to offer shares in our follow-on offering on a continuous basis until July 19, 2020, subject to extension for an additional year (to July 29, 2021) by our board of directors.

Effective January 16, 2018, our advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with our ongoing public offering; provided, however, that our advisor intends to recoup the selling commissions, dealer manager fees and stockholder servicing fees that it funds through receipt of an increased acquisition fee (as discussed in Note 7, “Related Party Agreements-Acquisition Fees,” in the accompanying consolidated financial statements).

On March 24, 2020, our board of directors determined an estimated net asset value, or NAV, per share of all classes of our common stock as of December 31, 2019 of $23.50.

We accepted investors’ subscriptions for and issued 6.1 million shares in the initial public offering, excluding shares issued in connection with the Mergers and including 215,000 shares pursuant to the DRP, resulting in gross offering proceeds of $147.4 million for the initial public offering. As of December 31, 2019, we had accepted investors’ subscriptions for and issued 9.8 million shares in our initial public offering and our follow-on offering, excluding shares issued in connection with the Mergers and including 507,000 shares pursuant to the DRP, resulting in aggregate gross offering proceeds of $226.2 million.

As of December 31, 2019, we had accepted investors’ subscriptions for and issued 3.7 million shares in the follow-on offering, including 292,000 shares pursuant to the DRP, resulting in gross offering proceeds of $78.8 million for the follow-on offering. As of February 18, 2020, we had accepted investors’ subscriptions for and issued 3.9 million shares in our follow-on offering, including 333,000 shares issued pursuant to our DRP, resulting in gross offering proceeds of $83.4 million. As of February 18, 2020, $898.9 million in shares of our stock remained to be sold in our follow-on offering. On March 24, 2020 our board of directors approved the suspension of the sale of shares of our common stock in our public offering, effective as of March 25, 2020. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Subsequent Events.”

Moody Securities, LLC, an affiliate of our advisor, is our dealer manager and is responsible for the distribution of our common stock in our ongoing follow-on offering.

We intend to continue to use the net proceeds from our public offerings to acquire hotel properties located in the East Coast, the West Coast and the Sunbelt regions of the United States. To a lesser extent, we may also invest in other hospitality properties located within other markets and regions, as well as real estate securities and debt-related investments related to the hospitality sector.

As of December 31, 2019, our portfolio consisted of (1) ownership interests in fifteen hotel properties located in six states, comprising a total of 2,123 rooms and (2) investments in marketable securities valued at $5.9 million. Our principle executive offices are located at 6363 Woodway Drive, Suite 110, Houston, Texas 77057, and our main telephone number is (713) 977-7500.

Merger with Moody National REIT I, Inc.

On September 27, 2017, the merger of Moody I with and into our company and the merger of Moody I OP with and into our operating partnership, were completed. For additional discussion of the Mergers, see Part I., Item 1. “Business—Merger with Moody National REIT I, Inc.”

COVID-19 Pandemic

Since its discovery in December 2019, COVID-19 has spread from China to many other countries, including the United States. The spread of COVID-19 has been declared a pandemic by the World Health Organization and in the United States the Health and Human Services Secretary has declared a public health emergency and the President has declared a national emergency in response to the pandemic. As cases of COVID-19 continue to be identified in additional countries, many governments, included the United States, have reacted by instituting closures of non-essential businesses and schools and restrictions on travel and public gatherings. Such actions are adversely impacting numerous industries, including hospitality. The pandemic is expected to have a continued adverse impact on economic and market conditions and may trigger a period of global economic slowdown. The COVID-19 pandemic has had, and is expected to continue to have, a significant adverse effect on the operating results of our hotel properties, which depend primarily upon revenues driven by business and leisure travel.

The pandemic is a rapidly evolving situation, and considerable uncertainty surrounds its ultimate consequences. The full extent to which our financial condition is negatively impacted by the pandemic will largely depend on future developments which cannot be accurately predicted at this time, including the severity and duration of the pandemic, the cities and geographic regions most severely impacted by the pandemic, and the extent and effectiveness of the measures taken on an international, national and local level to mitigate the pandemic’s impact. Nevertheless, the COVID-19 pandemic presents material uncertainty and risk with respect to our financial condition. On March 24, 2020, in response to the pandemic, our board of directors approved the suspension of the sale of shares of our common stock in our public offering, the payment of distributions to our stockholders, and the operation of our DRP and share repurchase program. See “—Subsequent Events.”

Review of Investment Policies

Our board, including our independent directors, has reviewed our investment policies as described in this Annual Report and determined that such policies are in the best interests of our stockholders based on the following factors: (1) such policies increase the likelihood that we will be able to acquire a diversified portfolio of income producing properties, thereby reducing risk in our portfolio; (2) our executive officers and directors and the affiliates of our advisor have expertise with the type of real estate investments we seek; (3) there are sufficient property acquisition opportunities with the attributes that we seek; and (4) borrowings should enable us to purchase assets and earn income more quickly, thereby increasing the likelihood of generating income for our stockholders and preserving stockholder capital.

Results of Operations

We were formed on July 25, 2014. As of December 31, 2019, we owned (1) interests in fifteen hotel properties located in nine states, comprising a total of 2,123 rooms and (2) investments in marketable securities valued at $5.9 million. As of December 31, 2018, we owned (1) interests in fourteen hotel properties located in nine states, comprising a total of 1,941 rooms, and (2) a loan with a current principal amount of $6,750,000 originated to an affiliate of our sponsor used to acquire a commercial property located in Katy, Texas. Primarily because we did not own any notes receivable as of December 31, 2019 and we did own an investment in marketable securities valued at $5.9 million as of December 31, 2019, our interest and dividend income for the year ended December 31, 2019 are not directly comparable to those for the year ended December 31, 2018. In general, we expect that our income and expenses related to our investment portfolio will increase in future periods as a result of anticipated future acquisitions of real estate and real estate-related investments.

Revenue

Total revenue increased to $84.7 million for the year ended December 31, 2019 from $80.8 million for the year ended December 31, 2018. Hotel revenue increased to $84.0 million for the year ended December 31, 2019 from $79.7 million for the year ended December 31, 2018 due to the fact that we owned fifteen hotel properties as of December 31, 2019 compared to fourteen hotel properties during the year ended December 31, 2018. Interest and dividend income decreased to $664,000 for the year ended December 31, 2019 from $1.2 million for year ended December 31, 2018 due to the repayment of the related party note and the related party mezzanine note. We expect that room revenue, other hotel revenue and total revenue will each increase in future periods as a result of future acquisitions of real estate assets and owning the Moody I portfolio acquired in the Mergers.

A comparison of hotel revenues for the hotels owned continuously for the year ended December 31, 2019 and 2018 follows (in thousands):

	Years ended December 31,		Increase (Decrease)
	2019	2018
Residence Inn Austin	$5,072	$4,969	$103
Springhill Suites Seattle	11,136	13,301	(2,165)
Homewood Suites Woodlands	3,021	3,011	10
Hyatt Place Germantown	3,702	4,038	(336)
Hyatt Place North Charleston	3,455	3,951	(496)
Hampton Inn Austin	4,478	4,066	412
Residence Inn Grapevine	6,716	6,813	(97)
Marriott Courtyard Lyndhurst	9,118	9,183	(65)
Hilton Garden Inn Austin	5,389	5,235	154
Hampton Inn Great Valley	3,680	3,733	(53)
Embassy Suites Nashville	13,828	12,450	1,378
Homewood Suites Austin	4,347	4,253	94
Townplace Suites Fort Worth	3,003	2,655	348
Hampton Inn Houston	2,270	2,008	262
	$79,215	$79,666	$(451)

Revenues for the Springhill Suites Seattle decreased for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to an increased supply of Marriott branded hotels in the downtown Seattle area that has diluted the average daily rate and occupancy and ongoing renovations to the hotel.

Hotel Operating Expenses

Hotel operating expenses increased to $55.4 million for the year ended December 31, 2019 from $50.2 million for the year ended December 31, 2018. Such increase was primarily due to the fact that we owned fifteen hotel properties as of December 31, 2019 compared to fourteen hotel properties during the year ended December 31, 2018.

Property Taxes, Insurance and Other

Property taxes, insurance and other expenses increased to $6.7 million for the year ended December 31, 2019 from $5.5 million for the year ended December 31, 2018. Such increase was primarily due to the fact that we owned fifteen hotel properties as of December 31, 2019 compared to fourteen hotel properties during the year ended December 31, 2018.

Depreciation and Amortization

Depreciation and amortization increased to $14.2 million for the year ended December 31, 2019 from $12.2 million for the year ended December 31, 2018. Such increase was primarily due to the fact that we owned fifteen hotel properties as of December 31, 2019 compared to fourteen hotel properties during the year ended December 31, 2018.

Acquisition Expenses

Acquisition expenses increased to $2.2 million for the year ended December 31, 2019 from $0 for the year ended December 31, 2018 due to the acquisition of the Residence Inn Houston Medical Center during the year ended December 31, 2019 compared to no acquisitions during the year ended December 31, 2018.

Corporate General and Administrative Expenses

Corporate general and administrative expenses decreased to $6.4 million for the year ended December 31, 2019 from $6.5 million for the year ended December 31, 2018 due to the fact that an increase in asset management fees was more than offset by decreases in insurance, professional fees and directors’ fees. These general and administrative expenses consisted primarily of asset management fees, restricted stock compensation and directors’ fees. We expect corporate general and administrative expenses to increase in future periods as a result of anticipated future acquisitions, but to decrease as a percentage of total revenue.

Interest Expense and Amortization of Debt issuance costs

Interest expense and amortization of debt issuance costs decreased to $12.8 million for the year ended December 31, 2019 from $16.0 million for the year ended December 31, 2018.  Interest expense and amortization of debt issuance costs decreased primarily due to the repayment of debt associated with the acquisition of the Moody I portfolio on September 27, 2017. In future periods our interest expense will vary based on the amount of our borrowings, which will depend on the availability and cost of borrowings and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

Income Tax Expense

Our income tax expense increased to $183,000 for the year ended December 31, 2019 from an income tax expense of $158,000 for the year ended December 31, 2018. Such increase was due to an increase in state taxable income of the TRS for the year ended December 31, 2019.

Liquidity and Capital Resources

Our principal demand for funds is for the acquisition of real estate assets, the payment of operating expenses, principal and interest payments on our outstanding indebtedness and the payment of distributions to our stockholders. Proceeds from our offering currently supply a significant portion of our cash. Over time, however, we anticipate that cash from operations will generally fund our cash needs for items other than asset acquisitions.

There may be a delay between the sale of shares of our common stock during our offering and our purchase of assets, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. Our advisor, subject to the oversight of our board, will evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

We may, but are not required to, establish working capital reserves out of cash flow generated by our real estate assets or out of proceeds from the sale of our real estate assets. We do not anticipate establishing a general working capital reserve; however, we may establish working capital reserves with respect to particular investments. We also may, but are not required to, establish reserves out of cash flow generated by our real estate assets or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically used to fund tenant improvements, leasing commissions and major capital expenditures. We also escrow funds for hotel property improvements. Our lenders also may require working capital reserves. The Term Loan Agreement (described below) also contains various customary covenants, including but not limited to financial covenants, covenants requiring monthly deposits in respect of certain property costs, such as taxes, furniture, fixtures and equipment, and insurance, covenants imposing restrictions on indebtedness and liens, and restrictions on investments and participation in other asset disposition, merger or business combination or dissolution transactions.

To the extent that any working capital reserve we establish is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations, short-term borrowing, equity capital from joint venture partners, or the proceeds of public or private offerings of our shares or interests in our operating partnership. In addition, subject to certain limitations, we may incur indebtedness in connection with the acquisition of any real estate assets, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties. There can be no assurance that we will be able to obtain such capital or financing on favorable terms, if at all.

To the extent that our operating results are adversely impacted by the effects of the COVID-19 pandemic, our liquidity and need for capital resources may be impacted. On March 24, 2020, our board of directors determined to suspend the payment of all distributions, effective immediately, and suspend the operation of our share repurchase program, effective as of April 6, 2020. See “—Subsequent Events.”

Net Cash Provided by Operating Activities

As of December 31, 2019, we owned interests in fifteen hotel properties and investments in marketable securities valued at $5.9 million. As of December 31, 2018, we owned interests in fourteen hotel properties and a note receivable from related party in the amount of $6.8 million. Net cash provided by operating activities for the years ended December 31, 2019 and 2018 was $6.5 million and $4.3 million, respectively. The increase in cash provided by operating activities for the year ended December 31, 2019 was primarily due to a decrease in the amount due from related parties of $1.2 million, an increase in accounts payable and accrued expenses of $2.0 million, and an increase in the amount due to related parties of $861,000 during the year ended December 31, 2019 compared to the year ended December 31, 2018.

Net Cash (Used in) Provided By Investing Activities

Our cash used in investing activities will vary based on how quickly we invest the net offering proceeds from our public offering towards acquisitions of real estate and real-estate related investments. Net cash (used in) provided by investing activities for the years ended December 31, 2019 and 2018 was $(9.3) million and $7.1 million, respectively. The decrease in cash provided by investing activities for the year ended December 31, 2019 was due to a decrease in the repayment in the related party mortgage note and the related party mezzanine note receivable and an increase in investment in marketable securities during the year ended December 31, 2019 compared to the year ended December 31, 2018.

Net Cash Used in Financing Activities

For the year ended December 31, 2019, our cash flows from financing activities consisted primarily of proceeds from our offering, net of offering costs, and proceeds of notes payable offset by repayment of notes payable and distributions paid to our stockholders. Net cash used in financing activities for the years ended December 31, 2019 and 2018 was $438,000 and $13.9 million, respectively. The decrease in cash used in financing activities for the year ended December 31, 2019 was primarily due to an increase in repayments of notes payable to related parties of $20.0 million for the year ended December 31, 2019 compared to $0 for the year ended December 31, 2018, offset by proceeds from issuance of common stock of $62.2 million and repayments of notes payable of $42.8 million the year ended December 31, 2019 compared to proceeds from issuance of common stock of $44.0 million and repayments of notes payable of $54.5 million the year ended December 31, 2018.

Cash and Cash Equivalents and Restricted Cash

As of December 31, 2019, we had cash on hand and restricted cash of $15.9 million.

Debt

We use, and intend to use in the future, secured and unsecured debt as a means of providing additional funds for the acquisition of real property, securities and debt-related investments. By operating on a leveraged basis, we expect that we will have more funds available for investments. This will generally allow us to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

Term Loan Agreement

On September 27, 2017, our operating partnership, as borrower, we and certain of our subsidiaries, as guarantors, and KeyBank National Association, or KeyBank, as agent and lender (KeyBank, in its capacity as lender, together with any other lender institutions that may become parties to the term loan agreement are referred to herein as the “Lenders”), entered into a term loan agreement, or, as amended, the Term Loan Agreement. Pursuant to the Term Loan Agreement, the Lenders made a term loan to our operating partnership in the original principal amount of $70.0 million, or the Term Loan. We used proceeds from the Term Loan to pay the cash consideration in connection with the Mergers, other costs and expenses related to the Mergers and for other corporate purposes. We began making principal payments of $1.5 million per month on the Term Loan in November 2017. On March 28, 2018, the parties to the Term Loan Agreement entered into a letter agreement, or the Term Loan Letter Agreement, pursuant to which the parties thereto agreed to change the commencement date of our obligation under the Term Loan Agreement to raise $10 million per quarter in gross offering proceeds to the calendar quarter ending June 30, 2018.

The Term Loan originally matured on September 27, 2018. The maturity date of the Term Loan was originally extended to October 26, 2018, and on October 24, 2018, the maturity date of the Term Loan was extended again to September 27, 2019 in connection with the partial refinancing of the Term Loan. The outstanding balance of the Term Loan of $26.5 million as of October 24, 2018, together with any and all accrued and unpaid interest thereon, and all other obligations payable under the Term Loan Agreement, was repaid in full on September 27, 2019. The Term Loan originally provided for monthly interest payments, for mandatory payments of principal from the proceeds of certain capital events, and for monthly payments of principal in an amount equal to the greater of (i) 50% of our operating partnership’s Consolidated Net Cash Flow (as defined in the Term Loan Agreement) or (ii) $1.5 million. In connection with the extension of the Term Loan on October 24, 2018, monthly payments of principal were $100,000 per month, and the margins over the base rate or LIBOR rate were 2.75% and 3.75%, respectively.

Short Term Loan

On October 24, 2018, our operating partnership issued a promissory note in favor Green Bank, N.A. in the original principal amount of $16.0 million, or the Short Term Loan. The proceeds of the Short Term Loan were used to retire a portion of the Term Loan, resulting in a balance of $26.5 million for the Term Loan as of October 24, 2018. The Short Term Loan bore interest at an annual rate equal to the one-month LIBOR plus 2.5% and our company and the operating partnership were collectively required to make a monthly payment on the outstanding principal and interest of the Short Term Loan equal to the greater of $1.5 million or 50% of our consolidated net cash flow. The entire principal balance of the Short Term Loan and all interest thereon were repaid in full on April 24, 2019, the maturity date of the Short Term Loan.

Note Payable to Related Party

On the April 29, 2019, the acquisition date of the Residence Inn Houston Medical Center, our operating partnership issued a promissory note payable to the seller of the Residence Inn Houston Medical Center property in the original principal amount of $22.6 million, evidencing a note payable to related party. The note payable to related party bears interest at a rate per annum equal to the lesser of the maximum rate permitted by applicable law and 3%. Any amounts payable under the note payable to related party which are not paid by our operating partnership when due will bear interest at a past due rate equal to the lesser of the maximum rate permitted by applicable law and 18%. On the April 29, 2019, our operating partnership made a principal payment of $7.8 million, and beginning on May 15, 2019 and ending on October 15, 2019, our operating partnership made monthly principal and interest payments of $2.0 million. The entire outstanding principal balance of the note payable to related party, together with all accrued interest thereon and all other amounts payable under the note payable to related party, was due and payable in full on December 15, 2019. The maturity date of the note payable to related party was extended to June 15, 2020, with all other terms and conditions remaining unchanged. If our operating partnership fails to make when due any payment under the note payable to related party, our operating partnership will pay to the seller on demand a late fee equal to 5% of the amount of such payment. Upon at least five days prior written notice to the seller, our operating partnership may prepay the outstanding principle balance, plus all accrued interest and other amounts due, in whole or in part, without penalty. The balance of the note payable to related party was $2.9 million as of December 31, 2019.

The note payable to related party provides for customary events of default, including failure by our operating partnership to pay when due and payable any amounts payable under the terms of the note payable to related party. Upon any event of default by our operating partnership, seller may accelerate the maturity date of the note payable to related party and declare the entire unpaid principal balance of the note payable to related party and all accrued and unpaid interest thereon due and payable in full immediately and exercise any other rights available to it under law or equity.

As of December 31, 2019, our outstanding indebtedness totaled $241.9 million, which amount includes debt associated with properties previously owned by Moody I. Our aggregate borrowings are reviewed by our board of directors at least quarterly. Under our charter, we are prohibited from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with an explanation for such excess. As of December 31, 2019 and 2018, our debt levels did not exceed 300% of the value of our net assets.

For more information on our outstanding indebtedness, see Note 5, “Debt” to the consolidated financial statements included in this Annual Report.

Contractual Commitments and Contingencies

The following is a summary of our contractual obligations as of December 31, 2019 (in thousands):

	Payments Due By Period
Contractual Obligations	Total	2020	2021-2022	2023-2024	Thereafter
Long-term debt obligations(1)	$241,896	$4,567	$9,978	$110,709	$116,642
Interest payments on outstanding debt obligations(2)	57,011	11,262	22,021	18,459	5,269
Total	$298,907	$15,829	$31,999	$129,168	$121,911

(1)	Amounts include principal payments only.
(2)	Projected interest payments are based on the outstanding principal amounts and weighted-average interest rates at December 31, 2019.

Organization and Offering Costs

Our organization and offering expenses may be incurred directly by us or may be incurred by our advisor on our behalf. Pursuant to the advisory agreement, we will reimburse our advisor for organizational and offering expenses associated with our public offerings incurred by our advisor on our behalf, provided that within 60 days of the last day of the month in which any public offering ends, our advisor is obligated to reimburse us to the extent that organization and offering costs we have incurred in connection with such public offering exceed 15% of the gross offering proceeds from the sale of shares of our common stock in such offering. As of January 16, 2018, our advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with our public offering. We will not reimburse our advisor for the selling commissions and fees it pays on our behalf, however our advisor intends to recoup all or a portion of such amounts over time through receipt of the contingent advisor payment, as discussed in Note 7, “Related Party Arrangements” to the consolidated financial statements included elsewhere in this Annual Report.

As of December 31, 2019, total organization and offering expenses for the initial public offering and the follow-on offering were $20.6 million, comprised of $12.3 million of expenses incurred directly by us and $8.3 million in expenses incurred by and reimbursable to our advisor (excluding the selling commissions, dealer manager fees and stockholder servicing fees paid on our behalf by our advisor effective as of January 16, 2018). As of December 31, 2019, total organization and offering expenses for the initial public offering were $18.3 million, comprised of $12.3 million of expenses incurred directly by us and $6.0 million in expenses incurred by and reimbursable to our advisor (excluding the selling commissions, dealer manager fees and stockholder servicing fees paid on our behalf by our advisor effective as of January 16, 2018). As of December 31, 2019, total organization and offering expenses for the follow-on offering were $2.3 million, comprised of $0 of expenses incurred directly by us and $2.3 million in expenses incurred by and reimbursable to our advisor (excluding the selling commissions, dealer manager fees and stockholder servicing fees paid on our behalf by our advisor effective as of January 16, 2018). As of December 31, 2019, we had $286,000 due from our advisor for reimbursable offering costs.

All offering costs, including selling commissions and dealer manager fees, are recorded as an offset to additional paid-in-capital, and all organization costs are recorded as an expense when we have an obligation to reimburse our advisor.

Operating Expenses

We will reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services it provides to us, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee we pay to our advisor) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of our average invested assets, or (2) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period, which we refer to as the “2%/25% Limitation.” Notwithstanding the above, we may reimburse our advisor for expenses in excess of the 2%/25% Limitation if a majority of our independent directors determine that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended December 31, 2019, our total operating expenses were $6.4 million, which included $5.1 million in operating expenses incurred directly by us and $1.3 million incurred by our advisor on our behalf. Of that $6.4 million in total operating expenses incurred during four fiscal quarters ended December 31, 2019, $0 exceeded the 2%/25% Limitation. We reimbursed our advisor $1.3 million during four fiscal quarters ended December 31, 2019. As of December 31, 2019, we had $106,000 due from our advisor for operating expense reimbursement.

Critical Accounting Policies

General

We consider the accounting policies described below to be critical because they involve significant judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the consolidated financial statements or different amounts reported in the consolidated financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Income Taxes

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2016. We did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the year ended December 31, 2015 and for the period from July 25, 2014 (inception) to December 31, 2014, including not having the requisite number of shareholders for a sufficient number of days in those periods. Prior to qualifying to be taxed as a REIT we were subject to normal federal and state corporation income taxes.

Provided that we continue to qualify as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, so long as we distribute at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfy the other organizational and operational requirements for REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We lease the hotels that we acquire to a wholly owned TRS that is subject to federal, state and local income taxes.

We account for income taxes of our TRS using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We record a valuation allowance for net deferred tax assets that are not expected to be realized.

We have reviewed tax positions under GAAP guidance that clarify the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the consolidated financial statements if it is more likely than not that the tax position will be sustained upon examination. We had no material uncertain tax positions as of December 31, 2019.

The preparation of our various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which our estimates may change is not expected to be material. We will account for interest and penalties relating to uncertain tax provisions in the current period’s results of operations, if necessary. We have tax years 2014 through 2018 remaining subject to examination by various federal and state tax jurisdictions.

Valuation and Allocation of Hotel Properties — Acquisitions

Upon acquisition, the purchase price of hotel properties are allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and equipment, any assumed debt, identified intangible assets and asset retirement obligations, if any, based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

Land fair values are derived from appraisals, and building fair values are calculated as replacement cost less depreciation or our estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The fair value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation.

We determine the fair value of any assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that we believe we could obtain at the date of acquisition. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of our properties, we make assumptions and use various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. Many of these estimates are obtained from independent third party appraisals. However, we are responsible for the source and use of these estimates. These estimates are based on judgment and subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of our hotel properties or related intangibles could, in turn, result in a difference in the depreciation or amortization expense recorded in our consolidated financial statements. These variances could be material to our results of operations and financial condition.

Valuation and Allocation of Hotel Properties — Ownership

Depreciation expense is computed using the straight-line method based upon the following estimated useful lives:

Estimated Useful Lives (years)
Buildings and improvements	39-40
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

Impairment

We monitor events and changes in circumstances indicating that the carrying amounts of our hotel properties may not be recoverable. When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset from operating activities and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale. There were no such impairment losses for the three and nine months ended December 31, 2019 and 2018.

In evaluating our hotel properties for impairment, we make several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during our ownership and the projected sales price of each of the properties. A change in these estimates and assumptions could result in a change in the estimated undiscounted cash flows or fair value of our hotel properties which could then result in different conclusions regarding impairment and material changes to our consolidated financial statements.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which changes lessee accounting to reflect the financial liability and right-of-use assets that are inherent to leasing an asset on the balance sheet. The standard requires a modified retrospective approach, with restatement of the prior periods presented in the year of adoption, subject to any FASB modifications. This standard will be effective for the first annual reporting period beginning after December 15, 2018. We adopted this standard on January 1, 2019. In evaluating the effect that ASU No. 2016-02 will have on our consolidated financial statements and related disclosures, we believe the impact will be minimal to our ongoing consolidated financial statements.

In August 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities,” which improves the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements and simplifies the application of hedge accounting. This standard will be effective for the first annual period beginning after December 15, 2018, including interim periods within those periods. Early adoption is permitted. We adopted this standard on January 1, 2018 and aside from minor presentation changes in its disclosure on derivative and hedging activities, it will not have a material effect on our ongoing consolidated financial statements

Inflation

As of December 31, 2019, our investments consisted of interests in fifteen hotel properties and investments in marketable securities valued at $5.9 million. Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. The note receivable from a related party bears interest at a fixed rate of interest and inflation could, therefore, have an impact on their fair value. As of December 31, 2019, we were not experiencing any material impact from inflation.

REIT Compliance

We elected to be taxed as a REIT commencing with the taxable year ended December 31, 2016. To qualify as a REIT for tax purposes, we are required to distribute at least 90% of our REIT taxable income (determined for this purpose without regard to the dividends-paid deduction and excluding net capital gain) to our stockholders. We must also meet certain asset and income tests, as well as other requirements. We will monitor the business and transactions that may potentially impact our REIT status. If we fail to qualify as a REIT in any taxable year following the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which our REIT qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. We did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014.

Distributions

Our board of directors authorized and declared a distribution to our stockholders for 2019 that will be (1) calculated daily and reduced for class-specific expenses; (2) payable in cumulative amounts on or before the 15th day of each calendar month to stockholders of record as of the last day of the previous month; and (3) calculated at a rate of $1.7528 per share of our common stock per year, or approximately $0.00480 per share per day, before any class-specific expenses. We first paid distributions on September 15, 2015.

The following table summarizes distributions paid in cash and pursuant to the DRP for the years ended December 31, 2019 and 2018 (in thousands):

Period	Cash Distribution	Distribution Paid Pursuant to DRP(1)	Total Amount of Distribution
First Quarter 2019	$3,517	$1,121	$4,638
Second Quarter 2019	3,858	1,228	5,086
Third Quarter 2019	4,097	1,302	5,399
Fourth Quarter 2019	4,225	1,348	5,573
Total	$15,697	$4,999	$20,696

First Quarter 2018	$3,218	$634	$3,852
Second Quarter 2018	3,039	963	4,002
Third Quarter 2018	3,241	1,034	4,275
Fourth Quarter 2018	3,437	1,087	4,524
Total	$12,935	$3,718	$16,653

(1)	Amount of distributions paid in shares of common stock pursuant to the DRP.

We paid $20.7 million in aggregate distributions for the year ended December 31, 2019, which was comprised of $15.7 million in cash distributions and $5.0 million in shares issued pursuant to the DRP. We paid $16.7 million in aggregate distributions for the year ended December 31, 2018, which was comprised of $12.9 million in cash distributions and $3.7 million in shares issued pursuant to the DRP. For the year ended December 31, 2019, we had cash provided by operating activities of $6.5 million, and $4.3 million in funds from operations. For the year ended December 31, 2018, we had cash provided by operating activities of $4.3 million, and $4.5 million in funds from operation. For more information on how we calculate funds from operations, see “—Funds from Operations and Modified Funds from Operations,” below. For the year ended December 31, 2019, 31% of distributions were paid from cash provided by operating activities and 69% were paid from offering proceeds. For the year ended December 31, 2018, 26% of distributions were paid from cash provided by operating activities and 74% were paid from offering proceeds. Of the $48.7 million in total distributions we have paid during the period from our inception through December 31, 2019, including shares issued pursuant to the DRP, 3% was funded from cash flow from operations and 97% was funded from offering proceeds.

Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Cash generated from operations is not equivalent to net income as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a standard known as Funds from Operations, or FFO, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures in which the REIT holds an interest. We have adopted the NAREIT definition for computing FFO because, in our view, FFO is a meaningful supplemental performance measure in conjunction with net income.

Changes in the accounting and reporting rules under GAAP that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-cash and non-operating items included in FFO, as defined. As a result, in addition to FFO, we also calculate modified funds from operations, or MFFO, a non-GAAP supplemental financial performance measure that our management uses in evaluating our operating performance. Similar to FFO, MFFO excludes items such as depreciation and amortization. However, MFFO excludes non-cash and non-operating items included in FFO, such as amortization of certain in-place lease intangible assets and liabilities and the amortization of certain tenant incentives. Our calculation of MFFO will exclude these items, as well as the effects of straight-line rent revenue recognition, fair value adjustments to derivative instruments that do not qualify for hedge accounting treatment, non-cash impairment charges and certain other items, when applicable. Our calculation of MFFO will also include, when applicable, items such as master lease rental receipts, which are excluded from net income (loss) and FFO, but which we consider in the evaluation of the operating performance of our real estate investments.

We believe that MFFO reflects the overall impact on the performance of our real estate investments of occupancy rates, rental rates, property operating costs and development activities, as well as general and administrative expenses and interest costs, which is not immediately apparent from net income (loss). As such, we believe MFFO, in addition to net income (loss) as defined by GAAP, is a meaningful supplemental performance measure which is used by our management to evaluate our operating performance and determine our operating, financing and dividend policies.

Please see the limitations listed below associated with the use of MFFO as compared to net income (loss):

●	Our calculation of MFFO will exclude any gains (losses) related to changes in estimated values of derivative instruments related to any interest rate swaps which we hold. Although we expect to hold these instruments to maturity, if we were to settle these instruments prior to maturity, it would have an impact on our operations. We do not currently hold any such derivate instruments and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

●	Our calculation of MFFO will exclude any impairment charges related to long-lived assets that have been written down to current market valuations. Although these losses will be included in the calculation of net income (loss), we will exclude them from MFFO because we believe doing so will more appropriately present the operating performance of our real estate investments on a comparative basis. We have not recognized any such impairment charges and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

●	Our calculation of MFFO will exclude organizational and offering expenses and acquisition expenses. Although organizational and acquisition expenses reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness, and do not consider these expenses in the evaluation of our operating performance and determining MFFO. Offering expenses do not affect net income. Our calculation of MFFO set forth in the table below reflects the exclusion of acquisition expenses.

We believe MFFO is useful to investors in evaluating how our portfolio might perform after our offering and acquisition stage has been completed and, as a result, may provide an indication of the sustainability of our distributions in the future. However, as described in greater detail below, MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity. Many of the adjustments to MFFO are similar to adjustments required by SEC rules for the presentation of pro forma business combination disclosures, particularly acquisition expenses, gains or losses recognized in business combinations and other activity not representative of future activities. MFFO is also more comparable in evaluating our performance over time and as compared to other real estate companies, which may not be as involved in acquisition activities or as affected by impairments and other non-operating charges.

MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. However, MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO. Investors are cautioned that, due to the fact that impairments are based on estimated future undiscounted cash flows and, given the relatively limited term of our operations, it could be difficult to recover any impairment charges.

The calculation of FFO and MFFO may vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. In addition, FFO and MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. In particular, as we are currently in the acquisition phase of our life cycle, acquisition costs and other adjustments which are increases to MFFO are, and may continue to be, a significant use of cash. MFFO also excludes impairment charges, rental revenue adjustments and unrealized gains and losses related to certain other fair value adjustments. Accordingly, both FFO and MFFO should be reviewed in connection with other GAAP measurements.

The table below summarizes our calculation of FFO and MFFO for the years ended December 31, 2019 and 2018 and a reconciliation of such non-GAAP financial performance measures to our net loss (in thousands).

	Year ended December 31,
	2019	2018
Net Loss	$(12,925)	$(9,670)
Adjustments:
Depreciation and amortization	14,167	12,166
Gain on sale of marketable securities	(9)	—
Funds from Operations	1,233	2,496
Adjustments:
Acquisition expenses	2,212	—
Unrealized loss on change in fair value of investment in marketable securities	(197)	—
Amortization of debt issuance costs	1,025	1,973
Modified Funds from Operations	$4,273	$4,469

Off-Balance Sheet Arrangements

As of December 31, 2019 and 2018, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Related-Party Transactions and Agreements

We have entered into agreements with our advisor and its affiliates whereby we have paid, and may continue to pay, certain fees to, or reimburse certain expenses of, our advisor or its affiliates in connection with the Mergers and for acquisition and advisory fees and expenses, financing coordination fees, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and expenses, leasing fees and reimbursement of certain operating costs. See Note 1, “Organization-Merger with Moody I,” and Note 7, “Related Party Arrangements,” to the consolidated financial statements included in this Annual Report for a discussion of our related-party transactions, agreements and fees.

Subsequent Events

Distributions Declared

On December 31, 2019, we declared a distribution in the aggregate amount of $2.0 million, of which $1.5 million was paid in cash on January 15, 2020 and $500,000 was paid pursuant to the DRP in the form of additional shares of the our common stock. On January 31, 2020, we declared a distribution in the aggregate amount of $2.0 million, of which $1.5 million was paid in cash on February 15, 2020 and $500,000 was paid pursuant to the DRP in the form of additional shares of our common stock. On February 29, 2020, we declared a distribution in the aggregate amount of $1.9 million of which $1.4 million was paid in cash on March 15, 2020 and $500,000 was paid pursuant to the DRP in the form of additional shares of our common stock.

Suspension of Public Offering

On March 24, 2020, our board of directors determined to suspend the sale of shares of our common stock in our public offering, effective as of March 25, 2020.

Suspension of Distributions

On March 24, 2020, our board of directors determined to suspend the payment of all distributions to our stockholders, effective immediately.

Suspension of Distribution Reinvestment Plan

On March 24, 2020, in light of its determination to suspend the payment of all distributions, our board of directors also determined to suspend the operation of our DRP, effective as of April 6, 2020.

Suspension of Share Repurchase Program

On March 24, 2020, our board of directors determined to suspend the operation of our share repurchase program, effective as of April 6, 2020.

Our board of directors based its determination to suspend the sale of shares of our common stock in our public offering, the payment of distributions and the operation of our DRP and share repurchase program on (i) the rapidly deteriorating demand across the hotel sector, which is expected to continue to adversely affect bookings and occupancy levels at our hotel properties, stemming from the social distancing, shelter-in-place, travel restriction and other policies implemented by governmental entities and employers to combat the COVID-19 pandemic, and (ii) our current and anticipated financial condition and capital needs. While it is impossible to predict when we will be able to return to normal operations, our board of directors and our management will continuously evaluate our financial condition and the overall economic environment in order to determine an appropriate time for the reinstatement of our public offering, the payment of distributions, our DRP and our share repurchase program.

Payment by Advisor to Holders of Class I Shares

On January 17, 2020, our advisor agreed to make a one-time cash payment to holders of our Class I shares acquired subsequent to January 16, 2018 (the date that the Contingent Advisor Payment first became payable) in an amount designed to compensate the holders of such Class I shares for the amount of the Contingent Advisor Payments attributable to such Class I shares (“Class I payment”). The Class I payment will be made by our advisor prior to or upon our liquidation and dissolution or other liquidity event, provided that

ITEM 7A.	Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our real estate investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

With regard to variable rate financing, our advisor will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Our advisor maintains risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced.

As of December 31, 2019, our indebtedness, as described below, was comprised of notes secured by our hotel properties. All such notes, except the Term Loan, accrue interest at a fixed rate and, therefore, an increase or decrease in interest rates would have no effect on our interest expense with respect such notes. Interest rate changes will affect the fair value of any fixed rate instruments that we hold. As we expect to hold our fixed rate instruments to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed rate instruments, would have a significant impact on our operations.

As of December 31, 2019 and 2018, our notes payable consisted of the following (all $ amounts in thousands):

Property Name	Date Acquired	Location	Ownership Interest	Original Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)
Residence Inn Austin	October 15, 2015	Austin, Texas	100%	$27,500	112	$16,300
Springhill Suites Seattle	May 24, 2016	Seattle, Washington	100%	74,100	234	44,165
Homewood Suites Woodlands	September 27, 2017(5)	The Woodlands, Texas	100%	17,356	91	8,915
Hyatt Place Germantown	September 27, 2017(5)	Germantown, Tennessee	100%	16,074	127	6,865
Hyatt Place North Charleston	September 27, 2017(5)	North Charleston, South Carolina	100%	13,806	113	7,019
Hampton Inn Austin	September 27, 2017(5)	Austin, Texas	100%	19,328	123	10,493
Residence Inn Grapevine	September 27, 2017(5)	Grapevine, Texas	100%	25,245	133	12,114
Marriott Courtyard Lyndhurst	September 27, 2017(5)	Lyndhurst, New Jersey	(3)	39,547	227	18,934
Hilton Garden Inn Austin	September 27, 2017(5)	Austin, Texas	100%	29,288	138	18,080
Hampton Inn Great Valley	September 27, 2017(5)	Frazer, Pennsylvania	100%	15,285	125	7,861
Embassy Suites Nashville	September 27, 2017(5)	Nashville, Tennessee	100%	82,207	208	41,250
Homewood Suites Austin	September 27, 2017(5)	Austin, Texas	100%	18,835	96	10,602
Townplace Suites Fort Worth	September 27, 2017(5)	Fort Worth, Texas	(4)	11,242	95	5,979
Hampton Inn Houston	September 27, 2017(5)	Houston, Texas	100%	9,958	119	4,366
Residence Inn Houston Medical Center	April 29, 2019	Houston, Texas	100%	52,000	182	31,847	(6)
Totals				$451,771	2,123	$244,790

(1)	Excludes closing costs and includes gain on acquisition.

(2)	As of December 31, 2019.

(3)	The Marriott Courtyard Lyndhurst is owned by MN Lyndhurst Venture, LLC, of which our operating partnership is a member and holds 100% of the Class B membership interests therein. The Marriott Courtyard Lyndhurst is pledged as security for the Term Loan. See Note 5, “Debt,” in the accompanying consolidated financial statements.

(4)	The Townplace Suites Fort Worth is owned by MN Fort Worth Venture, LLC, of which our operating partnership is a member and holds 100% of the Class B membership interests therein. The Townplace Suites Fort Worth is pledged as security for the Term Loan. See Note 5, “Debt,” in the accompanying consolidated financial statements.

(5)	Property acquired on September 27, 2017 as a result of the Mergers.

(6)	Includes balance of $29.0 million for first mortgage loan and balance of $2.9 million for promissory note payable to seller of the Residence Inn Houston Medical Center in the original principal amount of $22.6 million.

Credit Risk

We will also be exposed to credit risk. Credit risk in our investments in debt and securities relates to each individual borrower’s ability to make required interest and principal payments on scheduled due dates. We seek to manage credit risk through our advisor’s comprehensive credit analysis prior to making an investment, actively monitoring our asset portfolio and the underlying credit quality of our holdings and subordination and diversification of our portfolio. Our analysis is based on a broad range of real estate, financial, economic and borrower-related factors which we believe are critical to the evaluation of credit risk inherent in a transaction.

ITEM 8.	Financial Statements and Supplementary Data

Our Consolidated Financial Statements and supplementary data can be found beginning on Page F-1 of this Annual Report.

ITEM 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

ITEM 9A.	Controls and Procedures

Disclosure Controls and Procedures

As of the end of the period covered by this Annual Report, management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based upon, and as of the date of, the evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures were effective as of the end of the period covered by this Annual Report to ensure that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file and submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) or 15d-15(f) promulgated under the Exchange Act. In connection with the preparation of this Annual Report, our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2019. In making that assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, our management believes that, as of December 31, 2019, our internal control over financial reporting was effective based on those criteria.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during the quarter ended December 31, 2019 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.	Other Information

None.

PART III

ITEM 10.	Directors, Executive Officers and Corporate Governance

Our directors and executive officers and their positions and offices are as follows:

Name	Position
Brett C. Moody	Chairman of the Board, Chief Executive Officer and President
Robert W. Engel	Chief Financial Officer
William H. Armstrong III	Independent Director
Charles L. Horn	Independent Director
Clifford P. McDaniel	Independent Director
John P. Thompson	Independent Director

Brett C. Moody, age 56, has served as our Chairman of our board of directors, Chief Executive Officer and President since our organization. Mr. Moody also serves as Chief Executive Officer and President of our advisor. Mr. Moody also served as Chairman of the board of directors, Chief Executive Officer and President of Moody I and Chief Executive Officer and President of its advisor from January 2008 to September 2017. Mr. Moody founded Moody Mortgage Corporation in 1996 and has served as its Chairman and Chief Executive Officer since its formation. Mr. Moody, who has over 20 years of commercial real estate experience, has since guided the growth of his company from a mortgage company to a full service real estate firm, which includes affiliates Moody National Mortgage Corporation, Moody National Realty Company, Moody National Management, Moody National Hospitality Management, LLC, Moody National Development Company and their respective subsidiaries, collectively referred to as the Moody National Companies. His primary responsibilities include overseeing real estate acquisitions and management as well as building, coaching and leading the Moody National Companies team of professionals. As Chairman of the Board and Chief Executive Officer of Moody National Mortgage Corporation, Mr. Moody has closed over 200 transactions totaling over $2 billion. Prior to founding Moody National Mortgage Corporation, Mr. Moody was a financial analyst for the Dunkum Mortgage Group, now Live Oak Capital. Mr. Moody also serves on the Board of Directors of Foundation for the Future, the Yellowstone Academy for At Risk Children, and the Palmer Drug Abuse Program. Mr. Moody attended the University of Texas at Austin, but did not receive any degrees.

Our board of directors, excluding Mr. Moody, has determined that the leadership positions previously and currently held by Mr. Moody, and the extensive experience he has accumulated from acquiring and managing investments in commercial real estate and debt, have provided Mr. Moody with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

Robert W. Engel, age 65, has served as our Chief Financial Officer since our organization. Mr. Engel also served as Chief Financial Officer and Treasurer of Moody I from January 2008 to September 2017, and as Secretary of Moody I from May 2010 to September 2017. In addition, Mr. Engel also serves as the Chief Financial Officer—Real Estate Development and Management of the Moody National Companies Organization, a position he has held since September 2006. Prior to working at the Moody National Companies Organization, Mr. Engel served as the Division Controller, Real Estate Development and Management, of BMS Management, Inc., an owner and manager of commercial and multifamily properties primarily in Houston, Texas from May 2005 to September 2006. From November 1999 to May 2005, Mr. Engel served as Controller and Chief Financial Officer, Real Estate Development and Management for Hartman Management, Inc., advisor to Hartman Commercial Properties REIT, which provides commercial real estate services. Mr. Engel is a CPA and holds memberships in the American Institute of Certified Public Accountants, and the Texas Society of Certified Public Accountants. Mr. Engel is also a CPM, with membership in the Institute of Real Estate Management, and a CCIM as a member of the CCIM Institute. He is a licensed real estate broker in the State of Texas. Mr. Engel holds Series 7, 22, 24, 27, 62 and 63 licenses with FINRA. Mr. Engel received a B.B.A. with highest honors from the University of Texas in Austin, Texas.

William H. Armstrong III, age 55, has served as one of our independent directors since September 2017. Mr. Armstrong also served as one of Moody I’s independent directors from September 2008 until September 2017. Mr. Armstrong serves as Chairman of the Board, Chief Executive Officer and President of Stratus Properties Inc. (NASDAQ: STRS), a company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multifamily and single-family residential real estate properties located primarily in the Austin, Texas area. Mr. Armstrong has been employed by Stratus Properties since its inception in 1992, served as Chief Financial Officer and Chief Operating Officer of Stratus Properties from 1996 to 1998, and has served as Chairman of the Board, Chief Executive Officer and President of Stratus Properties since 1998. Prior to joining Stratus Properties, Mr. Armstrong was Vice President of Sonnenblick Goldman, a national real estate investment banking and advisory firm. Mr. Armstrong serves on the Finance Committee of the U.S. Green Building Council, a Washington, D.C.-based non-profit organization, and he has been active in the National Association of Real Estate Investment Trusts, or NAREIT, the Urban Land Institute and the Real Estate Council of Austin. Mr. Armstrong received a B.A. in Economics from the University of Colorado Denver.

Our board of directors, excluding Mr. Armstrong, has determined that Mr. Armstrong’s previous leadership positions, including directorships, with other organizations primarily engaged in investing in commercial real estate have provided Mr. Armstrong with the experience, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

Charles L. Horn, age 59, has served as one of our independent directors, and as Chairman of our Audit Committee, since August 2014. Mr. Horn also served as an independent director and as Chairman of the Audit Committee of Moody I from May 2012 to September 2017. Since July 2019, Mr. Horn has served as Executive Vice President and Senior Advisor of Alliance Data Systems, Inc. (NYSE: ADS), a leading provider of customer loyalty and marketing solutions, and from December 2009 to June 2019, Mr. Horn served as Executive Vice President and Chief Financial Officer of Alliance Data Systems, Inc. From 1999 to November 2009, Mr. Horn served as Senior Vice President and Chief Financial Officer for Builders Firstsource, Inc. (NASDAQ: BLDR), a leading supplier of structural building materials to homebuilders. From 1994 to 1999, Mr. Horn served as Vice President of Finance and Treasury for the retail operations of Pier 1 Imports, Inc., and, from 1992 to 1994, Mr. Horn served as Executive Vice President and Chief Financial Officer of Conquest Industries. Mr. Horn is a Certified Public Accountant in the State of Texas. Mr. Horn received a B.A. in business administration from Abilene Christian University and an M.B.A. from the University of Texas in Austin, Texas.

Our board of directors, excluding Mr. Horn, has determined that Mr. Horn’s experience as the chief financial officer of public, listed companies and as a certified public accountant has provided Mr. Horn with the experiences, attributes and skills necessary to effectively carry out his duties and responsibilities as a director.

Clifford P. McDaniel, age 58, has served as one of our independent directors since February 2016. Since February 2015, Mr. McDaniel has served as an Executive Managing Director of the Affordable Housing Group in the Houston office of ARA, a Newmark Company, a real estate investment brokerage firm. From January 1996 to February 2015, Mr. McDaniel served as a Principal with ARA. In his roles at ARA, Mr. McDaniel has developed expertise in the financial and procedural aspects of real estate transactions for multiple institutional clients. Mr. McDaniel also serves at the Executive Director of On Track Ministries, Vice President of Club Outreach Ministries and Secretary of West Houston 15 MUD. Mr. McDaniel received a B.S. in Communications from the University of Texas in Austin, Texas.

Our board, excluding Mr. McDaniel, has determined that Mr. McDaniel’s current and previous experience in strategic real estate acquisitions and dispositions has provided Mr. McDaniel with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

John P. Thompson, age 56, has served as one of our independent directors since September 2017. Mr. Thompson also served as one of Moody I’s independent directors from September 2008 until September 2017. Mr. Thompson is the founder of PinPoint Commercial, L.P., which provides real estate services focusing on industrial, senior housing and medical related projects primarily in Texas. As CEO of Pinpoint Commercial, Mr. Thompson leads all investment and development activities for the firm and oversees the company’s financial and management operations. Prior to founding PinPoint Commercial in 1998, Mr. Thompson served as an industrial real estate broker with CB Richard Ellis, Inc. Mr. Thompson received a B.B.A. in Finance from the University of Texas in Austin, Texas.

Our board of directors, excluding Mr. Thompson, has determined that Mr. Thompson’s experience managing investments in industrial and retail properties and brokering industrial properties has provided Mr. Thompson with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

Audit Committee

Our board has a separately designated standing audit committee. The audit committee meets on a regular basis, at least quarterly and more frequently as necessary. The audit committee’s primary functions are to evaluate and approve the services and fees of our independent registered public accounting firm, to periodically review the auditors’ independence and to assist the board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established and the audit and financial reporting process. The current members of the audit committee are Charles L. Horn and Clifford P. McDaniel, both of whom are independent directors. Mr. Horn currently serves as the chairman of the audit committee. Our board of directors has determined that Mr. Horn satisfies the SEC’s requirements for and serves as our “audit committee financial expert.”

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires each director, officer and individual beneficially owning more than 10% of our common stock to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) of our common stock and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the forms, and any amendments thereto, filed electronically with the SEC during and with respect to the fiscal year ended December 31, 2019, or written representations that no additional forms were required, we believe that all required Section 16(a) filings were timely and correctly made by reporting persons during the year ended December 31, 2019, except as follows:

●	due to an administrative oversight, a Form 4 was not timely filed in 2019 to report the issuance of 2,500 shares of restricted common stock to Mr. Horn in connection with his continuing service as a non-employee member of our board of directors;

●	due to an administrative oversight, a Form 4 was not timely filed in 2019 to report the issuance of 2,500 shares of restricted common stock to Mr. McDaniel in connection with his continuing service as a non-employee member of our board of directors;

●	due to an administrative oversight, a Form 4 was not timely filed in 2019 to report the issuance of 2,500 shares of restricted common stock to Mr. Thompson in connection with his continuing service as a non-employee member of our board of directors; and

●	due to an administrative oversight, a Form 4 was not timely filed in 2019 to report the issuance of 2,500 shares of restricted common stock to Mr. Armstrong in connection with his continuing service as a non-employee member of our board of directors.

Code of Ethics

We have adopted a Code of Ethics which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all of our officers, including our principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions and all members of our board. The Code of Ethics covers topics including, but not limited to, conflicts of interest, record keeping and reporting, payments to foreign and U.S. government personnel and compliance with laws, rules and regulations. We will provide to any person without charge a copy of our Code of Ethics, including any amendments or waivers thereto, upon written request delivered to our principal executive office at the address listed on the cover page of this Annual Report. Within the time required by the rules of the SEC, we will file on Form 8-K any amendment to or waiver of our Code of Ethics.

ITEM 11.	Executive Compensation

Compensation of our Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us and we do not intend to pay any compensation to our executive officers. We do not reimburse our advisor directly or indirectly for the salary or other compensation paid to any of our executive officers. As a result, we do not have nor has our board considered a compensation policy for our executive officers and we have not included a Compensation and Discussion Analysis in this Annual Report.

Each of our executive officers, including each executive officer who serves as a director, is an officer or employee of our advisor or its affiliates and receives compensation for his or her services, including services performed on our behalf, from such entities. See Item 13, “Certain Relationships and Related Transactions and Director Independence” below for a discussion of fees paid to our advisor and its affiliates.

Compensation of our Directors

If a director is also one of our executive officers or an affiliate of our advisor, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by our board of directors, based upon recommendations from our advisor. The following table sets forth certain information regarding compensation earned by or paid to our directors during the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Grants(2)	All Other Compensation	Total
Brett C. Moody	$—	$—	$—	$—
Charles L. Horn(3)	64,000	58,300	—	122,300
Clifford P. McDaniel(3)	54,000	58,300	—	112,300
John P. Thompson(3)	54,000	58,300		112,300
William H. Armstrong III(3)	54,000	58,300	—	112,300
Total	$226,000	$233,200	$—	$459,200

(1)	The amounts shown in this column include fees earned for attendance at board of director and committee meetings and annual retainers, as described below under “—Cash Compensation.”

(2)	As described below under “—Independent Directors Compensation Plan,” each of Messrs. Horn, McDaniel, Thompson and Armstrong received a grant of 2,500 shares of restricted stock on the date of our 2019 annual stockholder meeting. Amounts shown reflect the aggregate fair value of the shares of restricted stock as of the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(3)	Independent director.

Cash Compensation

We pay each of our independent directors an annual retainer of $50,000, plus $2,000 per in-person board meeting attended, $1,500 per in-person committee meeting attended and $1,000 for each telephonic meeting attended; provided, however, we do not pay an additional fee to our directors for attending a committee meeting when the committee meeting is held on the same day as a board meeting. We also pay the audit committee chairperson an additional annual retainer of $10,000 and reimburse all directors for reasonable out-of-pocket expenses incurred in connection with attending board meetings.

Independent Directors Compensation Plan

We have adopted an independent directors compensation plan, which operates as a sub-plan of our long-term incentive plan (described below) pursuant to which each of our independent directors was entitled, subject to the plan’s conditions and restrictions, to receive an initial grant of 5,000 shares of restricted stock when we raised $2,000,000 in gross offering proceeds. Each subsequent independent director that joins our board of directors will receive an initial grant of 5,000 shares of restricted stock upon his or her election to our board of directors. In addition, on the date following an independent director’s reelection to our board of directors, he or she will receive an additional grant of 2,500 shares of restricted stock upon each of the first four annual meetings of stockholders when he or she is reelected to our board of directors. The restricted stock will generally vest and become non-forfeitable in equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier of (1) the termination of the independent director’s service as a director due to death or disability, or (2) we experience a change in control. On August 5, 2019, each of Charles L. Horn, Clifford P. McDaniel, John P. Thompson, and William H. Armstrong III were issued 2,500 shares of restricted common stock pursuant to our independent directors compensation plan.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the board of directors. If a director is also one of our executive officers, we will not pay any compensation to such person for services rendered as a director.

Long-Term Incentive Plan

We have adopted a long-term incentive plan which we use to attract and retain qualified directors, officers, employees, and consultants. Our long-term incentive plan offers these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. We currently anticipate that we will issue awards only to our independent directors under our long-term incentive plan.

The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, employees and consultants of ours selected by the board of directors for participation in our long-term incentive plan. Stock options granted under the long-term incentive plan will not exceed an amount equal to 10.0% of the outstanding shares of our common stock on the date of grant of any such stock options. Stock options may not have an exercise price that is less than the fair market value of a share of our common stock on the date of grant.

Our board of directors or a committee appointed by our board of directors administers the long-term incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. As described above, our independent directors receive shares of restricted stock under a sub-plan to our long-term incentive plan, thereby aligning their interests more closely with the interests of our stockholders. No awards will be granted under the long-term incentive plan if the grant or vesting of the awards would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by our board of directors, no award granted under the long-term incentive plan will be transferable except through the laws of descent and distribution.

We have authorized and reserved an aggregate maximum number of 2,000,000 shares for issuance under the long-term incentive plan, of which 1,945,000 shares remained as of December 31, 2019. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the long-term incentive plan will be adjusted proportionately and the board of directors will make such adjustments to the long-term incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the long-term incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Our board of directors may in its sole discretion at any time determine that all or a portion of a participant’s awards will become fully vested. The board may discriminate among participants or among awards in exercising such discretion. The long-term incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by our board of directors and stockholders, unless extended or earlier terminated by our board of directors. Our board of directors may terminate the long-term incentive plan at any time. The expiration or other termination of the long-term incentive plan will not, without the participant’s consent, have an adverse impact on any award that is outstanding at the time the long-term incentive plan expires or is terminated. Our board of directors may amend the long-term incentive plan at any time, but no amendment will adversely affect any award without the participant’s consent and no amendment to the long-term incentive plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the long-term incentive plan.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee of our board because we do not pay, or plan to pay, any compensation to our officers. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations. We have not included a Compensation and Discussion Analysis in this Annual Report, as discussed above.

ITEM 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our long-term incentive plan, as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:	—	—	1,945,000
Equity compensation plans not approved by security holders:	N/A	N/A	N/A
Total	—	—	1,945,000

Security Ownership of Beneficial Owners

The following table sets forth the beneficial ownership of our common stock as of February 14, 2020, for each person or group that holds more than 5.0% of our outstanding shares of common stock, for each of our directors and executive officers and for our directors and executive officers as a group. To our knowledge, each person who beneficially owns our shares of our common stock has sole voting and disposition power with regard to such shares.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of All Shares
Officers and Directors
Brett C. Moody(3)	10,985	0.1%
William H. Armstrong	21,691	0.2%
Robert W. Engel	—	—
Charles L. Horn	18,075	0.1%
Clifford P. McDaniel	17,937	0.1%
John P. Thompson	11,155	0.1%
All Directors and Executive Officers as a group (6 persons)(3)	79,843	0.6%

(1)	The address of each of Messrs. Moody, Armstrong, Engel, Horn, McDaniel and Thompson is c/o Moody National REIT II, Inc., 6363 Woodway Drive, Suite 110, Houston, Texas 77057.
(2)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as otherwise noted, all shares shown in the table are Class A shares.
(3)	Includes 10,985 Class A shares owned by our sponsor, which is indirectly owned and controlled by Mr. Moody.

ITEM 13.	Certain Relationships and Related Transactions and Director Independence

The following describes all transactions during the period from January 1, 2018 to December 31, 2019 involving us, our directors, our advisor, our sponsor and any affiliate thereof and all such proposed transactions. See also Note 7 (Related Party Arrangements) to the consolidated financial statements included in this Annual Report. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders, and have determined that all such transactions are fair and reasonable to us.

Ownership Interests

Our sponsor owns 8,000 shares of our common stock that it purchased for an aggregate of $200,000 on August 14, 2014. Moody LPOP II contributed $1,000 to our operating partnership in exchange for special limited partnership interests and our affiliate, Moody Holdings II, contributed $1,000 to our operating partnership in exchange for limited partnership interests.

As of December 31, 2019, Moody Holdings II owned less than 1% of the outstanding limited partnership interests in our operating partnership and Moody LPOP II owned 100% of the special limited partnership interests issued by our operating partnership. We are the sole general partner of our operating partnership and own approximately 97.1% of the limited partnership units of our operating partnership. As we accept subscriptions for shares of our common stock, we transfer substantially all of the net offering proceeds from our public offering to our operating partnership as a contribution in exchange for partnership interests and our percentage ownership in our operating partnership increases proportionately. Moody LPOP II’s ownership interest of the special limited partnership interests entitles it to receive distributions equal to 15% of our net cash flows, whether from continuing operations, the repayment of loans, the disposition of assets or otherwise, but only after our stockholders have received, in the aggregate, cumulative distributions equal to their total invested capital plus a 6% cumulative, non-compounded annual pre-tax return on such aggregated invested capital. In addition, the special limited partnership interest holder will be entitled to a separate payment if it redeems its special limited partnership interests. The special limited partnership interests may be redeemed upon (1) the listing of our common stock on a national securities exchange or (2) the occurrence of certain events that result in the termination or non-renewal of our advisory agreement, in each case for an amount that Moody LPOP II would have been entitled to receive as if our operating partnership had disposed of all of its assets at the enterprise valuation as of the date of the event triggering the redemption.

Our Relationships with our Advisor and our Sponsor

Our advisor, Moody National Advisor II, LLC, supervises and manages our day-to-day operations and selects our real property investments and real estate-related investments, subject to the oversight of our board of directors. Our advisor also provides marketing, sales and client services on our behalf. Our advisor was formed in July 2014 and is indirectly owned by our sponsor. Brett C. Moody, the Chairman of our board of directors and our Chief Executive Officer and President, also serves as the Chief Executive Officer of our sponsor and our advisor. All of our officers and directors, other than our independent directors, are officers of our advisor and serve, and may serve in the future, other affiliates of our advisor.

We and our operating partnership have entered into the advisory agreement with our advisor, the current one-year term of which expires on January 20, 2021, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. A majority of the independent directors may terminate the advisory agreement without cause or penalty on 60 days’ written notice and we may terminate the advisory agreement immediately for fraud, criminal conduct, misconduct or negligent breach of fiduciary duty by our advisor, a material breach of the advisory agreement by our advisor or upon the bankruptcy of our advisor. Services provided by the advisor under the terms of the advisory agreement include the following:

●	participate in formulating an investment strategy and asset allocation framework consistent with achieving our investment objectives;

●	research, identify, review and recommend to our board of directors for approval investments in real estate assets and dispositions consistent with our investment policies and objectives;

●	structure the terms and conditions of transactions pursuant to which acquisitions and dispositions of real estate assets will be made;

●	actively oversee and manage our portfolio of real estate assets for purposes of meeting our investment objectives;

●	manage our day-to-day affairs, including financial accounting and reporting, investor relations, marketing, informational systems and other administrative services on our behalf;

●	select joint venture partners, structure corresponding agreements and oversee and monitor these relationships;

●	arrange for financing and refinancing of our real estate assets; and

●	recommend various liquidity events to our board of directors when appropriate.

The above summary is provided to illustrate the material functions that the advisor performs for us pursuant to the advisory agreement and is not intended to include all of the services that may be provided to us by the advisor, its affiliates or third parties.

Fees and Expense Reimbursements Paid to our Advisor

Pursuant to the advisory agreement, we pay our advisor or its affiliates the fees described below.

●	As of January 16, 2018, our advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with our public offering. In connection therewith, we increased the acquisition fee we pay our advisor from 1.5% to up to 3.85% of (1) the cost of all investments that we acquire (including our pro rata share of any indebtedness assumed or incurred in respect of the investment and exclusive of acquisition and financing coordination fees), (2) our allocable cost of investments acquired in a joint venture (including our pro rata share of the purchase price and our pro rata share of any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees) or (3) the amount funded by us to acquire or originate a loan or other investment, including mortgage, mezzanine or bridge loans (including any third-party expenses related to such investment and exclusive of acquisition fees and financing coordination fees). The 3.85% acquisition fee is comprised of (i) a 1.5% base acquisition fee and (ii) up to an additional 2.35% contingent acquisition fee amount that we refer to as the “contingent advisor payment.” The 1.5% base acquisition fee will always be payable upon our acquisition of an investment, unless the receipt thereof is waived by our advisor. Our advisor intends to recoup the selling commissions, dealer manager fees and stockholder servicing fees it funds on our behalf through receipt of the contingent advisor payment. The amount of the contingent advisor payment to be paid in connection with the closing of an acquisition will be reviewed on an acquisition-by-acquisition basis and such payment will not exceed the then-outstanding amounts paid by our advisor for selling commissions, dealer manager fees and stockholder servicing fees at the time of such closing. Our advisor may waive or defer all or a portion of the acquisition fee at any time and from time to time, in the Advisor’s sole discretion. The first $3,500,000 of aggregate contingent advisor payments that would otherwise have be paid to our advisor as described above, which we refer to as the “contingent advisor holdback,” were retained by us until January 16, 2019, at which time the contingent advisor holdback owed to our advisor was paid. For the years ended December 31, 2019 and 2018, we incurred acquisition fees of $2.0 million (comprised of a base acquisition fee of $780,000 and a contingent advisor payment of $1.2 million), and $0, respectively, payable to our advisor, which are recorded in the accompanying consolidated statements of operations.

●	We pay our advisor a financing coordination fee of 1% of the amount available under any loan or line of credit made available to us and 0.75% of the amount available or outstanding under any refinanced loan or line of credit. Our advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for us. For the years ended December 31, 2019 and 2018, we incurred financing coordination fees of $478,000 and $0, respectively, payable to our advisor.

●	We pay our advisor a monthly asset management fee of one-twelfth of 1.0% of the cost of investment of all real estate investments we acquire. For the years ended December 31, 2019 and 2018, we incurred asset management fees of $4.5 million and $4.2 million, respectively, payable to our advisor.

●	We pay Moody National Hospitality Management, LLC, or the property manager, an affiliate of our advisor, a monthly hotel management fee equal to 4% of the monthly gross receipts from the properties managed by the property manager for services it provides in connection with operating and managing such properties. The property manager may pay some or all of the compensation it receives from us to a third-party property manager for management or leasing services. In the event that we contract directly with a non-affiliated third-party property manager, we will pay the property manager a market-based oversight fee. We will reimburse the costs and expenses incurred by the property manager on our behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, but we will not reimburse the property manager for general overhead costs or personnel costs other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of the properties. For the years ended December 31, 2019 and 2018, we paid the property manager property management fees of $3.4 million and $3.2 million, respectively, and accounting fees of $438,000 and $420,000, respectively.

●	We pay an annual incentive fee to the property manager. Such annual incentive fee is equal to 15% of the amount by which the operating profit from the properties managed by the property manager for such fiscal year (or partial fiscal year) exceeds 8.5% of the total investment in such properties. The property manager may pay some or all of this annual fee to third-party sub-property managers for management services. For purposes of this fee, “total investment” means the sum of (i) the price paid to acquire a property, including closing costs, conversion costs, and transaction costs; (ii) additional invested capital; and (iii) any other costs paid in connection with the acquisition of the property, whether incurred pre- or post-acquisition. As of December 31, 2019, we had not paid the property manager any annual incentive fees.

●	If our advisor provides a substantial amount of services in connection with the sale of a property or other investment, as determined by our independent directors, we may also pay our advisor a disposition fee in an amount of up to one-half of the brokerage commission paid but in no event greater than 3% of the contract sales price of each property or other investment sold; provided, however, in no event may the aggregate disposition fees paid to our advisor and any real estate commissions paid to unaffiliated third parties exceed 6% of the contract sales price. As of December 31, 2019, we had not paid any disposition fees to our advisor.

In addition to the fees we pay to our advisor pursuant to the advisory agreement, we also reimburse our advisor for the following costs and expenses:

●

Our organization and offering expenses may be incurred directly by us or may be incurred by our advisor on our behalf. Pursuant to the advisory agreement, we will reimburse our advisor for organizational and offering expenses associated with our public offerings incurred by our advisor on our behalf, provided that within 60 days of the last day of the month in which any public offering ends, our advisor is obligated to reimburse us to the extent that organization and offering costs we have incurred in connection with such public offering exceed 15% of the gross offering proceeds from the sale of shares of our common stock in such offering. As of January 16, 2018, our advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with our public offering. We will not reimburse our advisor for the selling commissions and fees it pays on our behalf, however our advisor intends to recoup all or a portion of such amounts over time through receipt of the contingent advisor payment, as discussed above.

As of December 31, 2019, total organization and offering expenses for the initial public offering and the follow-on offering were $20.6 million, comprised of $12.3 million of expenses incurred directly by us and $8.3 million in expenses incurred by and reimbursable to our advisor (excluding the selling commissions, dealer manager fees and stockholder servicing fees paid on our behalf by our advisor effective as of January 16, 2018). As of December 31, 2019, total organization and offering expenses for the initial public offering were $18.3 million, comprised of $12.3 million of expenses incurred directly by us and $6.0 million in expenses incurred by and reimbursable to our advisor (excluding the selling commissions, dealer manager fees and stockholder servicing fees paid on our behalf by our advisor effective as of January 16, 2018). As of December 31, 2019, total organization and offering expenses for the follow-on offering were $2.3 million, comprised of $0 of expenses incurred directly by us and $2.3 million in expenses incurred by and reimbursable to our advisor (excluding the selling commissions, dealer manager fees and stockholder servicing fees paid on our behalf by our advisor effective as of January 16, 2018). As of December 31, 2019, we had $286,000 due from our advisor for reimbursable offering costs.

●	We will reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the 2%/25% Limitation (as defined in Part II, Item 7 of this Annual Report). Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended December 31, 2019, our total operating expenses were $6.4 million, which included $5.1 million in operating expenses incurred directly by us and $1.3 million incurred by our advisor on our behalf. Of the $6.4 million in total operating expenses incurred during the four fiscal quarters ended December 31, 2019, $0 exceeded the 2%/25% Limitation. We reimbursed our advisor for $1.3 million in expenses during the four fiscal quarters ended December 31, 2019. As of December 31, 2019, we had $106,000 due from our advisor for operating expense reimbursement.

●	We reimburse our advisor for acquisition expenses incurred related to the selection and acquisition of real property investments and real estate-related investments; provided, however, that in no event will the total of all acquisition fees (including financing coordination fees) and acquisition expenses payable exceed 6% of the contract purchase price of all real estate investments acquired. As of December 31, 2019, we had not reimbursed our advisor for any acquisition expenses.

Selling Commissions and Fees Paid to our Dealer Manager

From January 1, 2017 through June 12, 2017, we paid Moody Securities an up-front selling commission of up to 7.0% of the gross proceeds of what are now the Class A Shares sold in the primary offering and a dealer manager fee of up to 3.0% of the gross proceeds of what are now the Class A Shares sold in the primary offering. Beginning on June 12, 2017, we reallocated our common shares into four separate share classes, Class A Shares, Class T Shares, Class I Shares and Class D Shares. We are offering our Class A Shares, Class T Shares and Class I Shares in our ongoing public offering, with differing commissions and fees applicable to each such class of shares.

Beginning January 16, 2018, our advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with our public offering; provided, however, that our advisor intends to recoup all or a portion of such amounts over time through receipt of the contingent advisor payment (as discussed above). In connection with the implementation of the contingent advisor payment, we reduced the up-front selling commission paid with respect to the Class A Shares from up to 7.0% to up to 6.0% of the gross proceeds of the Class A Shares sold in the primary offering and reduced the dealer manager fee paid with respect to the Class A Shares from up to 3.0% to up to 2.5% of the gross proceeds of the Class A Shares sold in the primary offering. As of December 31, 2019, we had paid Moody Securities $9.4 million in selling commissions and trailing stockholder servicing fees related to our ongoing public offering and $2.1 million in dealer manager fees related to our ongoing public offering, which amounts have been recorded as a reduction to additional paid-in capital in our consolidated balance sheets. As of December 31, 2019, our advisor had paid Moody Securities on our behalf $8.8 million in selling commissions, trailing stockholder servicing fees, and dealer manager fees related to our ongoing public offering, of which $7.6 million could potentially be recouped by our advisor at a later date through receipt of the contingent advisor payment.

Approval of Related Party Transactions

Our board, including our independent directors, has examined the material terms, factors and circumstances surrounding the transactions and arrangements described above. On the basis of such examination, our board, including our independent directors, has determined that such transactions are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Conflict Resolution Procedures

As discussed above, we are subject to potential conflicts of interest arising out of our relationship with our advisor and its affiliates. These conflicts may relate to compensation arrangements, the allocation of investment opportunities, the terms and conditions on which various transactions might be entered into by us and our advisor or its affiliates and other situations in which our interests may differ from those of our advisor or its affiliates. We have adopted the procedures set forth below to address these potential conflicts of interest.

Allocation of Investment Opportunities

Many investment opportunities that are suitable for us may also be suitable for our sponsor or its affiliates. We, our sponsor, our advisor and other affiliates share certain of the same executive officers and key employees. In the event that we, or any other investment vehicle formed or managed by these real estate professionals, or any other investment vehicle sponsored by our sponsor and its affiliates, are in the market and seeking investments similar to those we intend to make, these real estate professionals will review the investment objectives, portfolio and investment criteria of each such investment vehicle to determine the suitability of the investment opportunity.

In connection with determining whether an investment opportunity is suitable for one or more investment vehicles sponsored by our sponsor and its affiliates, these real estate professionals may take into account such factors as they, in their discretion, deem relevant, including, among others, the following:

●	the investment objectives and criteria of our sponsor and other affiliates;

●	the cash requirements of our sponsor and its affiliates;

●	the portfolio of our sponsor and its affiliates by type of investment and risk of investment;

●	the policies of our sponsor and its affiliates relating to leverage;

●	the anticipated cash flow of the asset to be acquired;

●	the income tax effects of the purchase;

●	the size of the investment; and

●	the amount of funds available to our sponsor and its affiliates and the length of time such funds have been available for investment.

Following the completion of suitability determinations, these real estate professionals shall have the authority, in their sole discretion, to direct the investment opportunity to the entity for which such investment opportunity would be the most suitable. The advisory agreement requires that this determination be made in a manner that is fair without favoring our sponsor or any other affiliate. Notwithstanding the foregoing, in the event that an investment opportunity becomes available that is equally suitable, under all of the factors considered by these real estate professionals, for both us and one or more other public or private entities sponsored by our sponsor and its affiliates, or managed by these real estate professionals, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity.

If a subsequent event or development causes any investment, in the opinion of these real estate professionals, to be more appropriate for another affiliated entity, they may offer the investment to such entity. In making an allocation determination, these real estate professionals have no obligation to make any investment opportunity available to us.

Independent Directors

Our independent directors, acting as a group, will resolve potential conflicts of interest whenever they determine that the exercise of independent judgment by the board of directors or our advisor or its affiliates could reasonably be compromised. However, the independent directors may not take any action which, under Maryland law, must be taken by the entire board of directors or which is otherwise not within their authority. The independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters the independent directors review and act upon are:

●	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement with our advisor and the dealer manager agreement with our dealer manager;

●	transactions with affiliates, including our directors and officers;

●	awards under our long-term incentive plan; and

●	pursuit of a potential liquidity event.

Compensation Involving Our Advisor and its Affiliates

The independent directors will evaluate at least annually whether the compensation that we contract to pay to our advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by our charter. The independent directors will supervise the performance of our advisor and its affiliates and the compensation we pay to them to determine whether the provisions of our advisory agreement are being carried out. The independent directors record their findings on the factors they deem relevant in the minutes of the meetings of our board of directors.

Acquisition, Leases and Sales Involving Affiliates

We will not purchase assets in which our sponsor, our advisor, any of our directors or any of their affiliates has an interest without a determination by a majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliated party from which we are purchasing the asset, or, if the price to us is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event may we acquire or lease any such asset at an amount in excess of its current appraised value.

We will not sell or lease assets to our advisor, our sponsor, any of our directors or any of their respective affiliates without a determination by a majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to us.

Our charter provides that the consideration we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority of our board of directors or the members of a duly authorized committee of the board. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from our sponsor, our advisor, any of our directors or any of their affiliates, the fair market value shall be determined by an independent expert selected by our independent directors not otherwise interested in the transaction.

Mortgage Loans Involving Affiliates

We are prohibited from investing in or making mortgage loans unless an appraisal of the underlying property is obtained. In all cases in which the transaction is with our advisor, our sponsor, our directors or any of their respective affiliates, the appraisal must be obtained by an independent expert, and we must keep the appraisal for at least five years and make it available for inspection and duplication by any of our common stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. In addition, our charter prohibits us from investing in indebtedness secured by a mortgage that is subordinate to any lien or other indebtedness of our sponsor, our advisor, any of our directors or any of our affiliates.

Loans Involving Affiliates

We will not make any loans to our advisor, our sponsor, any of our directors or any of their respective affiliates except mortgage loans for which an appraisal of the underlying property is obtained from an independent appraiser or loans to wholly owned subsidiaries. In addition, we will not borrow from our advisor, our sponsor, any of our directors or any of their respective affiliates unless a majority of our board of directors, including a majority of the independent directors, not otherwise interested in the transaction approve the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by our board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by our directors or officers, our sponsor, our advisor or any of their respective affiliates.

Other Transactions Involving Affiliates

We will not engage in any other transaction with our sponsor, our advisor, any of our directors or any of their respective affiliates unless a majority of our board of directors, including a majority of the independent directors, not otherwise interested in such transaction approve such transaction as fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

Director Independence

We have a five-member board. One of our directors, Brett C. Moody, is affiliated with our sponsor and its affiliates, and we do not consider Mr. Moody to be an independent director. The four remaining directors qualify as “independent directors” as defined in our charter in compliance with the requirements of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts. Although our shares are not listed on any national securities exchange, our independent directors are “independent” as defined by the standards of the New York Stock Exchange, or the NYSE. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has affirmatively determined that each of Messrs. Horn, McDaniel, Thompson and Armstrong are “independent” members of our board of directors under all applicable standards for independence, including with respect to committee service on our audit committee.

Our charter provides that a majority of the directors must be “independent directors,” except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of a successor independent director. As defined in our charter, an “independent director” is a person who is not, on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly, associated with our sponsor or our advisor by virtue of (1) ownership of an interest in our sponsor, our advisor, or any of their affiliates, other than us; (2) employment by our sponsor, our advisor, or any of their affiliates; (3) service as an officer or director of our sponsor, our advisor, or any of their affiliates, other than as one of our directors; (4) performance of services, other than as a director, for us; (5) service as a director or trustee of more than three real estate investment trusts organized by our sponsor or advised by our advisor; or (6) maintenance of a material business or professional relationship with our sponsor, our advisor, or any of their affiliates. A business or professional relationship is considered “material” if the aggregate gross revenue derived by the director from the sponsor, the advisor, and their affiliates (excluding fees for serving as one of our directors or other REIT or real estate program organized or advised or managed by the advisor or its affiliates) exceeds 5% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with the sponsor or the advisor shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with the sponsor, the advisor, any of their affiliates, or with us. None of our independent directors face conflicts of interest because of affiliations with other programs sponsored by our sponsor and its affiliates.

Currently Proposed Transactions

There are no currently proposed material transactions with related persons other than those transactions described above.

ITEM 14.	Principal Accountant Fees and Services

Independent Registered Public Accounting Firm

Frazier & Deeter, LLC, or Frazier & Deeter, has served as our independent registered public accounting firm since 2014.

Pre-Approval Policies

The audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors as well as all permitted non-audit services in order to ensure that the provision of such services does not impair the auditors’ independence. In determining whether or not to pre-approve services, the audit committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee, may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

All services rendered by Frazier & Deeter for the years ended December 31, 2019 and 2018 were pre-approved in accordance with the policies and procedures described above.

Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit services performed by Frazier & Deeter, as well as the fees charged by Frazier & Deeter for such services. Frazier & Deeter did not provide any non-audit services. The aggregate fees billed to us by Frazier & Deeter for professional accounting services for the years ended December 31, 2019 and 2018 are set forth in the table below.

	Year ended December 31, 2019	Year ended December 31, 2018
Audit fees	$318,300	$438,531
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$318,300	$438,531

For purposes of the preceding tables, Frazier & Deeter’s professional fees are classified as follows:

●	Audit fees—These are fees for professional services performed for the audit of our annual consolidated financial statements, the required review of quarterly financial statements, registration statements and other procedures performed by independent auditors in order for them to be able to form an opinion on our consolidated financial statements.

●	Audit-related fees—These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

●	Tax fees—These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

●	All other fees—These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

PART IV

ITEM 15.	Exhibits and Financial Statement Schedules

The following documents are filed as part of this Annual Report:

(a)	List of Documents Filed

(1)	The financial statements contained herein begin on page F-1 hereof

(2)	Financial Statement Schedules

Schedule III – Real Estate Assets and Accumulated Depreciation is set forth on page F-31 hereof.

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable and therefore have been omitted.

(3)	Exhibits

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 16, 2016, among Moody National REIT II, Inc., Moody National Operating Partnership II, LP, Moody National Advisor II, LLC, Moody Merger Sub, LLC, Moody National REIT I, Inc., Moody National Operating Partnership I, LP and Moody National Advisor I, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed November 17, 2016)

2.2	Amendment No. 1, dated as of August 9, 2017 to the Agreement and Plan of Merger, dated as of November 16, 2017, by and among Moody National REIT II, Inc., Moody National Operating Partnership II, LP, Moody Merger Sub, LLC, Moody National Advisor II, LLC, Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., and Moody National Advisor I, LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on August 10, 2017)

3.1	Articles of Amendment and Restatement of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Registration Statement (defined below) filed January 12, 2015 (“Pre-Effective Amendment No. 3”))

3.2	Articles of Amendment to the Articles of Amendment and Restatement of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on June 13, 2017)

3.3	Articles Supplementary to the Articles of Amendment and Restatement of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 12, 2017)

3.4	Bylaws of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-11 (File No. 333-198305) filed on August 22, 2014 (the “Registration Statement”))

4.1	Form of Subscription Agreement (included in Appendix B to prospectus and incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 2 to the Registration Statement filed January 15, 2016 (“Post-Effective Amendment No. 2”))

4.2	Second Amended and Restated Distribution Reinvestment Plan of Moody National REIT II, Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on June 13, 2017)

10.1	Moody National REIT II, Inc. Independent Directors Compensation Plan (incorporated by reference to Exhibit 10.5 to Pre-Effective Amendment No. 3)

10.2	Hotel Lease Agreement, effective October 15, 2015, between Moody National Lancaster-Austin Holding, LLC and Moody National Lancaster-Austin MT, LLC (incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 2)

10.3	Hotel Management Agreement, effective October 15, 2015, between Moody National Lancaster-Austin, LLC and Moody National Hospitality Management, LLC (incorporated by reference to Exhibit 10.10 to Post-Effective Amendment No. 2)

10.4	Relicensing Franchise Agreement, dated October 15, 2015, between Marriott International, Inc. and Moody National Lancaster-Austin MT, LLC (incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 2)

10.5	Loan Agreement, dated as of October 15, 2015 between Moody National Lancaster-Austin Holdings, LLC and KeyBank National Association (incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 2)

10.6	Guarantee Agreement, dated as of October 15, 2015 by and among Brett C. Moody, Moody National REIT II, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.13 to Post-Effective Amendment No. 2)

10.7	Environmental Indemnity Agreement, dated as of October 15, 2015, by and among Moody National Lancaster-Austin Holding, LLC, Brett C. Moody, Moody National REIT II, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.14 to Post-Effective Amendment No. 2)

10.8	Hotel Lease Agreement, effective May 24, 2016, between Moody National Yale-Seattle Holding, LLC and Moody National Yale-Seattle MT, LLC (incorporated by reference to Exhibit 10.3 to the May 26, 2016 Form 8-K)

10.9	Hotel Management Agreement, effective May 24, 2016, between Moody National Yale-Seattle MT, LLC and Moody National Hospitality Management, LLC (incorporated by reference to Exhibit 10.4 to the May 26, 2016 Form 8-K)

10.10	Promissory Note, dated May 24, 2016, by Moody National Yale-Seattle Holding, LLC in favor of KeyBank National Association (incorporated by reference to Exhibit 10.5 to the May 26, 2016 Form 8-K))

10.11	Loan Agreement, dated as of May 24, 2016, between Moody National Yale-Seattle Holding, LLC and KeyBank National Association (incorporated by reference to Exhibit 10.6 to the May 26, 2016 Form 8-K)

10.12	Guaranty of Recourse Obligations Agreement, made as of May 24, 2016 by and among Brett C. Moody, Moody National Operating Partnership II, LP, Moody National REIT II, Inc. in favor of KeyBank National Association (incorporated by reference to Exhibit 10.7 to the May 26, 2016 Form 8-K)

10.13	Guaranty of Payment Agreement, made as of May 24, 2016 by and among Brett C. Moody, Moody National Operating Partnership II, LP, Moody National REIT II, Inc. in favor of KeyBank National Association (incorporated by reference to Exhibit 10.8 to the May 26, 2016 Form 8-K)

10.14	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of May 24, 2016, by and among Moody National Yale-Seattle Holding, LLC, Old Republic Title, Ltd. For the benefit of KeyBank National Association (incorporated by reference to Exhibit 10.9 to the May 26, 2016 Form 8-K)

10.15	Environmental Indemnity Agreement, made as of May 24, 2016, by and among Moody National Yale-Seattle Holding, LLC, Brett C. Moody, Moody National Operating Partnership II, LP, Moody National REIT II, Inc. in favor of KeyBank National Association (incorporated by reference to Exhibit 10.10 to the May 26, 2016 Form 8-K)

10.16	Relicensing Franchise Agreement, dated as of May 24, 2016, between Marriott International, Inc. and Moody National Yale-Seattle MT, LLC (incorporated by reference to Exhibit 10.11 to the May 26, 2016 Form 8-K)

10.17	Promissory Note, dated September 20, 2016, by Moody National Yale-Seattle Holding, LLC in favor of KeyBank National Association (incorporated by reference to Exhibit 10.1 to Moody National REIT II, Inc.’s Current Report on Form 8-K, filed on September 26, 2016 (the “September 26, 2016 Form 8-K”))

10.18	Loan Agreement, dated as of September 20, 2016, between Moody National Yale-Seattle Holding, LLC and KeyBank National Association (incorporated by reference to Exhibit 10.2 to the September 26, 2016 Form 8-K)

10.19	Guaranty Agreement, made as of September 20, 2016, by Moody National REIT II, Inc. in favor of KeyBank National Association (incorporated by reference to Exhibit 10.3 to the September 26, 2016 Form 8-K)

10.20	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of September 20, 2016, by and among Moody National Yale-Seattle Holding, LLC, Old Republic Title, Ltd., for the benefit of KeyBank National Association (incorporated by reference to Exhibit 10.4 to the September 26, 2016 Form 8-K)

10.21	Environmental Indemnity Agreement, made as of September 20, 2016, by and among Moody National Yale-Seattle Holding, LLC, Moody National REIT II, Inc. in favor of KeyBank National Association (incorporated by reference to Exhibit 10.5 to the September 26, 2016 Form 8-K)

10.22	First Amendment to Hotel Lease Agreement, effective as of September 20, 2016, between Moody National Yale-Seattle Holding, LLC and Moody National Yale-Seattle MT, LLC (incorporated by reference to Exhibit 10.6 to the September 26, 2016 Form 8-K)

10.23	Second Amended and Restated Advisory Agreement, dated as of June 12, 2017, by and among Moody National REIT II, Inc., Moody National Operating Partnership II, LP and Moody National Advisor II, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 13, 2017)

10.24	Moody National REIT II, Inc. Amended and Restated Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on June 13, 2017)

10.25	Promissory Note, dated August 15, 2017, by Moody National International-Fort Worth Holding, LLC in favor of Moody National Operating Partnership II, LP (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on August 18, 2017)

10.26	Promissory Note, dated September 6, 2017, by Moody National 1 Polito Lyndhurst Holding, LLC in favor of Moody National Operating Partnership II, LP (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 12, 2017)

10.27	Term Loan Agreement, dated as of September 27, 2017 by and among Moody National Operating Partnership II, LP, Moody National REIT II, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 28, 2017)

10.28	Guaranty dated as of September 27, 2017 and executed and delivered for KeyBank National Association by Moody National REIT II, Inc., MN REIT II TRS, Inc., Moody National 1 Polito Lyndhurst Holding, LLC, Moody National International-Fort Worth Holding, LLC, MN Lyndhurst Venture, LLC and MN Fort Worth Venture, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on September 28, 2017)

10.29	Environmental Indemnity given as of September 27, 2017 by Moody National REIT II, Inc., MN REIT II TRS, Inc., Moody National Operating Partnership II, LP, Moody National 1 Polito Lyndhurst Holding, LLC, Moody National International-Fort Worth Holding, LLC, MN Lyndhurst Venture, LLC and MN Fort Worth Venture, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on September 28, 2017)

10.30	Third Amended and Restated Limited Partnership Agreement of Moody National Operating Partnership II, LP dated as of September 27, 2017 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on September 28, 2017)

10.31	Letter Agreement, dated as of December 27, 2017, by and among Moody National Operating Partnership II, LP, Moody National REIT II, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 2, 2018)

10.32	Amendment No. 1 to the Second Amended and Restated Advisory Agreement, by and among Moody National REIT II, Inc., Moody National Operating Partnership II, LP and Moody National Advisor II, LLC dated as of January 16, 2018 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 16, 2018)

10.33	Amendment No. 2 to the Second Amended and Restated Dealer Manager Agreement by and among Moody National REIT II, Inc., Moody National Operating Partnership II, LP, Moody Securities, LLC and Moody National Advisor II, LLC dated as of March 19, 2018 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 20, 2018)

10.34

Letter Agreement, dated as of March 28, 2018, by and among Moody National Operating Partnership II, LP, Moody National REIT II, Inc., MN REIT II TRS, Inc., Keybank National Association and certain other parties (incorporated by reference to Exhibit 10.46 to the Annual Report on Form 10-K filed on April 2, 2018)

10.35

Second Master Amendment to Loan Documents, dated as of October 24, 2018, by and among Moody National Operating Partnership II, LP, Moody National REIT II, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 30, 2018)

10.36

Letter Agreement, dated as of October 24, 2018, by and among Moody National Operating Partnership II, LP, Moody National REIT II, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on October 30, 2018)

10.37

Promissory Note, dated as of October 24, 2018, by Moody National Operating Partnership II, LP and Moody National REIT II, Inc. as makers, in favor of Green Bank, N.A. as payee (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on October 30, 2018)

10.38

Loan Agreement, dated as of October 24, 2018, by and among Moody National Operating Partnership II, LP, Moody National REIT II, Inc. and Green Bank, N.A. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on October 30, 2018)

10.39	Security Agreement, dated as of October 24, 2018, by and among Moody National Operating Partnership II, LP, Moody National REIT II, Inc. and Green Bank, N.A. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on October 30, 2018)

10.40

Hotel Lease Agreement, dated April 29, 2019 by and between Moody National Kirby-Houston Holding, LLC and Moody National Kirby-Houston MT, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on May 3, 2019)

10.41

Hotel Management Agreement, dated February 20, 2019, by and between RI II MC-HOU, LLC and Moody National Hospitality Management, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on May 3, 2019)

10.42

Assignment and Assumption of Hotel Management Agreement, dated April 29, 2019, by and between RI II MC-HOU, LLC and Moody National Kirby-Houston MT, LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on May 3, 2019)

10.43	Assignment and Assumption Agreement, dated April 29, 2019, by and among RI II MC-HOU, LLC, Moody National Kirby-Houston Holding, LLC, Brett C. Moody, Moody National Kirby-Houston MT, LLC, and American National Insurance Company (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on May 3, 2019)

10.44	Promissory Note, dated September 13, 2017, by RI II MC-HOU, LLC in favor of American National Insurance Company (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on May 3, 2019)

10.45	Construction Loan Agreement, dated September 13, 2017, by and between RI II MC-HOU, LLC and American National Insurance Company (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on May 3, 2019)

10.46	Deed of Trust, Security Agreement and Financing Statement, dated September 13, 2017, by RI II MC-HOU, LLC for the benefit of American National Insurance Company (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed on May 3, 2019)

10.47

Promissory Note, dated April 29, 2019, by Moody National Operating Partnership II, LP in favor of RI IIMC-HOU, LLC (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed on May 3, 2019)

21.1*	Subsidiaries of the Company

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

ITEM 16.	Form 10-K Summary

The company has elected not to provide summary information.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOODY NATIONAL REIT II, INC.

Date: March 30, 2020	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Brett C. Moody	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	March 30, 2020
Brett C. Moody

/s/ Robert W. Engel	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 30, 2020
Robert W. Engel

/s/ Charles L. Horn	Director	March 30, 2020
Charles L. Horn

/s/ Clifford P. McDaniel	Director	March 30, 2020
Clifford P. McDaniel

/s/ John P. Thompson	Director	March 30, 2020
John P. Thompson

/s/ William H. Armstrong III	Director	March 30, 2020
William H. Armstrong III

Moody National REIT II, Inc.
Index to Consolidated Financial Statements and Schedule

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Moody National REIT II, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Moody National REIT II, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
March 30, 2020

MOODY NATIONAL REIT II, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2019	2018
ASSETS
Investments in hotel properties, net	$441,025	$393,140
Cash and cash equivalents	7,303	8,990
Restricted cash	8,645	10,204
Investment in marketable securities	5,936	—
Accounts receivable, net of allowance for doubtful accounts of $35 and $33 at December 31, 2019 and 2018, respectively	766	711
Notes receivable from related parties	—	6,750
Prepaid expenses and other assets	3,141	3,014
Deferred franchise costs, net of accumulated amortization of $217 and $134 at December 31, 2019 and 2018, respectively	850	934
Due from related parties	—	1,159
Total Assets	$467,666	$424,902

LIABILITIES AND EQUITY
3,293
Notes payable, net of unamortized debt issuance costs of $3,293 and $3,462 as of December 31, 2019 and 2018, respectively	$238,603	$227,174
Note payable to related party	2,894	—
Accounts payable and accrued expenses	10,106	8,089
Due to related parties, net	861	—
Dividends payable	2,038	1,744
Operating partnership distributions payable	47	47
Total Liabilities	254,549	237,054

Special Limited Partnership Interests	1	1

Commitments and Contingencies

Equity:

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 1,000,000 shares authorized, 13,251 and 10,636 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	133	106
Additional paid-in capital	296,928	237,216
Accumulated deficit	(88,258)	(54,674)
Total stockholders’ equity	208,803	182,648
Noncontrolling interests in Operating Partnership	4,313	5,199
Total Equity	213,116	187,847

TOTAL LIABILITIES AND EQUITY	$467,666	$424,902

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years ended December 31,
	2019	2018

Revenue
Room revenue	$78,947	$74,782
Other hotel revenue	5,066	4,884
Total hotel revenue	84,013	79,666
Interest and dividend income	664	1,175
Total revenue	84,677	80,841

Expenses
Hotel operating expenses	55,351	50,182
Property taxes, insurance and other	6,711	5,542
Depreciation and amortization	14,167	12,166
Acquisition expenses	2,212	—
Corporate general and administrative	6,358	6,503
Total expenses	84,799	74,393

Operating income (loss)	(122)	6,448

Other expenses (income)
Interest expense and amortization of debt issuance costs	12,826	15,960
Gain on sale of marketable securities	(9)	—
Unrealized gain on change in fair value of investment in marketable securities	(197)	—
Total other expenses	12,620	15,960

Loss before income tax expense	(12,742)	(9,512)

Income tax expense	183	158

Net loss	(12,925)	(9,670)

Net loss attributable to noncontrolling interests in Operating Partnership	332	309

Net loss attributable to common stockholders	$(12,593)	$(9,361)

Per-share information – basic and diluted:
Net loss attributable to common stockholders	$(1.05)	$(0.98)
Dividends declared	$1.75	$1.75
Weighted average common shares outstanding	12,002	9,578

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT II, INC.
CONSOLIDATED STATEMENTS OF EQUITY
Years ended December 31, 2019 and 2018

(in thousands)

	Preferred Stock		Common Stock				Noncontrolling Interests in Operating Partnership
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Number of Units	Value	Total Equity
Balance at December 31, 2017	—	$—	8,693	87	193,865	(28,501)	316	6,062	171,513

Issuance of common stock, net of offering costs	—	—	1,884	18	41,897	—	—	—	41,915
Redemption of common stock			(110)	(1)	(2,623)				(2,624)
Issuance of common stock pursuant to dividend reinvestment plan	—	—	159	2	3,716	—	—	—	3,718
Stock-based compensation	—	—	10	—	361	—	—	—	361
Net loss	—	—	—	—	—	(9,361)	—	(309)	(9,670)
Dividends and distributions declared	—	—	—	—	—	(16,812)	—	(554)	(17,366)
Balance at December 31, 2018	—	—	10,636	106	237,216	(54,674)	316	5,199	187,847

Issuance of common stock, net of offering costs	—	—	2,671	28	60,951	—	—	—	60,979
Redemption of common stock			(281)	(3)	(6,471)				(6,474)
Issuance of common stock pursuant to dividend reinvestment plan	—	—	215	2	4.997	—	—	—	4,999
Stock-based compensation	—	—	10	—	235	—	—	—	235
Net loss	—	—	—	—	—	(12,593)	—	(332)	(12,925)
Dividends and distributions declared	—	—	—	—	—	(20,991)	—	(554)	(21,545)
Balance at December 31, 2019	—	$—	13,251	$133	$296,928	$(88,258)	316	$4,313	$213,116

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT II, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(12,925)	$(9,670)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,167	12,166
Amortization of debt issuance costs	1,025	1,973
Gain on sale of marketable securities	(9)	—
Unrealized loss on change in fair value of investment in marketable securities	(197)	—
Stock-based compensation	235	361
Changes in operating assets and liabilities:
Accounts receivable	(56)	672
Prepaid expenses and other assets	(127)	13
Accounts payable and accrued expenses	2,019	(336)
Due from related parties	2,358	(919)
Net cash provided by operating activities	6,490	4,260

Cash flows from investing activities
Repayment of mortgage note receivable from related party	—	11,200
Repayment of notes receivable from related parties	6,750	4,500
Investment in marketable securities	(9,889)	—
Proceeds from the sale of marketable securities	4,160	—
Improvements and additions to hotel properties	(9,969)	(8,588)
Acquisition of hotel property	(350)	—
Net cash (used in) provided by investing activities	(9,298)	7,112

Cash flows from financing activities
Proceeds from issuance of common stock	62,189	44,027
Redemptions of common stock	(6,474)	(2,624)
Offering costs paid	(1,550)	(2,692)
Dividends paid	(15,697)	(12,935)
Operating partnership distributions paid	(554)	(554)
Proceeds from notes payable	25,000	16,000
Repayment of notes payable	(42,840)	(54,537)
Repayment of note payable to related party	(19,656)	—
Payment of debt issuance costs	(856)	(598)
Net cash used in financing activities	(438)	(13,913)

Net change in cash, cash equivalents and restricted cash	(3,246)	(2,541)
Cash, cash equivalents and restricted cash at beginning of year	19,194	21,735
Cash, cash equivalents and restricted cash at end of year	$15,948	$19,194

Supplemental Disclosure of Cash Flow Activity
Interest paid	$11,877	$14,166
Income tax paid	$290	$290
Supplemental Disclosure of Non-Cash Financing Activity
Decrease in accrued offering costs due to related party	$338	$580
Issuance of common stock from dividend reinvestment plan	$4,999	$3,718
Assumption of note payable in connection with acquisition of hotel property	$29,100	$—
Note payable to related party issued in connection with acquisition of hotel property	$22,550	$—
Dividends payable	$2,038	$1,744
Operating partnership distribution payable	$47	$47

See accompanying notes to consolidated financial statements.

1.	Organization

As discussed in Note 6, “Equity,” Moody National REIT II, Inc. (the “Company”) was initially capitalized by Moody National REIT Sponsor, LLC (the “Sponsor”). The Company’s fiscal year end is December 31.

As of December 31, 2019, the Company owned (1) interests in fifteen hotel properties located in six states comprising a total of 2,123 rooms and (2) investment in marketable securities valued at $5.9 million. For more information on the Company’s real estate investments, see Note 3, “Investment in Hotel Properties.”

On January 20, 2015, the Securities and Exchange Commission (the “SEC”) declared the Company’s registration statement on Form S-11 effective, and the Company commenced its initial public offering of up to $1.1 billion in shares of common stock consisting of up to $1.0 billion in shares of the Company’s common stock offered to the public, and up to $100.0 million in shares offered to the Company’s stockholders pursuant to its distribution reinvestment plan (the “DRP”).

On June 26, 2017, the SEC declared effective the Company’s post-effective amendment to its registration statement for the Company’s initial public offering, which reallocated the Company’s shares of common stock as Class A common stock, $0.01 par value per share (“Class A Shares”), Class D common stock, $0.01 par value per share (“Class D Shares”), Class I common stock, $0.01 par value per share (“Class I Shares”), and Class T common stock, $0.01 par value per share (“Class T Shares” and, together with the Class A Shares, the Class D Shares and the Class I Shares, the “Shares”) to be sold on a “best efforts” basis. On January 16, 2018, the Advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with the Company’s public offering; provided, however that the Advisor intends to recoup the selling commissions, dealer manager fees and stockholder servicing fees that it funds through an increased acquisition fee, or “Contingent Advisor Payment,” as described in Note 7, “Related Party Arrangements.”

On January 18, 2018, the Company filed a registration statement on Form S-11 (Registration No. 333-222610) registering $990.0 million in any combination of the Shares to be sold on a “best efforts” basis in the Company’s follow-on public offering. The SEC declared the registration statement effective on July 19, 2018. The Company will continue to offer Shares in the follow-on offering on a continuous basis until July 19, 2021, subject to extension for an additional year by the Company’s board of directors.

The Company is currently offering the Shares (i) to the public in the Company’s primary offering at a purchase price of $23.32 per share, which is equal to the estimated net asset value (“NAV”) per share for each class as of December 31, 2018, and (ii) to the Company’s stockholders pursuant to the DRP at a purchase price of $23.32 per share, which is equal to the estimated NAV per share for each class as of December 31, 2018.

As of December 31, 2019, the Company had accepted investors’ subscriptions for and issued 9.8 million shares in the Company’s initial public offering and follow-on offering, excluding shares issued in connection with the Company’s merger with Moody National REIT I, Inc. and including 507,000 shares pursuant to the DRP, resulting in gross offering proceeds of $226.2 million. The Company accepted investors’ subscriptions for and issued 6.1 million shares in the initial public offering, excluding shares issued in connection with the Company’s merger with Moody National REIT I, Inc. and including 215,000 shares pursuant to the DRP in the initial public offering, resulting in gross offering proceeds of $147.4 million for the initial public offering. As of December 31, 2019, the Company had accepted investors’ subscriptions for and issued 3.7 million shares in the follow-on offering, including 292,000 shares pursuant to the DRP in the follow-on offering, resulting in gross offering proceeds of $78.8 million for the follow-on offering.

The Company’s advisor is Moody National Advisor II, LLC (the “Advisor”), a Delaware limited liability company and an affiliate of the Sponsor. Pursuant to an advisory agreement among the Company, the OP (defined below) and the Advisor (the “Advisory Agreement”), and subject to certain restrictions and limitations therein, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

Substantially all of the Company’s business is conducted through Moody National Operating Partnership II, LP, a Delaware limited partnership (the “OP”). The Company is the sole general partner of the OP. The initial limited partners of the OP were Moody OP Holdings II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Moody Holdings II”), and Moody National LPOP II, LLC (“Moody LPOP II”), an affiliate of the Advisor. Moody Holdings II initially invested $1,000 in the OP in exchange for limited partnership interests, and Moody LPOP II has invested $1,000 in the OP in exchange for a separate class of limited partnership interests (the “Special Limited Partnership Interests”). As the Company accepts subscriptions for shares of common stock, it transfers substantially all of the net proceeds from such sales to the OP as a capital contribution. The limited partnership agreement of the OP provides that the OP will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which classification could result in the OP being taxed as a corporation, rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by the OP in acquiring and operating real properties, the OP will pay all of the Company’s administrative costs and expenses, and such expenses will be treated as expenses of the OP.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements include its accounts and the accounts of its subsidiaries over which it has control. All intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Organization and Offering Costs

Organization and offering costs of the Company are paid directly by the Company or incurred by the Advisor on behalf of the Company. Pursuant to the Advisory Agreement between the Company and the Advisor, the Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs incurred by the Advisor associated with each of the Company’s public offerings, provided that within 60 days of the last day of the month in which a public offering ends, the Advisor is obligated to reimburse the Company to the extent aggregate organization and offering costs incurred by the Company in connection with the completed public offering exceed 15.0% of the gross offering proceeds from the sale of the Company’s shares of common stock in the completed public offering. Such organization and offering costs include selling commissions and dealer manager fees paid to a dealer manager, legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of the Advisor’s employees and employees of the Advisor’s affiliates and others. Any reimbursement of the Advisor or its affiliates for organization and offering costs will not exceed actual expenses incurred by the Advisor. The Company’s organization and offering costs incurred in connection with the Company’s initial public offering did not exceed 15% of the gross offering proceeds from the sale of our shares of common stock in such offering.

All offering costs, including selling commissions and dealer manager fees, are recorded as an offset to additional paid-in-capital, and all organization costs are recorded as an expense when the Company has an obligation to reimburse the Advisor.

As of December 31, 2019, total offering costs for the initial public offering and the follow-on offering were $20.6 million, comprised of $12.3 million of offering costs incurred directly by the Company and $8.3 million in offering costs incurred by and reimbursable to the Advisor. Total offering costs for the initial public offering were $18.3 million, comprised of $12.3 million of offering costs incurred directly by the Company and $6.0 million in offering costs incurred by and reimbursable to the Advisor. As of December 31, 2019, total offering costs for the follow-on offering were $2.3 million, comprised of $0 of offering costs incurred directly by the Company and $2.3 million in offering costs incurred by and reimbursable to the Advisor. As of December 31, 2019, the Company had $286,000 due from the Advisor for reimbursable offering costs.

Income Taxes

The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2016. The Company did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the years ended December 31, 2015 and 2014, including not having 100 shareholders for a sufficient number of days in 2015. Prior to qualifying to be taxed as a REIT, the Company was subject to normal federal and state corporation income taxes.

Provided that the Company continues to qualify as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90% of its REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfies the other organizational and operational requirements for qualification as a REIT. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company leases the hotels it acquires to a wholly-owned taxable REIT subsidiary (“TRS”) that is subject to federal, state and local income taxes.

The Company accounts for income taxes of its TRS using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period prior to when the new rates become effective. The Company records a valuation allowance for net deferred tax assets that are not expected to be realized.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

The Company has reviewed tax positions under GAAP guidance that clarify the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the consolidated financial statements if it is more likely than not that the tax position will be sustained upon examination. The Company had no material uncertain tax positions as of December 31, 2019.

The preparation of the Company’s various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which the Company’s estimates may change is not expected to be material. The Company will account for interest and penalties relating to uncertain tax positions in the current period results of operations, if necessary. The Company has tax years 2014 through 2018 remaining subject to examination by various federal and state tax jurisdictions. For more information, see Note 11, “Income Taxes.”

Fair Value Measurement

Fair value measures are classified into a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:         Observable inputs such as quoted prices in active markets.

Level 2:         Directly or indirectly observable inputs, other than quoted prices in active markets.

Level 3:         Unobservable inputs in which there is little or no market data, which require a reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of the following valuation techniques:

Market approach:               Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Cost approach:                    Amount required to replace the service capacity of an asset (replacement cost).

Income approach:             Techniques used to convert future income amounts to a single amount based on market expectations (including present-value, option-pricing, and excess-earnings models).

The Company’s estimates of fair value were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The Company classifies assets and liabilities in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement.

The Company has elected the fair value option in recording its investment in marketable securities whereby unrealized holding gains and losses on available-for-sale securities are included in earnings. With the exception of the Company’s fixed-rate notes receivable from related parties and notes payable, the carrying amounts of other financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, notes receivable, notes payable, and accounts payable and accrued expenses, approximate their fair values due to their short-term nature. For the fair value of the Company’s note receivable from related parties and notes payable, see Note 4 and “Notes Receivable from Related Parties” and Note 5, “Debt.”

Concentration of Risk

As of December 31, 2019, the Company had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. The Company diversifies its cash and cash equivalents with several banking institutions in an attempt to minimize exposure to any one of these institutions. The Company regularly monitors the financial stability of these financial institutions and believes that it is not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

The Company is also exposed to credit risk with respect to its notes receivable from related parties. The failure of any of the borrowers on the notes receivable from related parties to make payments of interest and principal when due, or any other event of default under the notes receivable from related parties, would have an adverse impact on the Company’s results of operations.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

The Company is exposed to geographic risk in that nine of its fifteen hotel properties are located in one state, Texas.

Valuation and Allocation of Hotel Properties — Acquisition

Upon acquisition, the purchase price of hotel properties is allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and equipment, any assumed debt, identified intangible assets and asset retirement obligations, if any, based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

Land values are derived from appraisals and building values are calculated as replacement cost less depreciation or estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation. Any difference between the fair value of the hotel property acquired and the purchase price of the hotel property is recorded as goodwill or gain on acquisition of hotel property.

The Company determines the fair value of any assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that the Company believes it could obtain at the date of acquisition. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of the Company’s properties, the Company makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. The Company uses Level 3 inputs to value acquired properties. Many of these estimates are obtained from independent third party appraisals. However, the Company is responsible for the source and use of these estimates. These estimates require judgment and are subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of the Company’s hotel properties or related intangibles could in turn result in a difference in the depreciation or amortization expense recorded in the Company’s consolidated financial statements. These variances could be material to the Company’s results of operations and financial condition.

Valuation and Allocation of Hotel Properties — Ownership

Investment in hotel properties is recorded at cost less accumulated depreciation. Major improvements that extend the life of an asset are capitalized and depreciated over a period equal to the shorter of the life of the improvement or the remaining useful life of the asset. The costs of ordinary repairs and maintenance are charged to expense when incurred.

Depreciation expense is computed using the straight-line method based upon the following estimated useful lives:

Estimated Useful Lives (years)
Buildings and improvements	39-40
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

Impairments

The Company monitors events and changes in circumstances indicating that the carrying amount of a hotel property may not be recoverable. When such events or changes in circumstances are present, the Company assesses potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset from operating activities and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted cash flows, the Company recognizes an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale. There were no such impairment losses for the years ended December 31, 2019 and 2018.

In evaluating a hotel property for impairment, the Company makes several estimates and assumptions, including, but not limited to, the projected date of disposition of the property, the estimated future cash flows of the property during the Company’s ownership and the projected sales price of the property. A change in these estimates and assumptions could result in a change in the estimated undiscounted cash flows or fair value of the Company’s hotel property which could then result in different conclusions regarding impairment and material changes to the Company’s consolidated financial statements.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Revenue Recognition

Hotel revenues, including room, food, beverage and other ancillary revenues, are recognized as the related services are delivered. Revenue is recorded net of any sales and other taxes collected from customers. Interest income is recognized when earned. Amounts received prior to guest arrival are recorded as advances from the customer and are recognized at the time of occupancy.

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand or held in banks and short-term investments with an initial maturity of years or less at the date of purchase.

Restricted Cash

Restricted cash includes reserves for property taxes, as well as reserves for property improvements, replacement of furniture, fixtures, and equipment and debt service, as required by certain management or mortgage and term debt agreements restrictions and provisions.

Investment in Marketable Securities

Investment in marketable securities of $5.9 million at December 31, 2019 consists primarily of common stock investments in other REITs and which are classified as available-for-sale securities and recorded at fair value. The Company has elected the fair value option whereby unrealized holding gains and losses on available-for-sale securities are included in earnings. For the years ended December 31, 2019 and 2018, unrealized gain on investment in marketable securities was $197,000 and $0, respectively. For the years ended December 31, 2019 and 2018, realized gain on investment in marketable securities was $9,000 and $0, respectively.

Dividend income is recognized when earned. For the years ended December 31, 2019 and 2018, dividend income of $399,000 and $0, respectively, was recognized and is included in interest and dividend income on the consolidated statements of operations.

Accounts Receivable

The Company takes into consideration certain factors that require judgments to be made as to the collectability of receivables. Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the customer, which, taken as a whole, determines the valuation. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible.

Impairment of Notes Receivable from Related Parties

The Company reviews the notes receivable from related parties for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts recorded as assets on the consolidated balance sheets. The Company applies normal loan review and underwriting procedures (as may be implemented or modified from time to time) in making that judgment. When a loan is impaired, the Company measures impairment based on the present value of expected cash flows discounted at the loan’s effective interest rate against the value of the asset recorded on the consolidated balance sheets. The Company may also measure impairment based on a loan’s observable market price or the fair value of collateral, if the loan is collateral dependent. If a loan is deemed to be impaired, the Company records a valuation allowance through a charge to earnings for any shortfall. The Company’s assessment of impairment is based on considerable judgment and estimates. The Company did not record a valuation allowance during the years ended December 31, 2019 or 2018.

Deferred Franchise Costs

Deferred franchise costs are recorded at cost and amortized over the term of the respective franchise contract on a straight-line basis. Accumulated amortization of deferred franchise costs was $217,000 and $134,000 as of December 31, 2019 and 2018, respectively.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Expected future amortization of deferred franchise costs as of December 31, 2019 is as follows (in thousands):

Years Ending December 31,
2020	$83
2021	83
2022	82
2023	80
2024	77
Thereafter	445
Total	$850

Debt Issuance Costs

Debt issuance costs are presented as a direct deduction from the carrying value of the notes payable on the consolidated balance sheets. Debt issuance costs are amortized as a component of interest expense over the term of the related debt using the straight-line method, which approximates the interest method. Accumulated amortization of debt issuance costs was $4.0 million and $3.0 million as of December 31, 2019 and 2018, respectively. Expected future amortization of debt issuance costs as of December 31, 2019 is as follows (in thousands):

Years Ending December 31,
2020	$679
2021	677
2022	677
2023	632
2024	440
Thereafter	188
Total	$3,293

Earnings (Loss) per Share

Earnings (loss) per share (“EPS”) is calculated based on the weighted average number of shares outstanding during each period. Basic and diluted EPS are the same for all periods presented. Non-vested shares of restricted common stock totaling 7,500 shares as of December 31, 2019 and 2018, held by the Company’s independent directors are included in the calculation of basic EPS because such shares have been issued and participate in dividends.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which changes lessee accounting to reflect the financial liability and right-of-use assets that are inherent to leasing an asset on the balance sheet. The standard requires a modified retrospective approach, with restatement of the prior periods presented in the year of adoption, subject to any FASB modifications. This standard will be effective for the first annual reporting period beginning after December 15, 2018. The Company adopted this standard on January 1, 2019. In evaluating the effect that ASU No. 2016-02 will have on the Company’s consolidated financial statements and related disclosures, the Company believes the impact will be minimal to the Company’s ongoing consolidated financial statements.

In August 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities,” which improves the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements and simplifies the application of hedge accounting. This standard will be effective for the first annual period beginning after December 15, 2018, including interim periods within those periods. Early adoption is permitted. The Company adopted this standard on January 1, 2018 and aside from minor presentation changes in its disclosure on derivative and hedging activities, it will not have a material effect on the Company’s ongoing consolidated financial statements.

3.	Investment in Hotel Properties

The following table sets forth summary information regarding the Company’s investment in hotel properties as of December 31, 2019 (all $ amounts in thousands):

Property Name	Date Acquired	Location	Ownership Interest	Original Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)
Residence Inn Austin	October 15, 2015	Austin, Texas	100%	$27,500	112	$16,300
Springhill Suites Seattle	May 24, 2016	Seattle, Washington	100%	74,100	234	44,165
Homewood Suites Woodlands	September 27, 2017(5)	The Woodlands, Texas	100%	17,356	91	8,915
Hyatt Place Germantown	September 27, 2017(5)	Germantown, Tennessee	100%	16,074	127	6,865
Hyatt Place North Charleston	September 27, 2017(5)	North Charleston, South Carolina	100%	13,806	113	7,019
Hampton Inn Austin	September 27, 2017(5)	Austin, Texas	100%	19,328	123	10,493
Residence Inn Grapevine	September 27, 2017(5)	Grapevine, Texas	100%	25,245	133	12,114
Marriott Courtyard Lyndhurst	September 27, 2017(5)	Lyndhurst, New Jersey	(3)	39,547	227	18,934
Hilton Garden Inn Austin	September 27, 2017(5)	Austin, Texas	100%	29,288	138	18,080
Hampton Inn Great Valley	September 27, 2017(5)	Frazer, Pennsylvania	100%	15,285	125	7,861
Embassy Suites Nashville	September 27, 2017(5)	Nashville, Tennessee	100%	82,207	208	41,250
Homewood Suites Austin	September 27, 2017(5)	Austin, Texas	100%	18,835	96	10,602
Townplace Suites Fort Worth	September 27, 2017(5)	Fort Worth, Texas	(4)	11,242	95	5,979
Hampton Inn Houston	September 27, 2017(5)	Houston, Texas	100%	9,958	119	4,366
Residence Inn Houston Medical Center	April 29, 2019(6)	Houston, Texas	100%	52,000	182	31,847
Totals				$451,771	2,123	$244,790

(1)	Excludes closing costs and includes gain on acquisition.
(2)	As of December 31, 2019.
(3)

The Marriott Courtyard Lyndhurst is owned by MN Lyndhurst Venture, LLC, of which the OP is a member and holds 100% of the Class B membership interests therein. The Marriott Courtyard Lyndhurst is pledged as security for the Term Loan. See Note 5, “Debt.”

(4)

The Townplace Suites Fort Worth is owned by MN Fort Worth Venture, LLC, of which the OP is a member and holds 100% of the Class B membership interests therein. The Townplace Suites Fort Worth is pledged as security for the Term Loan. See Note 5, “Debt.”

(5)

Property acquired on September 27, 2017 as a result of the merger of Moody National REIT I, Inc. (“Moody I”) with and into the Company (the “Merger”) and the merger of Moody National Operating Partnership I, L.P., the operating partnership of Moody I (“Moody I OP”), with and into the OP (the “Partnership Merger,” and together with the Merger, the “Mergers”).

(6)

Includes balance of $29.0 million for first mortgage loan and balance of $2.9 million for promissory note payable to seller of the Residence Inn Houston Medical Center in the original principal amount of $22.6 million.

Investment in hotel properties consisted of the following at December 31, 2019 and 2018 (in thousands):

	December 31,
	2019	2018
Land	$76,936	$70,456
Buildings and improvements	338,729	297,680
Furniture, fixtures and equipment	58,072	43,632
Total cost	473,737	411,768
Accumulated depreciation	(32,712)	(18,628)
Investment in hotel properties, net	$441,025	$393,140

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Acquisition of Residence Inn Houston Medical Center

On the April 29, 2019 (“Closing Date”), Moody National Kirby-Houston Holding, LLC, a wholly-owned subsidiary of the OP (“Houston Holding”), acquired fee simple title to the Residence Inn Houston Medical Center (“Residence Inn Houston”) located in Houston, Texas from a related party for an aggregate purchase price, excluding acquisition costs, of $52.0 million, inclusive of (i) Houston Holding’s assumption as of the Closing Date of an existing mortgage loan from an institutional lender (“Lender”), secured by the Residence Inn Houston, with an outstanding balance as of the Closing Date of $28,180,000 (“Existing Loan”), and (ii) financing from the Seller in the amount of $22,550,000 (“Note Payable to Related Party”). See below for an additional discussion of the Existing Loan and the Note Payable to Related Party. In connection with the acquisition of the Residence Inn Houston, Advisor earned an aggregate acquisition fee of $2,002,000 (inclusive of a $1,222,000 contingent acquisition fee paid to reimburse Advisor for upfront selling commissions and dealer manager fees paid by Advisor) and a financing coordination fee of $290,000.

The Residence Inn Houston is a 16-story select-service hotel consisting of 182 guest rooms located in Houston, Texas. The Residence Inn Houston is located in the Texas Medical Center, the world’s largest medical center, and is located adjacent to NRG Park area. The Residence Inn Houston includes a four and a half story parking garage.

Houston Holding leases the Residence Inn Houston to Moody National Kirby-Houston MT, LLC (“Master Tenant”), an indirect, wholly-owned subsidiary of the OP, pursuant to a Hotel Lease Agreement between Houston Holding and the Master Tenant (“Hotel Lease”). Moody National Hospitality Management, LLC, a related party (“Property Manager”), manages the Residence Inn Houston pursuant to a Hotel Management Agreement between the Property Manager and the Master Tenant (“Management Agreement”), which Management Agreement was assigned to Master Tenant by Seller on the Closing Date.

Existing Loan

On the Closing Date, pursuant to an Assignment and Assumption Agreement, Houston Holding assumed all of the Seller’s rights, duties and obligations under and with respect to the Existing Loan and all loan documents associated therewith, including, without limitation, (i) a Promissory Note, dated September 13, 2017, in the original principal amount of $29.1 million, evidencing the Existing Loan and payable to the Lender, or the Note, (ii) the Construction Loan Agreement, dated September 13, 2017, between the Seller and the Lender (“Loan Agreement”), and (iii) the Deed of Trust, Security Agreement and Financing Statement, dated September 13, 2017, for the benefit of Lender, securing payment of the Note (“ Deed of Trust.”)

The Existing Loan bears interest at a rate of 5% per annum. Payments of interest only were due on the Existing Loan on a monthly basis through October 1, 2019, and thereafter equal monthly payments of principal and interest in the amount of $170,000 will be due. Upon and during any event of default by Houston Holdings under the Note, the Loan Agreement or any other loan document relating to the Existing Loan, the Existing Loan will bear interest at a rate per annum equal to the lesser of the maximum rate permitted by applicable law and 17%. The entire outstanding principal balance of the Existing Loan and all accrued interest thereon and all other amounts payable under the Note is due and payable in full on October 1, 2024. Houston Holding may not prepay the Existing Loan, in whole or in part, prior to November 1, 2021. Thereafter, upon at least 30 but not more than 90 days prior written notice to the Lender, Houston Holding may prepay the outstanding principle balance, plus all accrued interest and other amounts due, in full (but not in part), provided that such prepayment will be subject to certain additional prepayment fees as set forth in the Note.

The Note provides for customary events of default, including failure by Houston Holding to pay when due and payable any amounts payable under the terms of the Note. Upon any event of default by Houston Holding, Lender may accelerate the maturity date of the Loan and declare the entire unpaid principal balance of the Loan and all accrued and unpaid interest thereon due and payable in full immediately, and exercise any other rights available to it under law or equity.

The performance of the obligations of Houston Holding under the Existing Loan is secured by, among other things, a security interest in the Residence Inn Houston and other collateral granted to the Lender pursuant to the Deed of Trust. Pursuant to payment and completion guaranties in favor of the Lender, Brett C. Moody has agreed to irrevocably and unconditionally guarantee the prompt and unconditional payment to the Lender and its successors and assigns of all obligations and liabilities of Houston Holding for which Houston Holding may be personally liable with respect to the Existing Loan.

Note Payable to Related Party

On the Closing Date, the OP issued a promissory note payable to Seller in the original principal amount of approximately $22.6 million, evidencing the note payable to related party (the “Note Payable to Related Party”). The Note Payable to Related Party bears interest at a rate per annum equal to the lesser of the maximum rate permitted by applicable law and 3%. Any amounts payable under the Note Payable to Related Party which are not paid by the OP when due will bear interest at a past due rate equal to the lesser of the maximum rate permitted by applicable law and 18%. On the Closing Date, the OP made a principal payment of $7.8 million, and beginning on May 15, 2019 and ending on October 15, 2019, the OP made monthly principal and interest payments of $2.0 million. The entire outstanding principal balance of the Note Payable to Related Party, together with all accrued interest thereon and all other amounts payable under the Note Payable to Related Party, was due and payable in full on December 15, 2019. The maturity date of the note payable to related party was extended to June 15, 2020, with all other terms and conditions remaining unchanged. If the OP fails to make when due any payment under the Note Payable to Related Party, the OP will pay to Seller on demand a late fee equal to 5% of the amount of such payment. Upon at least five days prior written notice to the Seller, the OP may prepay the outstanding principle balance, plus all accrued interest and other amounts due, in whole or in part, without penalty. The balance of the Note Payable to Related Party was $2.9 million as of December 31, 2019.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

The Note Payable to Related Party provides for customary events of default, including failure by the OP to pay when due and payable any amounts payable under the terms of the Note Payable to Related Party. Upon any event of default by the OP, Seller may accelerate the maturity date of the Note Payable to Related Party and declare the entire unpaid principal balance of the Note Payable to Related Party and all accrued and unpaid interest thereon due and payable in full immediately, and exercise any other rights available to it under law or equity.

The following table presents a summary of assets acquired and the purchase price consideration in the acquisition of the Residence Inn Houston (in thousands):

Assets acquired at fair value:
Land	$6,480
Building	40,920
Furniture, fixtures and equipment	4,600
Net assets acquired at fair value	$52,000
Purchase price consideration:
Cash	$350
Existing Loan	29,100
Note payable to related party	22,550
Purchase price consideration	$52,000

The results of operations of the Residence Inn Houston have been included in the consolidated statement of operations as of the date of acquisition of April 29, 2019. The following unaudited pro forma consolidated financial information for the years ended December 31, 2019 and 2018 is presented as if the Company acquired the Residence Inn Houston on January 1, 2018. This information is not necessarily indicative of what the actual results of operations would have been had the Company completed the acquisition of the Residence Inn Houston on January 1, 2018, nor does it purport to represent the Company’s future operations (in thousands, except per common share amounts):

	Years ended December 31,
	2019	2018
Revenue	$87,810	$90,533
Net loss	(10,177)	(7,984)
Net loss attributable to common shareholders	(9,845)	(7,675)
Net loss per common share - basic and diluted	$(0.82)	$(0.80)

4.	Notes Receivable from Related Parties

As of December 31, 2019 and 2018, the amount of the note receivable from related party was $0 and $6,750,000, respectively.

On August 21, 2015, Moody I originated an unsecured loan in the aggregate principal amount of $9,000,000 (the “Related Party Note”) to Moody National DST Sponsor, LLC, a Texas limited liability company and an affiliate of Sponsor (“DST Sponsor”). Proceeds from the Related Party Note were used by DST Sponsor solely to acquire a commercial real property located in Katy, Texas (the “Subject Property”). The Company acquired the Related Party Note in connection with the Mergers.

On August 15, 2016, the maturity date of the Related Party Note was extended from August 21, 2016 to August 21, 2017 and the origination fee in the amount of $90,000 and an extension fee in the amount of $45,000 were paid to Moody I by DST Sponsor. On September 24, 2017, the maturity date was extended to August 21, 2018. On August 30, 2018, the maturity date was extended to April 30, 2019. The Related Party Note was paid in full on April 29, 2019.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Interest income from notes receivable from related parties was $264,000 and $864,900 for the years ended December 31, 2019 and 2018, respectively. Interest receivable on notes receivable from related parties was $0 and $810,000 as of December 31, 2019 and December 31, 2018, respectively.

The estimated fair value of the note receivable from related party as of December 31, 2018 was $6,750,000. The fair value of the note receivable from related party was estimated based on discounted cash flow analyses using the current incremental lending rates for similar types of lending arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

5.	Debt

The Company’s aggregate borrowings are reviewed by the Company’s board of directors at least quarterly. Under the Company’s Articles of Amendment and Restatement (as amended, the “Charter”), the Company is prohibited from borrowing in excess of 300% of the value of the Company’s net assets. “Net assets” for purposes of this calculation is defined to be the Company’s total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. However, the Company may temporarily borrow in excess of these amounts if such excess is approved by a majority of the Company’s independent directors and disclosed to stockholders in the Company’s next quarterly report, along with an explanation for such excess. As of December 31, 2019, the Company’s debt levels did not exceed 300% of the value of the Company’s net assets, as defined above.

As of December 31, 2019 and 2018, the Company’s mortgage notes payable secured by the respective assets, consisted of the following (all $ amounts in thousands):

Loan	Principal as of December 31, 2019	Principal as of December 31, 2018	Interest Rate at December 31, 2019	Maturity Date
Residence Inn Austin(1)	$16,300	$16,554	4.580%	November 1, 2025
Springhill Suites Seattle(1)	44,165	44,884	4.380%	October 1, 2026
Homewood Suites Woodlands(1)	8,915	9,066	4.690%	April 11, 2025
Hyatt Place Germantown(1)	6,865	7,025	4.300%	May 6, 2023
Hyatt Place North Charleston(1)	7,019	7,158	5.193%	August 1, 2023
Hampton Inn Austin(1)	10,493	10,687	5.426%	January 6, 2024
Residence Inn Grapevine(1)	12,114	12,341	5.250%	April 6, 2024
Marriott Courtyard Lyndhurst(1)	18,934	—	4.700%	September 27, 2024
Hilton Garden Inn Austin(1)	18,080	18,401	4.530%	December 11, 2024
Hampton Inn Great Valley(1)	7,861	7,994	4.700%	April 11, 2025
Embassy Suites Nashville(1)	41,250	41,998	4.2123%	July 11, 2025
Homewood Suites Austin(1)	10,602	10,778	4.650%	August 11, 2025
Townplace Suites Fort Worth(1)	5,979	—	4.700%	September 27, 2024
Hampton Inn Houston(1)	4,366	4,480	6.750%	April 28, 2023
Residence Inn Houston Medical Center(4)	28,953	—	5.000%	October 1, 2024
Term Loan(2)	—	26,300	30-day LIBOR plus 3.750%	September 27, 2019
Short Term Loan(3)	—	12,970	30-day LIBOR plus 2.50%	April 24, 2019
Total notes payable	241,896	230,636
Less unamortized debt issuance costs	(3,293)	(3,462)
Total notes payable, net of unamortized debt issuance costs	$238,603	$227,174

(1)	Monthly payments of principal and interest are due and payable until the maturity date.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

(2)

Monthly payments of principal and interest are due and payable until the maturity date.  On October 24, 2018, the maturity date of the Term Loan was extended to September 27, 2019.  All unpaid principal and interest thereon was repaid in full on September 27, 2019, the maturity date.

(3)	Monthly payments of principal and interest were due and payable until the maturity date. All unpaid principal and interest thereon was repaid in full on April 24, 2019, the maturity date.
(4)	Monthly payments of interest due and payable until October 2019. Monthly payments of principal and interest due and payable beginning in November 2019 until the maturity date.

Hotel properties secure their respective loans. The Term Loan was partially secured by Marriott Courtyard Lyndhurst and Townplace Suites Fort Worth and was partially unsecured.

Scheduled maturities of the Company’s notes payable as of December 31, 2019 are as follows (in thousands):

Years ending December 31,
2020	$4,567
2021	4,870
2022	5,108
2023	21,597
2024	89,112
Thereafter	116,642
Total	$241,896

Term Loan Agreement

On September 27, 2017, the OP, as borrower, the Company and certain of the Company’s subsidiaries, as guarantors, and KeyBank National Association (“KeyBank,” and together with any other lender institutions that may become parties thereto, the “Lenders”), as agent and lender, entered into a term loan agreement (as amended, the “Term Loan Agreement”). Pursuant to the Term Loan Agreement, the Lenders have made a term loan to the OP in the principal amount of $70.0 million (the “Term Loan”). Capitalized terms used in this description of the Term Loan and not defined herein have the same meaning as in the Term Loan Agreement. The Company used proceeds from the Term Loan to pay the cash consideration in connection with the Mergers, other costs and expenses related to the Mergers and for other corporate purposes. The Company began making principal payments of $1.5 million per month in November 2017.

On March 28, 2018, the parties to the Term Loan Agreement entered into a letter agreement, or the Term Loan Letter Agreement, pursuant to which the parties thereto agreed to change the commencement of the Company’s obligation under the Term Loan Agreement to raise $10 million per quarter in gross offering proceeds to the calendar quarter June 30, 2018. The Company satisfied such obligation with respect to the calendar quarter ended December 31, 2019.

The Term Loan originally matured on September 27, 2018. The maturity date of the Term Loan was originally extended to October 26, 2018 and on October 24, 2018, the maturity date of the Term Loan was extended again to September 27, 2019 in connection with the partial refinancing of the Term Loan. The Outstanding Balance of $26.5 million as of October 24, 2018, together with any and all accrued and unpaid interest thereon, and all other Obligations, was repaid in full on September 27, 2019. The Term Loan originally provided for monthly interest payments, for mandatory prepayments of principal from the proceeds of certain capital events, and for monthly payments of principal in an amount equal to the greater of (i) 50% of the OP’s Consolidated Net Cash Flow or (ii) $1.5 million. In connection with the extension of the Term Loan on October 24, 2018, monthly payments of principal were $100,000 per month, and the margins over the base rate or LIBOR rate were 2.75% and 3.75%, respectively.

Short Term Loan

On October 24, 2018, the Company and the OP issued a promissory note in favor of Green Bank, N.A. in the original principal amount of $16.0 million (the “Short Term Loan”). The proceeds of the promissory note were used to retire a portion of the Term Loan, resulting in a balance of $26.5 million for the Term Loan as of October 24, 2018. The note bore interest at an annual rate equal to the one-month LIBOR plus 2.5% and the Company and the OP were collectively required to make a monthly payment on the outstanding principal and interest of the promissory note equal to the greater of $1.5 million and 50% of our consolidated net cash flow. The entire outstanding principle amount of the Short Term Loan and all accrued interest thereon were repaid in full on April 24, 2019, the maturity date of the Short Term Loan.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

The estimated fair value of the Company’s notes payable as of December 31, 2019 and 2018, respectively, was $241.9 million and $231.0 million, respectively. The fair value of the notes payable was estimated based on discounted cash flow analyses using the current incremental borrowing rates for similar types of borrowing arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

6.	Equity

Capitalization

Under its Charter, the Company has the authority to issue 1.0 billion shares of common stock and 100.0 million shares of preferred stock. All shares of such stock have a par value of $0.01 per share. On August 15, 2014, the Company sold 8,000 shares of common stock to the Sponsor at a purchase price of $25.00 per share for an aggregate purchase price of $200,000, which was paid in cash.  As of December 31, 2019, there were a total of 13.3 million shares of the Company’s common stock issued and outstanding, including 9.8 million shares, net of redemptions, issued in the Company’s public offerings, 3.4 million shares, net of redemptions, issued in connection with the Merger, the 8,000 shares sold to Sponsor and 55,000 shares of restricted stock issued to the Company’s directors, as discussed in Note 8, “Incentive Award Plan,” as follows (in thousands):

Class	Shares Outstanding as of December 31, 2019
Class A Shares	12,640
Class T Shares	457
Class I Shares	154
Total	13,251

The Company’s board of directors is authorized to amend the Charter without the approval of the stockholders to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

Distributions

The Company’s board of directors has authorized and declared a distribution to its stockholders for 2019 and 2018 that will be (1) calculated daily and reduced for class-specific expenses; (2) payable in cumulative amounts on or before the 15th day of each calendar month to stockholders of record as of the last day of the previous month; and (3) calculated at a rate of $1.7528 per share of the Company’s common stock per year, or approximately $0.00480 per share per day, before any class-specific expenses. The Company first paid distributions on September 15, 2015.

The following table summarizes distributions paid in cash and pursuant to the DRP for the three and year ended December 31, 2019 and 2018 (in thousands):

Period	Cash Distribution	Distribution Paid Pursuant to DRP(1)	Total Amount of Distribution
First Quarter 2019	$3,517	$1,121	$4,638
Second Quarter 2019	3,858	1,228	5,086
Third Quarter 2019	4,097	1,302	5,399
Fourth Quarter 2019	4,225	1,348	5,573
Total	$15,697	$4,999	$20,696

First Quarter 2018	$3,218	$634	$3,852
Second Quarter 2018	3,039	963	4,002
Third Quarter 2018	3,241	1,034	4,275
Fourth Quarter 2018	3,437	1,087	4,524
Total	$12,935	$3,718	$16,653

(1)	Amount of distributions paid in shares of common stock pursuant to the DRP.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Noncontrolling Interest in Operating Partnership

Noncontrolling interest in the OP at December 31, 2019 and 2018 was $4.3 million and $5.2 million, respectively, which represented 316,000 common units in the OP issued in connection with the acquisition of the Springhill Suites Seattle and the Partnership Merger, and is reported in equity in the consolidated balance sheets. Loss from the OP attributable to these noncontrolling interests was $332,000 and $309,000 for the years ended December 31, 2019 and 2018, respectively.

7.	Related Party Arrangements

Pursuant to the Advisory Agreement, the Advisor and certain affiliates of Advisor receive fees and compensation in connection with the Offering and the acquisition, management and sale of the Company’s real estate investments. In addition, in exchange for $1,000 and in consideration of services to be provided by the Advisor, the OP has issued an affiliate of the Advisor, Moody LPOP II, a separate, special limited partnership interest, in the form of Special Limited Partnership Interests. For further detail, please see Note 9, “Subordinated Participation Interest.”

Sales Commissions and Dealer Manager Fees

From January 1, 2017 through June 12, 2017, the Company paid Moody Securities an up-front selling commission of up to 7.0% of the gross proceeds of what are now the Class A Shares sold in the primary offering and a dealer manager fee of up to 3.0% of the gross proceeds of what are now the Class A Shares sold in the primary offering. Beginning on June 12, 2017, the Company reallocated its common shares into four separate share classes, Class A Shares, Class T Shares, Class I Shares and Class D Shares, with the differing fees for each class of shares

Beginning January 16, 2018, the Advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees paid in connection with the Company’s public offering; provided, however, that the Advisor intends to recoup the funding of such amounts through the Contingent Advisor Payment (described below). In connection with the implementation of the Contingent Advisor Payment, the Company reduced the up-front selling commission paid with respect to the Class A Shares from up to 7.0% to up to 6.0% of the gross proceeds of the Class A Shares sold in the primary offering and reduced the dealer manager fee paid with respect to the Class A Shares from up to 3.0% to up to 2.5% of the gross proceeds of the Class A Shares sold in the primary offering. As of December 31, 2019, the Company had paid Moody Securities $9.4 million in selling commissions and trailing stockholder servicing fees related to the Company’s ongoing public offering and $2.1 million in dealer manager fees related to the Company’s ongoing public offering, which amounts have been recorded as a reduction to additional paid-in capital in the consolidated balance sheets. As of December 31, 2019, Advisor had paid Moody Securities $8.8 million in selling commissions, trailing stockholder servicing fees, and dealer manager fees related to the Company’s ongoing public offering, of which $7.6 million could potentially be recouped by the Advisor at a later date through the Contingent Advisor Payment.

Organization and Offering Expenses

The Advisor will receive reimbursement for organizational and offering expenses incurred on the Company’s behalf, but only to the extent that such reimbursements do not exceed actual expenses incurred by Advisor and do not cause the cumulative selling commissions, dealer manager fees, stockholder servicing fees and other organization and offering expenses borne by the Company to exceed 15.0% of gross offering proceeds from the sale of shares in the Company’s follow-on offering as of the date of reimbursement.

As of December 31, 2019, total offering costs for the initial public offering and the follow-on offering were $20.6 million, comprised of $12.3 million of offering costs incurred directly by the Company and $8.3 million in offering costs incurred by and reimbursable to the Advisor. As of December 31, 2019, total offering costs for the initial public offering were $18.3 million, comprised of $12.3 million of offering costs incurred directly by the Company and $6.0 million in offering costs incurred by and reimbursable to the Advisor. As of December 31, 2019, total offering costs for the follow-on offering were $2.3 million, comprised of $0 of offering costs incurred directly by the Company and $2.3 million in offering costs incurred by and reimbursable to the Advisor. As of December 31, 2019, the Company had $286,000 due from the Advisor for reimbursable offering costs.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Acquisition Fees

As of January 16, 2018, the Advisor assumed responsibility for the payment of all selling commissions, dealer manager fees and stockholder servicing fees in connection with the Company’s public offering. In connection therewith, as of January 16, 2018, the acquisition fee payable to the Advisor was increased from 1.5% to up to a maximum of 3.85% of (1) the cost of all investments the Company acquires (including the Company’s pro rata share of any indebtedness assumed or incurred in respect of the investment and exclusive of acquisition and financing coordination fees), (2) the Company’s allocable cost of investments acquired in a joint venture (including the Company’s pro rata share of the purchase price and the Company’s pro rata share of any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees) or (3) the amount funded by the Company to acquire or originate a loan or other investment, including mortgage, mezzanine or bridge loans (including any third-party expenses related to such investment and exclusive of acquisition fees and financing coordination fees). The up to 3.85% acquisition fee consists of (i) a 1.5% base acquisition fee and (ii) up to an additional 2.35% contingent acquisition fee (the “Contingent Advisor Payment”). The 1.5% base acquisition fee will always be payable upon the acquisition of an investment by the Company, unless the receipt thereof is waived by the Advisor. The amount of the Contingent Advisor Payment to be paid in connection with the closing of an acquisition will be reviewed on an acquisition-by-acquisition basis and such payment shall not exceed the then-outstanding amounts paid by the Advisor for dealer manager fees, sales commissions or stockholder servicing fees at the time of such closing. For purposes of determining the amount of Contingent Advisor Payment payable, the amounts paid by the Advisor for dealer manager fees, sales commissions or stockholder servicing fees and considered “outstanding” will be reduced by the amount of the Contingent Advisor Payment previously paid and taking into account the amount of the Contingent Advisor Holdback. The Advisor may waive or defer all or a portion of the acquisition fee at any time and from time to time, in the Advisor’s sole discretion. For the years ended December 31, 2019 and 2018, the Company incurred acquisition fees of $2.0 million, composed of a base acquisition fee of $780,000 and a contingent acquisition fee of $1.2 million, and $0, respectively, payable to Advisor, which are recorded in the accompanying consolidated statements of operations.

Reimbursement of Acquisition Expenses

The Advisor may also be reimbursed by the Company for actual expenses related to the evaluation, selection and acquisition of real estate investments, regardless of whether the Company actually acquires the related assets. The Company did not reimburse the Advisor for any acquisition expenses during the years ended December 31, 2019 and 2018.

Financing Coordination Fee

The Advisor also receives financing coordination fees of 1% of the amount available under any loan or line of credit made available to the Company and 0.75% of the amount available or outstanding under any refinanced loan or line of credit. The Advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for the Company. For the years ended December 31, 2019 and 2018, the Company incurred financing coordination fees of $478,000 and $0, respectively, payable to Advisor.

Property Management Fee

The Company pays Moody National Hospitality Management, LLC (“Property Manager”) a monthly hotel management fee equal to 4.0% of the monthly gross operating revenues from the properties managed by Property Manager for services it provides in connection with operating and managing properties. The hotel management agreements between the Company and the Property Manager generally have initial terms of ten years. Property Manager may pay some or all of the compensation it receives from the Company to a third-party property manager for management or leasing services. In the event that the Company contracts directly with a non-affiliated third-party property manager, the Company will pay Property Manager a market-based oversight fee. The Company will reimburse the costs and expenses incurred by Property Manager on the Company’s behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, but the Company will not reimburse Property Manager for general overhead costs or personnel costs other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of the properties.  For the years ended December 31, 2019 and 2018, the Company paid the Property Manager property management fees of $3.4 million and $3.2 million, and accounting fees of $438,000 and $420,000, respectively, which are included in hotel operating expenses in the accompanying consolidated statements of operations.

The Company pays an annual incentive fee to Property Manager. Such annual incentive fee is equal to 15% of the amount by which the operating profit from the properties managed by Property Manager for such fiscal year (or partial fiscal year) exceeds 8.5% of the total investment of such properties. Property Manager may pay some or all of this annual incentive fee to third-party sub-property managers for management services. For purposes of this annual incentive fee, “total investment” means the sum of (i) the price paid to acquire a property, including closing costs, conversion costs, and transaction costs; (ii) additional invested capital and (iii) any other costs paid in connection with the acquisition of the property, whether incurred pre- or post-acquisition. As of December 31, 2019, the Company had not paid any annual incentive fees to Property Manager.

Asset Management Fee

The Company will pay Advisor a monthly asset management fee of one-twelfth of 1.0% of the cost of investment of all real estate investments the Company acquires. For the years ended December 31, 2019 and 2018, the Company incurred asset management fees of $4.5 million and $4.2 million, respectively, payable to the Advisor, which are recorded in corporate general and administrative expenses in the accompanying consolidated statements of operations.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

Disposition Fee

The Company also pays the Advisor or its affiliates a disposition fee (subject to a limitation if the property was previously owned by Moody I discussed below) in an amount of up to one-half of the brokerage commission paid on the sale of an asset, but in no event greater than 3% of the contract sales price of each property or other investment sold; provided, however, in no event may the aggregate disposition fees paid to the Advisor and any real estate commissions paid to unaffiliated third parties exceed 6% of the contract sales price. During the first year following the consummation of the Mergers, if the Company sold a property that was previously owned by Moody I, then any disposition fee to which the Advisor would be entitled under the Advisory Agreement would have been reduced by an amount equal to the portion of the Moody I Advisor Payment attributable to such property. As of December 31, 2019, the Company had not incurred any disposition fees payable to the Advisor.

Operating Expense Reimbursement

The Company will reimburse the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s aggregate operating expenses (including the asset management fee payable to the Advisor) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of the Company’s average invested assets, or (2) 25% of the Company’s net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period (the “2%/25% Limitation”). Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of the 2%/25% Limitation if a majority of the Company’s independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended December 31, 2019, total operating expenses of the Company were $6.4 million, which included $5.1 million in operating expenses incurred directly by the Company and $1.3 million incurred by the Advisor on behalf of the Company. Of the $6.4 million in total operating expenses incurred during the four fiscal quarters ended December 31, 2019, $0 exceeded the 2%/25% Limitation. The Company reimbursed the Advisor $1.3 million during the four fiscal quarters ended December 31, 2019. As of December 31, 2019, the Company had $106,000 due from the Advisor for operating expense reimbursement.

8.	Incentive Award Plan

The Company has adopted an incentive plan (the “Incentive Award Plan”) that provides for the grant of equity awards to its employees, directors and consultants and those of the Company’s affiliates. The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards or cash-based awards. Shares of common stock will be authorized and reserved for issuance under the Incentive Award Plan. The Company has also adopted an independent directors compensation plan (the “Independent Directors Compensation Plan”) pursuant to which each of the Company’s independent directors was entitled, subject to the Independent Directors Compensation Plan’s conditions and restrictions, to receive an initial grant of 5,000 shares of restricted stock when the Company raised the minimum offering amount of $2,000,000 in the Offering. Each new independent director who subsequently joins the Company’s board of directors will receive a grant of 5,000 shares of restricted stock upon his or her election to the Company’s board of directors. In addition, on the date of each of the first four annual meetings of the Company’s stockholders at which an independent director is re-elected to the Company’s board of directors, he or she will receive an additional grant of 2,500 shares of restricted stock. Subject to certain conditions, the non-vested shares of restricted stock granted pursuant to the Independent Directors Compensation Plan will vest and become non-forfeitable in four equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability or (2) a change in control of the Company. As of December 31, 2019, there were 1,955,000 common shares remaining available for future issuance under the Incentive Award Plan and the Independent Directors Compensation Plan.

The Company recorded compensation expense related to such shares of restricted stock of $235,000 and $361,000 for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, there were 7,500 non-vested shares of restricted common stock granted pursuant to the Independent Directors Compensation Plan. The remaining unrecognized compensation expense associated with those 7,500 non-vested shares of $129,000 will be recognized during the first, second and third quarters of 2019.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

The following is a summary of activity under the Independent Directors Compensation Plan for the years ended December 31, 2019 and 2018:

	Number of Shares	Weighted Average Grant Date Fair Value
Balance of non-vested shares as of December 31, 2017	11,250	$27.82
Shares granted on August 13, 2018	10,000	$23.19
Shares vested	(13,750)	$26.98

Balance of non-vested shares as of December 31, 2018	7,500	$23.19
Shares granted on August 5, 2019	10,000	$23.32
Shares vested	(10,000)	$23.22
Balance of non-vested shares as of December 31, 2019	7,500	$23.32

9.	Subordinated Participation Interest

Pursuant to the limited partnership agreement for the OP, Moody LPOP II, the holder of the Special Limited Partnership Interests, is entitled to receive distributions equal to 15.0% of the OP’s net cash flows, whether from continuing operations, the repayment of loans, the disposition of assets or otherwise, but only after the Company’s stockholders (and current and future limited partnership interest holders of the OP other than the former limited partners of Moody I OP) have received, in the aggregate, cumulative distributions equal to their total invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such aggregated invested capital. Former limited partners of Moody I OP must have received a cumulative annual return of 8.0%, which is equal to the same return to which such holders were entitled before distributions to the special limited partner of Moody I OP could have been paid under the limited partnership agreement of Moody I OP. In addition, Moody LPOP II is entitled to a separate payment if it redeems its Special Limited Partnership Interests. The Special Limited Partnership Interests may be redeemed upon: (1) the listing of the Company’s common stock on a national securities exchange or (2) the occurrence of certain events that result in the termination or non-renewal of the Advisory Agreement, in each case for an amount that Moody LPOP II would have been entitled to receive had the OP disposed of all of its assets at the enterprise valuation as of the date of the event triggering the redemption.

10.	Commitments and Contingencies

Restricted Cash

Under certain management and debt agreements existing at December 31, 2019, the Company escrows payments required for property improvement plans, real estate taxes, replacement of hotel furniture and fixtures, debt service and rent holdback. The composition of the Company’s restricted cash as of December 31, 2019 and 2018 are as follows (in thousands):

	December 31,
	2019	2018
Property improvement plan	$190	$1,239
Real estate taxes	3,040	2,894
Insurance	235	231
Hotel furniture and fixtures	3,283	4,178
Debt service	939	764
Seasonality	888	883
Rent holdback	15	15
Immediate repairs	55	—
Total restricted cash	$8,645	$10,204

Franchise Agreements

As of December 31, 2019, all of the Company’s hotel properties, including those acquired as part of the Moody I Portfolio, are operated under franchise agreements with initial terms ranging from 10 to 20 years. The franchise agreements allow the properties to operate under the franchisor’s brand. Pursuant to the franchise agreements, the Company pays a royalty fee generally between 3.0% and 6.0% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs that amount to between 1.5% and 4.3% of room revenue. The Company incurred franchise fee expense of approximately $7.4 million and $6.6 million for the years ended December 31, 2019 and 2018, respectively, which amounts are included in hotel operating expenses in the accompanying consolidated statements of operations.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

11.	Income Taxes

The Company has formed a TRS that is treated as a C-corporation for federal income tax purposes and uses the asset and liability method of accounting for income taxes. Tax return positions are recognized in the consolidated financial statements when they are “more-likely-than-not” to be sustained upon examination by the taxing authority. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future periods. A valuation allowance may be placed on deferred income tax assets, if it is determined that it is more likely than not that a deferred tax asset may not be realized.

As of December 31, 2019, the Company had operating loss carry-forwards of $6.0 million.

The Company had deferred tax assets of $2.3 million as of December 31, 2019 and 2018, net of a valuation allowance of $3.3 million and $1.2 million as of December 31, 2019 and 2018, respectively, related to net operating loss carry forwards of the TRS which are included in prepaid expenses and other assets on the consolidated balance sheets. As of December 31, 2019, the TRS had a net operating loss carry-forward of $26.7 million, of which $7.3 million was transferred from Moody I’s taxable REIT subsidiaries when they were merged into the Company’s TRS on the date of the closing of the Mergers.

The income tax expense (benefit) for the years ended December 31, 2019 and 2018 consisted of the following (in thousands):

	Years ended December 31,
	2019	2018
Current expense	$183	$158
Deferred benefit	(2,112)	(1,194)
Valuation provision for deferred benefit	2,112	1,194
Total expense, net	$183	$158

Federal	$(2,112)	$(1,194)
Valuation provision for federal taxes	2,112	1,194
State	183	158
Total tax expense	$183	$158

The reconciliation of income tax expense (benefit) to the expected amount computed by applying federal statutory rate to income before income taxes is as follows:

	Years ended December 31,
	2019	2018
Expected federal tax benefit at statutory rate	$(2,676)	$(1,998)
Tax impact of REIT election	2,859	2,156
Income tax expense (benefit)	$183	$158

On December 31, 2019, the Company had net deferred tax assets of $2.3 million primarily due to past years’ federal and state tax operating losses of the TRS. These loss carryforwards will generally expire in 2033 through 2038 if not utilized by then. The Company analyzes state loss carryforwards on a state by state basis and records a valuation allowance when management deems it more likely than not that future results will not generate sufficient taxable income in the respective state to realize the deferred tax asset prior to the expiration of the loss carryforwards. Management believes that it is more likely than not that the results of future operations of the TRS will generate sufficient taxable income to realize the deferred tax assets, in excess of the valuation allowance, related to federal and state loss carryforwards prior to the expiration of the loss carryforwards and has determined that no valuation allowance is necessary. From time to time, the Company may be subjected to federal, state or local tax audits in the normal course of business.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

12.	Subsequent Events

Distributions Declared

On December 31, 2019, the Company declared a distribution in the aggregate amount of $2.0 million, of which $1.5 million was paid in cash on January 15, 2020 and $500,000 was paid pursuant to the DRP in the form of additional shares of the Company’s common stock.  On January 31, 2020, the Company declared a distribution in the aggregate amount of $2.0 million, of which $1.5 million was paid in cash on February 15, 2020 and $500,000 was paid pursuant to the DRP in the form of additional shares of the Company’s common stock. On February 29, 2020, the Company declared a distribution in the aggregate amount of $1.9 million of which $1.4 million was paid in cash on March 15, 2020 and $500,000 was paid pursuant to the DRP in the form of additional shares of the Company’s common stock.

Suspension of Public Offering

On March 24, 2020, the Company’s board of directors determined to suspend the sale of shares of the Company’s common stock in the Company’s public offering, effective as of March 25, 2020.

Suspension of Distributions

On March 24, 2020, the Company’s board of directors determined to suspend the payment of all distributions to the Company’s stockholders, effective immediately.

Suspension of Distribution Reinvestment Plan

On March 24, 2020, in light of its determination to suspend the payment of all distributions, the Company’s board of directors also determined to suspend the operation of the DRP, effective as of April 6, 2020.

Suspension of Share Repurchase Program

On March 24, 2020, the Company’s board of directors determined to suspend the operation of the Company’s share repurchase program, effective as of April 6, 2020.

Payment by Advisor to Holders of Class I Shares

On January 17, 2020, the Advisor agreed to make a one-time cash payment to holders of the Company’s Class I shares acquired subsequent to January 16, 2018 (the date that the Contingent Advisor Payment first became payable) in an amount designed to compensate the holders of such Class I shares for the amount of the Contingent Advisor Payments attributable to such Class I shares (“Class I payment”).  The Class I payment will be made by the Advisor prior to or upon the Company’s liquidation and dissolution or other liquidity event, provided that the specific timing of the Class I payment will be in the Advisor’s sole discretion.

MOODY NATIONAL REIT II, INC.
SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2019
(in thousands)

				Initial Cost to Company					Total Cost
Description	Location	Ownership Percent	Encumbrances	Land	Building, Improvements, and FF&E	Total		Cost Capitalized Subsequent to Acquisition	Land	Building, Improvements and FF&E	Total (1)	Accumulated Depreciation and Amortization	Original Date of Construction	Date Acquired
Residence Inn Austin	Austin, Texas	100.0%	$16,300	$4,310	$23,190	$27,500	(2)	$161	$4,310	$23,351	$27,661	$2,996	2014	October 15, 2015
Springhill Suites Seattle	Seattle, Washington	100.0%	44,165	14,040	60,060	74,100		8,334	14,040	68,394	82,434	6,476	2001	May 24, 2016
Homewood Suites Woodlands	The Woodlands, Texas	100.0%	8,915	2,828	14,528	17,356		340	2,828	14,868	17,696	1,226	2001	September 27, 2017
Hyatt Place Germantown	Germantown, Tennessee	100.0%	6,865	1,874	14,200	16,074		648	1,874	14,848	16,722	1,191	2009	September 27, 2017
Hyatt Place North Charleston	North Charleston, South Carolina	100.0%	7,019	783	13,023	13,806		615	783	13,638	14,421	1,092	2009	September 27, 2017
Hampton Inn Austin	Austin, Texas	100.0%	10,493	4,329	14,999	19,328		293	4,329	15,292	19,621	1,427	1997	September 27, 2017
Residence Inn Grapevine	Grapevine, Texas	100.0%	12,114	2,028	23,217	25,245		568	2,028	23,785	25,813	1,913	2007	September 27, 2017
Marriott Courtyard Lyndhurst	Lyndhurst, New Jersey	(3)	18,934	2,663	36,884	39,547		369	2,663	37,253	39,916	2,988	1990	September 27, 2017
Hilton Garden Inn Austin	Austin, Texas	100.0%	18,080	9,058	20,230	29,288		526	9,058	20,756	29,814	1,945	2002	September 27, 2017
Hampton Inn Great Valley	Frazer, Pennsylvania	100.0%	7,861	1,730	13,555	15,285		1,732	1,730	15,287	17,017	1,570	1998	September 27, 2017
Embassy Suites Nashville	Nashville, Tennessee	100.0%	41,250	14,805	67,402	82,207		4,160	14,805	71,562	86,367	5,532	2001	September 27, 2017
Homewood Suites Austin	Austin, Texas	100.0%	10,602	4,218	14,617	18,835		792	4,218	15,409	19,627	1,461	1998	September 27, 2017
TownPlace Suites Fort Worth	Fort Worth, Texas	(3)	5,979	4,240	7,002	11,242		71	4,240	7,073	11,313	719	1998	September 27, 2017
Hampton Inn Houston	Houston, Texas	100.0%	4,366	3,550	6,408	9,958		3,340	3,550	9,748	13,298	1,137	1995	September 27, 2017
Residence Inn Houston Medical Center	Houston, Texas	100.0%	31,847	6,480	45,520	52,000		17	6,480	45,537	52,017	1,039	2019	April 29, 2019

	Total		$244,790	$76,936	$374,835	$451,771		$21,966	$76,936	$396,801	$473,737	$32,712

(1)	The aggregate cost of real estate for federal income tax purposes was $429 million as of December 31, 2019.
(2)	Includes gain on acquisition of hotel property of $2.0 million.
(3)	100% of the Class B membership interests of a joint venture.

MOODY NATIONAL REIT II, INC.
SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION (CONTINUED)
DECEMBER 31, 2019

	2019	2018
Real estate:
Balance at the beginning of the year	$411,768	$403,180
Acquisitions	52,000	—
Improvements and additions	9,969	8,588
Dispositions	—	—
Balance at the end of the year	$473,737	$411,768

Accumulated depreciation:
Balance at the beginning of the year	$18,628	$6,545
Depreciation	14,084	12,083
Dispositions	—	—
Balance at the end of the year	$32,712	$18,628